As filed with the Securities and Exchange Commission on October 3, 2001
                                                      Registration No. 333-56198


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            AMENDMENT #3 TO FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       NATIONAL PAINTBALL SUPPLY CO., INC.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

  SOUTH CAROLINA                         5990                     57-0824914
------------------------             -------------           -------------------
(State or other jurisdiction    Primary Standard Industrial   (I.R.S. Employer
of incorporation or             Classification Code Number   Identification No.)
organization
                                 155 VERDIN ROAD
                        GREENVILLE, SOUTH CAROLINA 29607
                                 (864) 458-7221
       (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices
                         WILLIAM R. FAIRBANKS, PRESIDENT
                       NATIONAL PAINTBALL SUPPLY CO., INC.
                                 155 VERDIN ROAD
                        GREENVILLE, SOUTH CAROLINA 29607
                                 (864) 458-7221
                                 --------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
      William P. Crawford, Jr., Esq.               Gregg R. Mulholland
      Wyche, Burgess, Freeman & Parham, P.A.       American Inflatables, Inc.
      Post Office Box 728                          947 Newhall Street
      Greenville, SC  29602-0728                   Costa Mesa, CA 92627
      (864) 242-8200 (telephone)                   (888) 904-9949 (telephone)
      (864) 235-8900 (facsimile)                   (949) 515-9765 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being Registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

                         CALCULATION OF REGISTRARON FEE
                                                          Proposed Maximum        Proposed Maximum           Amount
Title of Each Class                   Amount to           Offering Price          Aggregate                  of Registration
of Securities to be Registered        be Registered       Per Unit (1)            Offering Price (1)         Fee (1)
------------------------------        -------------       ------------            ------------------         -------
Common Stock                          1,677, 275          $4.69                   $6,291,466                 $1,572.87 (2)
(par value $0.001 per share)

(1) Calculated pursuant to Rule 457(f). Pursuant to Rule 457(f)(1), the Proposed Maximum Aggregate Offering Price has been determined based upon $.625, which is the average of the bid and asked price as of February 21, 2001. (2) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           PROXY STATEMENT/PROSPECTUS


                       NATIONAL PAINTBALL SUPPLY CO., INC.
                 PROSPECTUS FOR 1,677,275 SHARES OF COMMON STOCK

                           AMERICAN INFLATABLES, INC.
               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS


         National  Paintball  Supply  Co.,  Inc.   is   providing   this   proxy
statement/prospectus with respect to its proposed acquisition of American Inflatables, Inc.

         If the acquisition is consummated, Inflatables will become a wholly owned subsidiary of Paintball. In the acquisition, each share of Inflatables common stock will be converted into .1667 shares of Paintball common stock. Accordingly, upon consummation of the acquisition, all Inflatables shareholders will become shareholders of Paintball (except for those exercising dissenter's rights), and will hold approximately 22% of the outstanding common stock of Paintball.

         The acquisition must be approved by the holders of at least a majority of the issued and outstanding shares of Inflatables common stock. A special meeting of shareholders of Inflatables is being held on November 5, 2001 in order to provide the shareholders with an opportunity to vote on the proposed acquisition. More specific information regarding the special meeting is included in this document. Completion of the acquisition is also subject to compliance with certain other conditions.

         Inflatables shareholders who wish to exercise dissenters' rights with respect to this acquisition may do so by following the procedure set forth herein. If such procedure is followed, such shareholders will receive cash upon the surrender of the Inflatables stock, instead of receiving Paintball common stock. The exact terms of the acquisition are set forth in the reorganization agreement attached hereto as Annex A. A discussion and description of these terms are set forth below in this proxy statement/prospectus. See "THE PROPOSED TRANSACTION" below.

         THE INFLATABLES BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED ACQUISITION.

         SEE "RISK FACTORS" ON PAGE 7 FOR CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER OR NOT TO APPROVE THE PROPOSED ACQUISITION.

         Paintball common stock has not been traded historically and is currently held of record by three persons. There is no market from which one can derive a value. Inflatables common stock is quoted on the Over-the-Counter Bulletin Board under the market symbol "BLMP." Inflatables common stock has experienced very limited trading. However, you should obtain current market quotations for Inflatables to the extent available.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE PAINTBALL COMMON STOCK TO BE ISSUED IN THE ACQUISITION, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this proxy statement/prospectus is October 5, 2001.

                           AMERICAN INFLATABLES, INC.
                               947 Newhall Street
                          Costa Mesa, California 92627
                                 (888) 904-9949

                  ---------------------------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER [15], 2001
                  ---------------------------------------------



                TO THE SHAREHOLDERS OF AMERICAN INFLATABLES, INC.


         NOTICE IS HEREBY GIVEN that a special meeting of Shareholders of American Inflatables, Inc., a Delaware corporation, will be held at 5:00 p.m., local time, on Monday, November 5, 2001 at the Red Lion Inn, 2531 Bristol Avenue, Costa Mesa, California 32801, for the following purposes, as more fully described in the accompanying proxy statement/prospectus.


1. To consider and vote upon a proposal to authorize, adopt and approve a reorganization agreement between National Paintball Supply Co., Inc. and American Inflatables, Inc. A copy of the reorganization agreement is attached as Annex A to the accompanying proxy statement/prospectus.

2. To grant discretionary authority to vote to adjourn the meeting for the purpose of soliciting additional votes if such is desirable.

3. To transact such other business as may properly come before the special meeting and at any adjournment or postponement thereof.


         Only shareholders of record at the close of business on October 1, 2001 are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. A shareholder who either (i) votes against the approval of the reorganization agreement or (ii) gives written notice to American Inflatables, Inc., at or prior to the special meeting, that he or she dissents from the Agreement, will be entitled to payment in cash of the value of the shares held by such shareholder. A copy of the dissenters' rights provisions is attached to the enclosed proxy statement/prospectus as Annex C.


                                     By Order of the Board of Directors
                                     of American Inflatables, Inc.





                                     Gregg R. Mulholland
                                     Chief Executive Officer
Costa Mesa, California
October 5, 2001


PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                                TABLE OF CONTENTS

Questions And Answers About The Transaction                                                                             5
Summary                                                                                                                 5
Risk Factors                                                                                                            9
Information Concerning The Special Meeting                                                                             17
The Proposed Transaction                                                                                               19
Pro Forma Combined Condensed Financial Information                                                                     30
Information About Paintball                                                                                            34
Information About Inflatables, Inc.                                                                                    43
Comparative Rights Of Shareholders                                                                                     53
Paintball Capital Stock                                                                                                63
Legal Matters                                                                                                          64
Experts                                                                                                                64
Other Matters                                                                                                          65
Additional Information Available Through The Sec                                                                       65
Disclosure Regarding Forward-Looking Statements                                                                        65
Resale Matters; Source Of Information; Certain Other Matters                                                           66
INDEX TO FINANCIAL STATEMENTS                                                                                          F-1
ANNEXES
         REORGANIZATION AGREEMENT                                                                                  ANNEX A
         DISSENTERS' RIGHTS STATUTE                                                                                ANNEX B








                                     SUMMARY

This summary highlights certain information contained elsewhere in this document. This summary may not contain all of the information that is important to a complete understanding of this transaction. To understand the proposed transaction more fully, please refer to the more detailed information contained elsewhere in this document, including the documents attached as annexes and the documents referenced herein. Note, in particular, that a copy of the reorganization agreement (excluding the schedules attached thereto) is attached hereto as Annex A.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION


Q:   Why do Inflatables and Paintball want to merge?

A: Inflatables believes that shareholder value will be maximized and that its customers will benefit from an affiliation with Paintball.


Q:   How will I benefit?

A: The Inflatables Board of Directors believes that Paintball is offering a fair price for your shares and that you will benefit by becoming a shareholder of a company with superior growth potential. The Inflatables Board also believes that you will benefit from the opportunity to hold stock in a larger, better-capitalized company.


Q:   What will I receive for my Inflatables shares?

A: You will receive .1667 shares of Paintball common stock for each share of Inflatables common stock that you currently own. Paintball common stock is not traded on any exchange, nor quoted on any automated quotation system. Its stock has not been traded historically. Paintball has agreed to cause its shares to be quoted on the Over-the-Counter Bulletin Board; however, no assurance can be given that a liquid market will develop.


Q:   When do you expect the transaction to be completed?


A: We plan to complete the transaction as soon as possible after the special meeting, assuming the required shareholder approval is obtained. We expect the transaction to be completed in November 2001.



Q:   When and where will the special meeting take place?


A: The special meeting will be held on Monday, November 15, 2001, at 5:00 p.m., local time, at the Red Lion Inn, 2531 Bristol Avenue, Costa Mesa, California.



Q:   What do I need to do now?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible.

Q:   How will my shares be voted if I return a blank proxy card?

A: If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the transaction.


Q:   What will be the effect if I do not vote?

A: If you do not return your proxy card, your shares will not be voted in favor of the transaction.


Q:   Can I vote my shares in person?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.


Q:   Can I revoke my proxy and change my mind?


A: Yes. You may take back your proxy until its exercise at the special meeting by following the directions on page [17 and 18] of this document. Then you can either change your vote or attend the special meeting and vote in person.



Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me? (Shares held in "street name" are those owned by a shareholder but reflected on the records of the company as being owned by a broker or some other nominee name.)

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.


Q:   Should I send in my stock certificates now?

A:   No.  After  the  transaction  is  completed,   we  will  send  you  written
     instructions for exchanging your stock certificates.


Q:   Who can answer my questions about the transaction?

A: If you have more questions about the transaction, please call Gregg R. Mulholland, Chairman, President and Chief Executive Officer at Inflatables, at 888-904-9949.

PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS


         This proxy statement/prospectus is being sent to the Inflatables shareholders in order to provide information concerning the proposed acquisition of Inflatables by Paintball. This proxy statement/prospectus is first being mailed to Inflatables shareholders on or about October 5, 2001.



PRINCIPAL PARTIES TO THE TRANSACTION

         There are two principal parties to this transaction: Paintball and Inflatables.

         PAINTBALL. Paintball is headquartered in Greenville, South Carolina, and manufacturers, distributes and markets paintball-related products. It was organized in 1989. At June 30, 2001, it had total assets of $6.7 million. For the six months ended June 30, 2001, it had total revenues of $12.8 million. Its principal executive offices are located at 155 Verdin Road, Greenville, South Carolina 29607, and its telephone number is (864) 458-7221. See "INFORMATION ABOUT PAINTBALL."

         INFLATABLES. Inflatables is headquartered in Costa Mesa, California and manufactures and markets alternative advertising products such as inflatables, blimps and other custom inflatable products. At June 30, 2001, Inflatables had total assets of $229,200. For the six months ended June 30, 2001, it had total revenues of $902,400. Its principal executive offices are located at 947 Newhall Street, Costa Mesa, California 92627, and its telephone number is (888) 904-9949. See "INFORMATION ABOUT AMERICAN INFLATABLES."

BASIC TERMS OF THE TRANSACTION

         Assuming the acquisition is consummated, Inflatables stockholders will receive .1667 shares of Paintball common stock for each share of Inflatables common stock held by them. Paintball common stock is not traded and is currently held of record by three persons. The exchange ratio resulted from the
negotiations   between  the  respective   management   teams  of  Paintball  and
Inflatables.

         The complete terms of the acquisition are set forth in the reorganization agreement attached hereto as Annex A. A discussion and description of these terms are set forth below in this proxy statement/prospectus. See "THE PROPOSED TRANSACTION" below.

SHAREHOLDER VOTE REQUIRED AND RECORD DATE


         Only Inflatables shareholders of record at the close of business on October 1, 2001 ("Record Date") will be entitled to vote at the special meeting. The proposed acquisition must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Inflatables common stock. As of the Record Date, there were [8,746,346] shares of Inflatables common stock entitled to vote. As of the date hereof, the directors and executive officers of Inflatables and their affiliates beneficially owned 4,028,984 shares, or approximately 46% of Inflatables common stock. Inflatables anticipates that substantially all of such shares will be voted for the approval of the reorganization agreement. Upon consummation of the proposed acquisition, the directors and executive officers of Inflatables and their affiliates will beneficially own 671,632 shares of Paintball common stock, or approximately 8.8% of the outstanding shares of Paintball common stock.


RECOMMENDATION OF INFLATABLES' BOARD OF DIRECTORS.

         THE BOARD OF DIRECTORS OF INFLATABLES HAS APPROVED THE PROPOSED ACQUISITION AND BELIEVES IT TO BE IN THE BEST INTERESTS OF INFLATABLES AND ITS SHAREHOLDERS. ACCORDINGLY, IT RECOMMENDS THAT INFLATABLES' SHAREHOLDERS VOTE FOR

THE PROPOSED ACQUISITION. SEE "THE PROPOSED TRANSACTION - RECOMMENDATION OF THE INFLATABLES BOARD OF DIRECTORS."

RIGHTS OF DISSENTING SHAREHOLDERS.

         Shareholders of Inflatables who comply with the statutory procedures relating to dissenters rights (including voting against the reorganization agreement or giving notice of dissent prior to the special meeting) will be entitled to receive cash payment of the value of their shares in lieu of receiving Paintball common stock. Failure to comply strictly with the statutory procedures will result in the forfeiture of such rights. It is a condition to consummation of the acquisition that dissenters' rights not have been perfected with respect to more than 5% of Inflatables' outstanding shares of common stock. See "THE PROPOSED TRANSACTION - Rights of Dissenting Shareholders of Inflatables."

DIFFERENCES IN SHAREHOLDERS' RIGHTS AFTER THE ACQUISITION

         Upon consummation of the acquisition, the former Inflatables shareholders will become shareholders of Paintball, and their rights as shareholders will be determined by Paintball's Articles of Incorporation and Bylaws. The rights of shareholders of Paintball differ from the rights of shareholders of Inflatables in several important respects, including, among other things, with respect to required shareholder votes on certain matters and the existence of certain anti-takeover provisions. In addition, Paintball is a South Carolina corporation instead of a Delaware corporation (like Inflatables). See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

CONDITIONS TO THE CONSUMMATION OF THE ACQUISITION

         Consummation  of  the  proposed   acquisition  is  subject  to  various
conditions, including (among other things):

     o    receipt of the necessary shareholder approval of Inflatables;

     o all representations of the parties being materially accurate at closing;

     o the receipt by each party of acceptable corporate legal opinions from the other party's counsel (covering matters such as due authorization and enforceability) and the receipt by Inflatables of an opinion from Paintball's counsel to the effect that the merger will qualify as a "tax-free reorganization" under the Internal Revenue Code;

     o    the execution of an employment  agreement  between Paintball and Gregg
          R. Mulholland;

     o that the holders of 5% or more of the Inflatables common stock not dissent to the acquisition;

     o that at closing, (i) Inflatables' total debt excluding trade payables incurred in the ordinary course of business shall not exceed $340,000, and (ii) its trade payables incurred in the ordinary course of business shall not exceed $100,000.

          Paintball and Inflatables may waive certain of the conditions to their respective obligations to consummate the acquisition, other than conditions required by law. See "THE PROPOSED TRANSACTION - Conditions to Consummation of the Acquisition."

CIRCUMSTANCES UNDER WHICH THE TRANSACTION MAY BE TERMINATED

         The parties' obligation to pursue the transaction may be terminated at any time prior to the closing date:

     (1)  by mutual consent of the parties;

     (2) by either Paintball or Inflatables, (a) if a permanent injunction or other order has been issued by a court or regulatory body which prevents the consummation of the transactions contemplated herein, or
          (b) if the Inflatables shareholder approval is not received at the special meeting;

     (3) by either Paintball or Inflatables if the other party has breached the reorganization agreement and such breach constitutes a "material adverse event" (as defined in the reorganization agreement);

     (4) by either Paintball or Inflatables in the event that closing has not occurred by November 30, 2001.

FEDERAL INCOME TAX CONSEQUENCES TO INFLATABLES SHAREHOLDERS

         Inflatables is not required to complete the merger unless it receives a legal opinion that the merger will be treated as a "reorganization" for federal income tax purposes. However, the parties expect that for United States federal income tax purposes, the conversion of shares of Inflatables common stock into shares of Paintball common stock will be "tax-free" to Inflatables' shareholders.

         This tax treatment may not apply to some Inflatables shareholders. Determining the actual tax consequences of the merger to a particular shareholder may be complex. They will depend on specific situations and on factors not within Inflatables' or Paintball's control.

         Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each Inflatables shareholder consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the acquisition. See "THE PROPOSED TRANSACTION - Federal Income Tax Consequences."


INTERESTS OF CERTAIN AFFILIATES OF INFLATABLES IN THE TRANSACTION


         Gregg R. Mulholland (an officer of Inflatables) is expected to enter into a two year employment contract with Paintball after closing. The terms of this contract are attached as Exhibit A to the reorganization agreement attached hereto as Annex A. Mr. Mulholland has also agreed to indemnify Inflatables post-merger under certain circumstances for aproximately $330,000 principal amount of notes payable by Inflatables. See "THE PROPOSED TRANSACTION - Interests of Certain Persons in the Acquisition."



RESTRICTIONS ON RESALES BY INFLATABLES AFFILIATES

         Inflatables has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of Inflatables to deliver written agreements to Paintball that they will not dispose of any shares of Paintball common stock received upon consummation of the merger except in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE PROPOSED TRANSACTION - Restrictions on Resales by Affiliates."


ACCOUNTING TREATMENT OF THE TRANSACTION

         The acquisition is expected to be accounted for as a "purchase" of Inflatables by Paintball under generally accepted accounting principles. See "THE PROPOSED TRANSACTION - Accounting Treatment."

MARKET PRICES AND DIVIDENDS OF PAINTBALL AND INFLATABLES STOCK

         Paintball common stock has not been traded historically, and is currently held of record by three persons. In connection with the merger, Paintball has agreed to cause its common stock to be quoted on the
Over-the-Counter Bulletin Board; however, no assurance may be given that a liquid market will develop. Paintball does not expect to pay dividends in the future. The declaration and payment of dividends on Paintball common stock is subject to legal restrictions and further depends upon business conditions, operating results and the Paintball Board of Directors' consideration of other relevant factors.

         Inflatables common stock is quoted on the Over-the-Counter Bulletin Board. Inflatables has not paid any cash dividends. See "COMPARATIVE RIGHTS OF SHAREHOLDERS - Dividends."

        The last reported sales prices for Inflatables common stock on October 24, 2000 (the last trading day prior to the public announcement of the proposed acquisition) was $.6875. The last reported sale prices for Inflatables common stock on October 1, 2001 was $_____. Equivalent values based on the consideration to be received in the Merger cannot be calculated because Paintball has had no trading in its shares.

                                  RISK FACTORS


         THE ACQUISITION OF INFLATABLES WILL REPRESENT PAINTBALL'S LARGEST ACQUISITION TO DATE, AND IT MAY HAVE DIFFICULTY ASSIMILATING IT.

          The acquisition of Inflatables will represent Paintball's largest acquisition to date. It may have difficulty assimilating it. Problems encountered by Paintball in assimilating Inflatables and its operations could have a material adverse effect on Paintball, its operations and earnings. These could include, among others, problems related to the conversion of Inflatables' data processing systems to Paintball's, and an inability of management to have a seamless transition. This could result because the businesses of Paintball and Inflatables are fundamentally different, and it will be incumbent on management to work together and blend these divergent operations into a single operating company.


         PAINTBALL IS HEAVILY DEPENDENT UPON ITS CEO AND THE LOSS OF THIS INDIVIDUAL WOULD HAVE A MATERIAL ADVERSE AFFECT ON PAINTBALL.


         Paintball is dependent upon the services of William R. Fairbanks, Jr., its Chief Executive Officer. The loss of the services of Mr. Fairbanks would have an adverse effect on Paintball. No assurance can be given that a replacement for Mr. Fairbanks could be employed if his services were no longer available. Paintball maintains key employee insurance on William R. Fairbanks, Jr., Paintball's Chief Executive Officer. Mr. Fairbanks is a professional racecar driver, and as a result of such activity, has an increased risk of serious injury or death.



         PAINTBALL  IS  IN  A  VERY  COMPETITIVE  AND  EVOLVING  INDUSTRY,   AND
COMPETITORS, IF SUCCESSFUL, COULD HARM PAINTBALL'S BUSINESS OPERATIONS.

         The paintball industry is very competitive. Certain of the Paintball's competitors are significantly larger and have significantly greater resources than Paintball. Competitors include public companies, as well as smaller operations. Paintball estimates that there may be as many as 100 competitors that compete in one manner or another against Paintball. This situation causes a very competitive pricing environment, which can hurt Paintball's operating margins. Competitors can also introduce new and different products, thereby causing Paintball's inventory costs to increase in order to remain competitive and provide the wide array of products that it has provided to date.


         THERE IS A SIGNIFICANT CONCENTRATION OF VOTING CONTROL IN PAINTBALL'S EXISTING MANAGEMENT AND SUCH PERSONS WILL CONTROL PAINTBALL AFTER THE OFFERING.

         After completion of the Offering, Paintball's Board of Directors and executive officers (three persons) will beneficially own or otherwise control an aggregate of approximately 78% of the outstanding Paintball common stock. They will control Paintball.


         PAINTBALL'S COMMON STOCK HAS NOT BEEN TRADED ON ANY ESTABLISHED MARKET. NO SUCH MARKET MAY DEVELOP. A LACK OF LIQUIDITY COULD HARM ITS STOCK PRICE.

         Paintball's common stock has never been traded. Paintball has agreed to cause its common stock to be quoted on the Over-the-Counter Bulletin Board;
however, no assurance may be given that a liquid market will develop. If its stock does not have a liquid market, its value may be adversely affected. An illiquid market also typically results in significant volatility in the market price of the stock.

       PAINTBALL WILL NEED TO OBTAIN CAPITAL TO EXPAND ITS BUSINESS AND IF IT DOES NOT OBTAIN THIS CAPITAL, ITS EXPANSION PLANS WILL NOT BE REALIZED.

       One of Paintball's objectives is to build its business through acquisitions of related companies. Although it has no specific acquisition targets or objectives, it will, nevertheless, need to obtain external capital (in a currently-undetermined amount) to expand its business in this manner. At this point, it has not secured such funding, and there can be no assurance that it can do so. If it does not raise this capital, its expansion plans will not be realized.

SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Paintball and American Inflatables. This information is derived from the historical financial statements of Paintball and American Inflatables, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus, the documents that accompany this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data are presented using the purchase method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Paintball and American Inflatables is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED FINANCIAL INFORMATION."

                       NATIONAL PAINTBALL SUPPLY CO., INC.


                                                                                                        Six Months Ended
                                                             Year Ended December 31,                          June 30,
                                                             -----------------------                          --------
                                               1996     1997          1998          1999          2000         2000        2001
                                               ----     ----          ----          ----          ----         ----        ----
STATEMENT OF OPERATIONS DATA
Net sales..........................      $5,946,988   $8,020,646    $15,917,985  $24,868,882   $25,688,906  14,734,953  12,794,963
Cost of Sales......................       4,759,212    6,593,778     12,873,223   20,048,018    20,489,705  11,839,866  10,403,851
Gross profit.......................       1,187,776    1,426,868      3,044,762    4,820,864     5,199,201   2,895,087   2,391,112
Operating expenses.................
  Selling and marketing............         236,967      249,997        656,648    1,103,089     1,388,143     808,371     399,156
  General and administrative.......         804,918    1,002,036      1,856,506    3,001,962     3,510,269   1,619,498   1,623,122
  Amortization and                           47,803       52,584        131,336      135,807       199,245      96,412     120,536
                                             ------
        depreciation expense.......

Operating income ..................          98,088      122,251        400,272      580,006       101,544     370,806     248,298
Other expense                               (51,650)
   Interest expense ...............                     (45,231)       (46,414)     (70,082)     (139,331)    (48,412)    (64,608)
   Other...........................                                     48,630       55,308         5,253         402       1,000
Income (loss) before income taxes..          46,438      77,020        402,488      565,232       (32,534)    322,796     184,690
Provision (benefit) for income taxes          6,966      14,437        158,200      219,200       (12,339)    124,672      70,977
Net income (loss)..................          39,472      62,583        244,288      346,032       (20,195)    198,124     113,713
Net income per share ..............             .01         .01            .04          .06             -         .03         .02
Weighted average shares outstanding       5,948,295   5,948,295      5,948,295    5,948,295     5,948,295   5,948,295   5,948,295
PRO FORMA STATEMENT OF OPERATIONS
DATA:
Net income (loss)..................                                                            (2,789,273)                (48,334)
Net income (loss) per share .......                                                                  (.40)                   (.01)
Weighted average shares outstanding                                                             6,978,950               7,380,761


BALANCE SHEET DATA (AT PERIOD END):
Working capital....................         171,049     105,748      1,030,569      669,351       182,667     646,753     (49,471)
Total assets.......................       1,269,136   1,413,473      3,671,529    5,406,125     6,169,397   6,586,069   6,722,069
Long-term debt (less current portion)       219,934      67,946        926,565      628,616       560,572     701,400     232,415
Stockholders' equity ..............         431,865     491,499        772,144    1,066,488     1,046,293   1,264,612   1,160,006




                           AMERICAN INFLATABLES, INC.




                                                                                                            Six Months Ended
                                                              Year Ended December 31,                           June 30,
                                                1996(1)     1997          1998         1999          2000        2000      2001
                                                ----        ----          ----         ----          ----        ----      ----
STATEMENT OF OPERATIONS DATA
Net sales..........................              -0-     $124,600     $ 450,400  $ 1,034,100    $1,478,300   $ 853,200   $902,400
Cost of Sales......................              -0-       68,200       352,800      405,000       956,500     467,000    470,700
Gross profit.......................              -0-       56,400        97,600      629,100       521,800     386,200    431,700
Operating expenses
  Selling and marketing............              -0-      105,200       137,400      356,600       736,700     229,300    231,100
  General and administrative.......              -0-      134,400       142,500      617,100     2,030,200   2,305,300    128,600
  Amortization and depreciation expense          -0-        1,800         8,000       20,300        23,800      13,600      8,000

Operating income (loss)............              -0-     (185,000)     (190,300)    (364,900)   (2,268,900) (2,162,000)   (39,300)
Other expense                                    -0-
   Interest expenses ..............                        (2,000)      (18,900)     (43,700)     (347,100)    (12,900)   (16,500)
   Other, net......................                              -            -            -             -           -          -
Income (loss) before income taxes..              -0-     (187,000)    ((209,200)    (408,600)     2,616,000 (2,174,900)   (55,800)
Provision (benefit) for income taxes             -0-             -            -            -              -          -          -
Net income (loss)..................              -0-     (187,000)     (209,200)    (408,600)     2,616,000 (2,174,900)   (55,800)
Net income (loss) per share .......              -0-         (.06)         (.07)        (.09)          (.42)      (.41)      (.01)
Weighted average shares outstanding              -0-     3,050,000     3,050,000   4,434,321      6,183,928  5,200,000  8,594,798


BALANCE SHEET DATA (AT PERIOD END):
Working capital (deficit)..........              -0-     (117,612)     (251,300)    (554,600)     (660,700) (1,389,100   (604,400)
Total assets.......................              -0-       15,026       389,900      189,000       228,700     380,900    229,200
Long-term debt (less) current portion            -0-       50,000        50,000            -             -           -          -
Stockholders' equity (deficit).....              -0-     (187,000)     (396,200)    (545,800)     (430,700) (1,283,000   (486,500)


(1)  American Inflatables, Inc. commenced operations in 1997.


              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
      OF NATIONAL PAINTBALL SUPPLY CO., INC. AND AMERICAN INFLATABLES, INC.






                                                                                    Year Ended             Six Months Ended
                                                                                 December 31, 2000           June 30, 2001
                                                                                 -----------------         -----------------
STATEMENT OF OPERATIONS DATA
Net sales.........................................................                      $27,167,206              $13,697,363
Cost of Sales.....................................................                       21,446,205               10,874,551
Gross profit......................................................                        5,721,001                2,822,812
Operating expenses
  Selling and marketing...........................................                        2,124,834                  691,410
  General and administrative......................................                        5,539,812                1,871,522
  Amortization and depreciation expense...........................                          352,911                  115,882

Operating income (loss)...........................................                       (2,296,556)                 143,998
Other expense.....................................................                               --                       --
                                                                                                 --                       --
   Interest expenses..............................................                         (486,431)                 (81,108)
                                                                                          ---------                 --------
   Other, net.....................................................                            5,253                    1,000
                                                                                              -----                    -----
Income (loss) before income taxes.................................                       (2,777,734)                  63,890
Provision (benefit) for income taxes..............................                          (11,539)                  15,556
Net income (loss).................................................                       (2,789,273)                  48,334
Net income (loss) per share.......................................                             (.40)                     .01
Weighted average shares outstanding...............................                        6,978,950                7,380,761


                                                                                                       Six Months Ended
                                                                                                        June 30 , 2001
BALANCE SHEET DATA (AT PERIOD END):
Working capital (deficit).........................................                                                  (653,871)
Total assets......................................................                                                 7,931,669
Long-term debt (less current portion).............................                                                   232,415
Stockholders' equity..............................................                                                 1,660,006





COMPARATIVE PER SHARE DATA

         The following tables present at the dates and for the periods indicated
(i) certain consolidated historical and pro forma combined per share data for the Paintball common stock after giving effect to the Reorganization Agreement and (ii) certain historical and pro forma data for the American Inflatables common stock. The pro forma financial data are presented using the purchase method of accounting. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated at the beginning of the periods presented and are not indicative of future results.

SIX MONTHS ENDED JUNE 30, 2001

                                                               American
                                                Paintball     Inflatables      Combined          Pro Forma(1)
                                                ---------     -----------      --------         ----------


Diluted earnings (loss) per common share             $0.02        $ (0.01)        $0.01                $0.01
Cash dividends declared per common share                --             --            --                   --
Book value per common share  (period end)             0.20          (0.06)        (0.14)                0.22
-----------------------------------

(1) Calculated by multiplying the weighted average number of Inflatables shares outstanding by the assumed Conversion Ratio of 0.1667.


YEAR ENDED DECEMBER 31, 2000


                                                               American
                                                Paintball     Inflatables      Combined         Pro Forma(1)
                                                ---------     -----------      --------         ----------


Diluted earnings (loss) per common share             $0.00        $ (0.42)        $0.38                $0.40
Cash dividends declared per common share                --             --            --                   --
Book value per common share  (period end)             0.18          (0.05)        (0.13)                0.21
----------------------------

(1) Calculated by multiplying the weighted average number of shares outstanding by the assumed Conversion Ratio of 0.1667.




                   INFORMATION CONCERNING THE SPECIAL MEETING

SPECIAL MEETING


         This proxy statement/prospectus is being furnished to shareholders of Inflatables as of the Record Date in connection with the solicitation of proxies by the Board of Directors of Inflatables for use at the special meeting and at any adjournments. The special meeting is to be held on November 5, 2001 at 5:00 p.m., local time, at the Red Lion Inn, 2531 Bristol Avenue, Costa Mesa, California. Holders of Inflatables common stock are requested to complete, date and sign the accompanying proxy and return it promptly to Inflatables in the enclosed postage-paid envelope.

         PURPOSE OF THE SPECIAL MEETING. The purpose of the special meeting is to consider and take action with respect to approval of the reorganization agreement. As required by California law, approval of the reorganization agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of Inflatables common stock entitled to vote on the reorganization agreement. See "Inflatables Record Date and Voting Rights." This proxy statement/prospectus, notice of special meeting and the proxy are first being mailed to shareholders of Inflatables on or about October 5, 2001.


         INFLATABLES RECORD DATE AND VOTING RIGHTS. Only the holders of Inflatables common stock as of the Record Date are entitled to receive notice of and to vote at the special meeting and at any adjournments thereof. On the Record Date, there were [8,746,346] shares of Inflatables common stock outstanding, which were held by approximately [400] holders of record. Each share of Inflatables common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the special meeting.

         A majority of the shares entitled to be voted at the special meeting constitutes a quorum. If a share is represented for any purpose at the special meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain", as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the special meeting.

         THE ACQUISITION MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF INFLATABLES COMMON STOCK ELIGIBLE TO VOTE AT THE SPECIAL MEETING. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL NOT BE VOTED TO APPROVE THE REORGANIZATION AGREEMENT.

         On the Record Date, the directors and executive officers of Inflatables and their affiliates owned a total of 4,028,984 shares, or approximately 46% of Inflatables' common stock. Inflatables anticipates that substantially all of such shares will be voted for the approval of the reorganization agreement.

         PROXIES. The accompanying proxy is for use at the special meeting. A shareholder may use this proxy if the holder is unable to attend the special meeting in person or wishes to have his or her shares voted by proxy even if the holder does attend the special meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the reorganization agreement. The Board of Directors of Inflatables is not aware of any other matters that may be presented for action at the special meeting, but if other matters do properly come before the special meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

         If a quorum is not obtained, or if fewer shares of Inflatables common stock are voted in favor of approval of the reorganization agreement than the number required for approval, it is expected that the special meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

         The presence of a record shareholder at the special meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder:
     (1) by giving written notice to the Secretary of Inflatables at any time before it is voted,
     (2)  by submitting a proxy having a later date, or
     (3) by such person appearing at the special meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

         Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of Inflatables, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. Inflatables will bear the costs associated with the solicitation of proxies and other expenses associated with the special meeting.

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Inflatables, Paintball or any other person. The delivery of this proxy statement/prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Inflatables or Paintball since the date of this proxy statement/prospectus.

         RECOMMENDATION. THE INFLATABLES BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF INFLATABLES AND ITS SHAREHOLDERS. THE INFLATABLES BOARD OF DIRECTORS RECOMMENDS THAT INFLATABLES' SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                            THE PROPOSED TRANSACTION

         The following description of the terms and provisions of the reorganization agreement is qualified in its entirety by reference to the reorganization agreement, which is set forth in full as Annex A to this proxy statement/prospectus and incorporated herein by reference.

GENERAL DESCRIPTION OF THE TERMS OF THE REORGANIZATION AGREEMENT

         The reorganization agreement provides for the merger of an interim subsidiary of Paintball formed solely to effect the merger ("Interim"), with and into Inflatables. As a result of the acquisition, the separate corporate existence of Interim will cease and Inflatables, as the surviving entity, will possess all rights, franchises and interests of Interim.

         As of the effective time of the acquisition, certificates of Inflatables common stock will represent only the right to receive the requisite number of shares of Paintball common stock and cash for any fractional shares. The reorganization agreement also provides that Paintball may restructure the transactions contemplated therein, provided that any such restructuring does not:

     (1) alter the type of consideration to be issued to the holders of Inflatables common stock,
     (2)  reduce the value of such consideration,
     (3) adversely affect the intended tax-free treatment to Inflatables' shareholders as a result of receiving such consideration,
     (4) materially impair the ability to receive any required regulatory approvals, or (5) materially delay the closing.

         Pursuant to the terms of the reorganization agreement, upon consummation of the acquisition, holders of Inflatables' common stock, except shares as to which shareholders exercise dissenters' rights, will be entitled to receive .1667 shares of Paintball common stock for each share of Inflatables common stock held by them. This conversion ratio is subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

         The Board of Directors of Inflatables considers the exchange ratio of .1667 shares of Paintball for each share of Inflatables common stock to be a reasonable reflection of the values of the two companies. The factors considered include:

     o    The  history  of  profitable   operations  by  Paintball  compared  to
          Inflatables not yet having achieved breakeven operations.

     o Positive shareholders' equity and credit availability to Paintball compared to negative equity and no credit arrangements currently available to Inflatables.

     o Significant administrative infrastructure in place at Paintball, compared to Inflatables' need to develop infrastructure to support sales growth.

     o Significant potential growth in Inflatables' market share and product offerings, which can more likely be realized after the merger with Paintball.

         No fractional shares of Paintball common stock will be issued as a result of the acquisition. In lieu of the issuance of fractional shares, cash will be paid to the holders of Inflatables common stock in respect of any fractional share that would otherwise be issuable based on the fair market value of Paintball common stock.

         The reorganization agreement generally provides that Paintball and Inflatables will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated by the reorganization agreement, including fees of attorneys and accountants. The reorganization agreement specifically provides that Paintball will bear the cost of the filing fees for the Registration Statement and the cost for all filing fees associated with obtaining necessary regulatory approvals.

         The acquisition will become effective at the Effective Time, which will be specified in the articles of merger that are filed with the Delaware Secretary of State. At the Effective Time, by operation of law, Inflatables shareholders will no longer be owners of Inflatables common stock and (to the extent that they receive Paintball common stock as consideration) will automatically become owners of Paintball common stock, except to the extent that dissenters' rights are perfected. After the Effective Time, each outstanding certificate representing shares of Inflatables common stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions by Inflatables to which the former shareholders of Inflatables common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the reorganization agreement.


BACKGROUND OF AND REASONS FOR THE REORGANIZATION AGREEMENT

         BACKGROUND

         In June 2000, a representative of Preston Research Ltd, a consulting firm previously engaged by Paintball ("PR Ltd.") introduced Gregg R. Mulholland (Chairman and Chief Executive Officer of Inflatables) to William R. Fairbanks (Chairman and Chief Executive Officer of Paintball). This meeting led to discussions regarding the potential acquisition of Inflatables by Paintball.

         During the ensuing weeks, various telephone calls were held between Mr. Mulholland and Paintball representatives. The discussions included an exchange of information regarding the Paintball and Inflatables organizations. In July 2000, Inflatables management met with Paintball representatives for general discussion of the two entities and the potential synergies and values that could be realized in an acquisition of Inflatables by Paintball.

         In September 2000, Paintball delivered to Inflatables an initial terms sheet regarding the parameters for a possible acquisition of Inflatables by Paintball. Without committing to any possible sale of Inflatables at that time, the Inflatables directors authorized Mr. Mulholland and the Inflatables representatives to continue discussions with Paintball regarding the possible acquisition of Inflatables by Paintball. The Inflatables directors also authorized Paintball to commence a due diligence review of Inflatables.

         Thereafter, the parties commenced general due diligence reviews. Paintball also forwarded to Inflatables a copy of a proposed merger agreement. During September and early October 2000, representatives of Paintball and representatives of Inflatables negotiated the terms of a definitive agreement.

         The Board of Directors of Inflatables reviewed the merger agreement at a meeting held on October 12, 2000. The Inflatables board then unanimously approved the reorganization agreement and the transactions contemplated thereby. Inflatables management also was authorized to execute the reorganization agreement. Paintball's Board of Directors reviewed and approved the final form of reorganization agreement, which was then signed by Paintball and Inflatables effective October 12, 2000.

         INFLATABLES REASONS

         Inflatables believes that the merger with Paintball will be beneficial to Inflatables and its shareholders for the following reasons:

     o The infrastructure of Paintball will allow Inflatables to service its growth, without incurring the administrative costs associated with growth.

     o    The net worth and  financial  capabilities  of  Paintball  will assist
          Inflatables   in   achieving   its   growth  and   acquisition   goals
          significantly sooner than could otherwise be anticipated.

     o The companies share certain customers, and the combined companies should be able to increase market penetration through expanded and non-competitive product offerings.

     o Inflatables currently produces inflatable obstacle ranges similar to those used in the paintball industry. The combined companies believe they will have a broader range of products than any of their competitors.

         In  deciding  to approve  the  reorganization  agreement,  the Board of
Directors  of  Inflatables  considered  a  number  of  factors,   including  the
following:

     (1)  The terms of the merger;
     (2) Inflatables' business, operations, earnings, managerial and technological requirements and resources, prospects and financial condition;
     (3) Paintball's business, operations, earnings, financial condition and lending capacity on both a historical and prospective basis;
     (4) The value of the consideration to be received by Inflatables shareholders relative to the book value and earnings per share of Inflatables common stock (which was viewed as being favorable from the perspective of the Inflatables shareholders);
     (5) The enhanced opportunities for operating efficiencies that could result from the acquisition;
     (6) The Inflatables Board of Directors' belief that Paintball would retain valued employees of Inflatables;
     (7) The terms of the reorganization agreement and the value of the Paintball common stock to be received by Inflatables shareholders;
     (8) Paintball as an ongoing institution and its growth prospects, capital position and profitability;
     (9) Alternatives to the acquisition, including remaining independent and growing internally; and
     (10) The expectation that the acquisition will be a tax-free transaction to Inflatables and its shareholders.

         The Board concluded that the only alternative to the merger available at the time was for Inflatables to attempt to raise additional capital in order to meet its current cash needs and to fund its growth. The dilution the shareholders would experience as a result of a sale of securities at that time, in the Boards opinion, would be significant.

         The Board concluded that, after evaluating these and other factors, the merger of Inflatables with Paintball would be beneficial to the shareholders of Inflatables because Paintball has the financial and managerial resources needed by Inflatables to achieve its business objectives. The Board believes that with the resources of Paintball available, Inflatables will minimize the risks associated with raising capital, developing infrastructure, and attracting and retaining competent staff.


     In particular, the Board determined that the "alternative" of remaining independent and growing internally was not likely to be achieved. This was the case because it would be necessary to raise additional capital in order to achieve internal growth, and the Board determined that prospects for raising such capital were dim. Furthermore, no potential acquirors (other than Paintball) were identified (although such were sought).

         The Board did not retain a financial advisor to evaluate the consideration offered by Paintball and did not seek a fairness opinion with respect to this transaction. The Board believed that such was cost prohibitive, given the state of Inflatables' current operations, and that it was obvious that the Paintball proposal was attractive to Inflatables shareholders. In light of the fact that no other acquirors presented themselves, and that a fairness opinion would be costly, the Board, after deliberation, determined that the transaction was fair to the Inflatables shareholders and that a fairness opinion would be an imprudent expenditure.

         The terms of the reorganization agreement were the result of arm's length negotiations between representatives of Inflatables and Paintball.


         PAINTBALL REASONS

         Paintball believes that the merger with Inflatables is beneficial for several reasons. This merger will enable Paintball to become a public company, which will increase liquidity in the Paintball common stock and enhance shareholder value. Having a more marketable currency will enable Paintball to pursue strategic acquisitions. Paintball also believes that Inflatables has a desirable business, for which it is paying a fair price. There are a number of synergies that also make this merger desirable. Coordinated marketing and administration consolidation will benefit both companies. Also, Inflatables can benefit from the larger size and greater access to capital that Paintball has, while Paintball will be able to diversify its business. Both companies also have attractive opportunities for growth. By combining Inflatables with Paintball, it will create one of the larger companies in the inflatable business.

         In deciding to approve the reorganization agreement, the Board of Directors of Paintball considered a number of factors, including the following:

     (1)  The terms of the merger;
     (2) Inflatables' business, operations, earnings, managerial and technological requirements and resources, prospects and financial condition;
     (3) Paintball's business, operations, earnings, financial condition and lending capacity on both a historical and prospective basis;
     (4)  The value of Inflatables business;
     (5) The enhanced opportunities for operating efficiencies that could result from the acquisition;
     (6) Inflatables as an ongoing institution and its growth prospects and capital position;
     (7) Inflatables' status as a reporting company under the Securities Exchange Act of 1934.


EXCHANGE OF INFLATABLES STOCK CERTIFICATES

         As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), Paintball or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of Inflatables common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Inflatables common stock ("Certificates") for payment therefor. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

         INFLATABLES SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

         Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate or Certificates to the Exchange Agent, whereupon the holder will promptly receive the Paintball common stock issuable to the holder in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it will be a condition of such payment that the Certificate will be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay in advance any transfer or other taxes or establish to the satisfaction of Paintball that no such tax is applicable.

         Paintball is not obligated to deliver the Paintball common stock to which any former holder of Inflatables common stock is entitled as a result of the acquisition until such holder surrenders his or her Certificates, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Paintball or Inflatables. In addition, no dividend or other distribution payable to the holders of record of Paintball common stock as of any time subsequent to the Effective Time will be paid to the holder of any certificate representing shares of Inflatables common stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the Paintball common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, will be delivered and paid with respect to each share represented by such Certificates.

         After the Effective Time, each outstanding Certificate will be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholders of Inflatables common stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of Paintball common stock in exchange therefor (and cash in lieu of fractional shares) as provided in the reorganization agreement.


CONDITIONS TO CONSUMMATION OF THE ACQUISITION

         The   obligations   of  Paintball  to   consummate   the   transactions
contemplated in the reorganization agreement are subject to the satisfaction of the following conditions (among others) at or before the closing date:

     (1) the compliance by Inflatables with its covenants set forth in the reorganization agreement and the material accuracy, on the closing date, of each of the representations and warranties of Inflatables set forth in the reorganization agreement;
     (2) the receipt by Paintball of a standard "corporate" opinion of counsel of Paintball (covering matters such as due authorization and enforceability);
     (3) that there shall have been no "material adverse event" (as defined in the reorganization agreement) with respect to Inflatables through the closing date;
     (4)  the receipt of necessary regulatory approvals;
     (5)  the receipt of the necessary shareholder approval of Inflatables;
     (6)  the execution of the employment  agreement between Paintball and Gregg
          R. Mulholland; and
     (7) that the holders of 5% or more of the Inflatables common stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the acquisition.
     (8) the receipt by Paintball of reasonable assurance from its independent certified public accountants that the merger will qualify for purchase accounting treatment under general accepted accounting practices.
     (9) that at Closing, (i) Inflatables' total debt of Inflatables (whether liquidated, contingent or otherwise) excluding trade payables incurred in the ordinary course of business shall not exceed $340,000, and (ii) its trade payables incurred in the ordinary course of business shall not exceed $100,000.

         The   obligations  of   Inflatables  to  consummate  the   transactions
contemplated in the reorganization agreement are subject to the satisfaction of the following conditions (among others) at or before the closing date:

     (1) the compliance by Paintball with its covenants set forth in the reorganization agreement and the material accuracy, on the closing date, of each of the representations and warranties of Paintball set forth in the reorganization agreement;
     (2) the receipt by Inflatables of a standard "corporate" opinion of counsel of Paintball (covering matters such as due authorization and enforceability) in form and substance reasonably satisfactory to Inflatables and its counsel;
     (3) the receipt by Inflatables of an opinion of counsel of Paintball to the effect that the merger will be a tax-free transaction;
     (4) that there shall have been no "material adverse event" (as defined in the reorganization agreement) with respect to Paintball through the closing date;
     (5)  the receipt of necessary regulatory approvals;
     (6)  the receipt of the necessary shareholder approval of Inflatables; and
     (7)  the execution of the employment  agreement between Paintball and Gregg
          R. Mulholland.

         Paintball and Inflatables may, to the extent permitted by applicable law, waive certain of the conditions imposed with respect to their respective obligations to consummate the reorganization agreement.


TERMINATION

         The reorganization agreement may be terminated at any time prior to the closing date:

         (1)     by mutual consent of the parties;
         (2) by either Paintball or Inflatables, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Inflatables shareholder approval is not received at the special meeting;
         (3) by either Paintball or Inflatables if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the reorganization agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the reorganization agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;
         (4) by either Paintball or Inflatables in the event that closing has not occurred by November 30, 2001.

AMENDMENT

         The reorganization agreement may be amended or supplemented in writing by mutual agreement of Paintball and Inflatables. The reorganization agreement also provides that Paintball may restructure the transactions contemplated therein, provided that any such restructuring does not (i) alter the type of consideration to be issued to the holders of Inflatables common stock as provided for in the reorganization agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Inflatables' shareholders as a result of receiving such consideration, (iv) materially impair the ability to receive any required regulatory approvals, or
(v) materially delay the closing.

CONDUCT OF INFLATABLES' AND PAINTBALL'S BUSINESS PRIOR TO THE EFFECTIVE TIME

         Under the terms of the reorganization agreement, Inflatables has agreed with respect to the conduct of its business pending closing, among other things:
         (a) Inflatables will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, will use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Inflatables.
         (b) Inflatables will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
         (c) Inflatables will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares (except for the issuance of common stock in connection with the exercise or conversion of certain rights set forth in the schedules); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends of any type or make any other change in its equity capital structure.
         (d) Inflatables will promptly advise Paintball in writing of any change in the business of Inflatables which has, or may reasonably be expected to have, a material adverse effect.
         (e) Inflatables will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of Inflatables, or otherwise, which would be contrary to or in breach of any of the terms or provisions of the reorganization agreement, or which would cause any of the representations of Inflatables contained herein to be or become untrue in any material respect.
         (f) Inflatables will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
         (g) Except for expenses attendant to the Merger and current contractual obligations, Inflatables will not incur any expense in an amount in excess of $25,000 after the execution of the reorganization agreement without the prior written consent of Paintball.
         (h) Inflatables will not grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to Paintball), or enter into any employment agreement with any executive officer without the consent of Paintball except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Paintball in writing.
         (i) Inflatables will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
         (j) Inflatables shall not impose, or permit or suffer the imposition of any liens (except in the ordinary course of business) on any of its assets, other than liens on such assets that, individually or in the aggregate, are not material to the business, properties or operations of Inflatables.

         Under the terms of the reorganization agreement, Paintball has agreed, with respect to the conduct of its business pending closing, among other things:
         (a) to carry on its business in substantially the same manner as heretofore conducted;
         (b) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the Inflatables shareholders in any material respect;
         (c) to promptly advise Inflatables of any material adverse change in its business; and
         (d) not to take any action that would be contrary to or breach any of the terms or provisions of the reorganization agreement, or which would cause Paintball's representations in the reorganization agreement to become untrue in any material respect.

OPERATIONS AFTER THE ACQUISITION

         It is generally expected that the retained Inflatables officers and employees will continue in similar positions of Paintball in an at-will employment capacity (except for Gregg Mulholland). In general, retained Inflatables officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of Paintball. After consummation of the acquisition, it is anticipated that Inflatables will continue to conduct its business in generally the same manner in which it is now conducted. See "Interests of Certain Persons in the Acquisition."


INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

         It is a condition to closing of the acquisition that Gregg R. Mulholland (Chairman, President and Chief Executive Officer of Inflatables) enter into an employment agreement with Inflatables (the surviving corporation and wholly-owned subsidiary of Paintball). The agreement is expected to provide for compensation substantially similar to his present compensation amounts, and that he may not be terminated during the two-year term of the agreement except for cause. It is expected that Mr. Mulholland will be elected as a director of Paintball after consummation of this transaction. No persons currently associated with Inflatables (other than Mr. Mulholland) would be considered an "executive officer" of Paintball or any subsidiary after closing.


     In connection with the transaction, Paintball and Mr. Mulholland have entered into a letter agreement whereby Mr. Mulholland indemnifies Inflatables post-merger for any amounts payable under certain promissory notes (the "Notes") in the original principal amount of $330,000 which were given by Inflatables to Universal Consultants, Inc. (the "Holder"). Such letter agreement also provides that any proceeds received by Paintball in connection with the exercise by the Holders of currently outstanding warrants to purchase 1,320,000 shares of Inflatables common stock, shall be applied by Paintball toward repayment of the Notes.



ACCOUNTING TREATMENT

         Paintball expects to account for the acquisition of Inflatables as a purchase.


FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material federal income tax consequences of the merger, including some of the consequences to Inflatables shareholders who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Inflatables shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Inflatables shareholders who acquired their shares of Inflatables common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of state, local and other tax laws. The following summary does not address the state, local or foreign tax consequences of the merger, if any.

         Tax Opinion. Under the terms of the merger agreement, Inflatables will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., at the time the merger is completed, to the effect that based upon the Internal Revenue Code and regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by the reorganization agreement and assuming the merger occurs in accordance with the reorganization agreement and conditioned on the accuracy of some of the representations made by Inflatables and Paintball, for federal income tax purposes:

     (1) The acquisition will qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, provided that substantially all of the assets (70% of gross assets and 90% of assets net of liabilities) of Inflatables are acquired in such an acquisition.

     (2) No gain or loss will be recognized either by Paintball or Inflatables as a result of the acquisition.

     (3) No gain or loss will be recognized by the shareholders of Inflatables upon their receipt of shares of Paintball common stock in the acquisition (disregarding for this purpose any cash received for fractional shares or in connection with the exercise of dissenters' rights).

     (4) The receipt of cash by Inflatables shareholders in the acquisition in exchange for fractional shares will be treated for federal income tax purposes as a redemption of such shares.

     (5) The tax basis of the Paintball common stock so received by Inflatables shareholders in connection with the acquisition will be the same as the basis in the Inflatables common stock surrendered in exchange for such Paintball common stock as set forth above.

     (6) The holding period of the Paintball common stock received by a Inflatables shareholder will include the holding period of the shares of Inflatables surrendered therefor provided that the Inflatables shares are capital assets in the hand of the shareholder at the time of the acquisition.


     The tax opinion is based on the assumption that the holders of no more than 10% of Inflatables shareholders will exercise dissenters' rights. Because there is some uncertainty under applicable caselaw as to the maximum levels of dissenter's rights, having dissenting shareholders who hold more than 10% of the outstanding shares of a target company causes it to become more difficult to render the opinion that the transaction will be tax free. In this case, Paintball does not have to consummate the merger if holders of more than 5% of the Inflatables common stock exercise dissenters' rights. Furthermore, it is a condition to Inflatables' obligation to close that the foregoing "tax-free" opinion be received (which Inflatables has indicated that it will not waive).


         FRACTIONAL SHARE INTERESTS. An Inflatables shareholder who receives cash in lieu of a fractional share interest in Paintball common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest will result in capital gain or loss to the holder (to the extent that the shares are a capital asset) equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Inflatables common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Paintball common stock received, determined as set forth above, is longer than one year.

         CASH RECEIVED BY HOLDERS OF INFLATABLES COMMON STOCK WHOM DISSENT. A shareholder of Inflatables who perfects his dissenter's rights under California law and who receives payment of the value of his shares of Inflatables common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of
Section 302 of the Code, including the attribution rules of Section 318 of the Code. If the shares of Inflatables common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of Inflatables common stock who contemplates exercising his dissenter's rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.


RESTRICTIONS ON RESALES BY AFFILIATES

         The issuance of the Paintball shares has been registered under the Securities Act. Accordingly, resales of the Paintball shares by non-affiliates of Inflatables will not require registration. However, under existing law, any person who is an "affiliate" of Inflatables (as defined below) on the date of the special meeting who wishes to sell Paintball shares will be required either to (a) register the sale of the Paintball shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be Inflatables affiliates resell their Paintball shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such Paintball shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Paintball and Paintball is current in the filing of its periodic securities law filings, a former Inflatables affiliate may freely sell the Paintball shares without limitation. After two years from the issuance of the Paintball shares, if such person is not a Paintball affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Paintball shares without limitation, regardless of the status of Paintball's periodic securities law filings. Inflatables has agreed that it will use its best efforts to cause affiliates of Inflatables to agree in writing that they will not sell the Paintball common stock to be received by them except as provided above. Stop transfer instructions will be given by Paintball to the Exchange Agent with respect to the Paintball common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of Inflatables, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Inflatables at the time of consummation of the acquisition. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of Inflatables common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).

RIGHTS OF DISSENTING SHAREHOLDERS OF INFLATABLES

         Under Delaware law, any Inflatables stockholder who does not wish to accept the consideration provided for in the merger agreement is entitled to exercise dissenters' rights. Such rights entitle the stockholder to require Inflatables to purchase the dissenting shares for cash at their fair market value, excluding any element of value arising from the accomplishment or expectation of the merger.

         Annex B contains the pertinent provisions of Delaware law addressing dissenters' rights. Any Inflatables stockholder intending to exercise statutory dissenter's rights is urged to review Annex B carefully and to consult with legal counsel so as to assure strict compliance with its provisions.

         If the Inflatables/Paintball merger is approved by the required vote at the special meeting of Inflatables stockholders, a holder of record of shares of Inflatables common stock who does not vote in favor of the merger and who follows the procedures set forth in Section 262 of the Delaware General Corporation Law may be entitled to exercise dissenters' rights under Delaware Law. If dissenter's rights are determined to be available in connection with the merger, these rights entitle the holder to require Inflatables to purchase the holder's shares for cash at their fair market value. The fair market value of the Inflatables common stock will be determined as of the day before the first announcement of the terms of the merger, excluding any element of value arising from the accomplishment or expectation of the merger.

         The following is a summary description of the provisions of the applicable Delaware law. This summary is complete in all material respects but should be read with the full text of the applicable law, a copy of which is attached hereto as Annex B. Any holder of shares of Inflatables common stock intending to exercise statutory dissenters' rights is urged to review Annex B carefully and to consult with legal counsel so as to assure strict compliance with its provisions.

         A vote in favor of the merger agreement and the merger will constitute a waiver of dissenters' rights. If a Inflatables stockholder delivers a proxy that has been left blank, the proxy will be voted for the approval and adoption of the merger agreement, unless the proxy is revoked before the special meeting. Therefore, any Inflatables stockholder that intends to exercise dissenters' rights and to vote by proxy should not leave the proxy blank. The stockholder should either vote against the merger or abstain from voting for or against the approval and adoption of the merger agreement.

ELECTING DISSENTERS' RIGHTS

         To exercise dissenters' rights, the record holder of Inflatables common stock must not vote to approve and adopt the merger agreement, and within 20 days after the date the approval notice is mailed to the holder, deliver a written demand for purchase demanding that Inflatables purchase the holder's shares of common stock and a statement as to what the holder claims to be the fair market value of such shares.

         The statement of the fair market value of the shares of Inflatables common stock constitutes an offer by the stockholder to sell the shares of Inflatables at that price.

         If Inflatables and the dissenting holder agree upon the purchase price of the shares, the dissenting holder is entitled to the agreed upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the dissenting shares must be made within 30 days after the later date of such agreement or the date on which all statutory and contractual conditions to the merger are satisfied, and is subject to surrender to Inflatables of the certificates for the dissenting shares.

         For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "THE PROPOSED TRANSACTION - Certain Federal Income Tax Consequences."


RECOMMENDATION OF THE INFLATABLES BOARD OF DIRECTORS

         THE  BOARD  OF  DIRECTORS  OF   INFLATABLES   HAS  CONCLUDED  THAT  THE
ACQUISITION IS IN THE BEST INTERESTS OF INFLATABLES AND HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE INFLATABLES SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE BOARD OF DIRECTORS OF INFLATABLES RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION



         The unaudited Pro Forma Combined Condensed Balance Sheet at June 30, 2001 is based on combining the historical consolidated balance sheet for Paintball with the historical balance sheet of Inflatables at that date, adjusting for the issuance of additional shares expected to be issued in the acquisition. The acquisition is recorded using the purchase method.

         The unaudited Pro Forma Combined Condensed Statements of Operations for the six month period ended June 30, 2001 and the year ended December 31, 2000 are presented combining the historical consolidated statements of income of Paintball with the historical statements of income of Inflatables for the respective periods, assuming the acquisition had occurred at the beginning of each period.

         The acquisition agreement provides for Paintball to issue .1667 shares of its common stock for each share of Inflatables common stock outstanding on the merger date. The total number of shares to be issued by Paintball is 1,677,275, which includes 220,000 shares to be issued upon conversion of Inflatables' warrants outstanding.

         The pro forma data do not, given the operational overlap between Paintball and Inflatables, reflect any potential benefits from potential cost savings or synergies expected to be achieved following the acquisition.


         Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the acquisition been consummated at January 1, 2000, nor is it necessarily indicative of future results

     SFAS 142 "Goodwill and Other Intangible Assets" requires that intangible assets that have indefinite useful lives not be amortized, but rather tested at least annually for impairment. This statement will be effective for the calendar year 2002. However, intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortized provision of SFAS 142.

     Intangible assets recognized prior to June 30, 2001 will continue to be amortized until SFAS 142 is implemented.



UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                At June 30, 2001
                                                                                                 Pro Forma Adjustments
                                                                                                 to Reflect Acquisitions
                                                                                                 as of June 30, 2001
                                       Paintball        Inflatables        Combined          Dr (1)(2)       Cr (1)(2)     Pro Forma
ASSETS
Current assets
  Cash and cash equivalents              $ 293,090      $ (6,100)         $ 286,990                                        $ 286,990
  Accounts receivable                    1,911,177        10,200          1,921,377                                        1,921,377
  Loans receivable - related parties       138,367                          138,367                                          138,367
  Prepaid expenses                                        90,300             90,300                                           90,300
  Inventory                              2,937,543        10,800          2,948,343                                        2,948,343
     Total current assets                5,280,177       105,200          5,385,377                                        5,385,377

Property, plant and equipment, net         640,518       102,500            743,018                                          743,018
Intangibles, net                           530,181                          530,181        $ 336,500                       1,516,681
Due from affiliates                        223,167                          223,167                                          233,167
Other assets                                48,026         15,400            63,426                                           63,426
                                      -------------    -----------    --------------     ------------                     ----------
     Total assets                      $ 6,722,069       $223,100        $6,945,169        $ 986,500             ---     $ 7,931,669
                                      =============    ===========    ==============     ============                     ==========

Current liabilities
  Bank line of credit                    $ 904,318                        $ 904,318                                         $904,318
    Accounts payable and accrued         3,734,459       $164,300         3,898,759                                        3,898,759
       expenses
  Payroll taxes payable                                   171,700           171,700                                          171,700
  Due to related parties                   160,115         48,600           208,715                                          208,715
  Income taxes payable                      66,938                           66,938                                           66,938
  Current portion of notes payable         463,818        330,000           793,818                                          793,818
   Total current liabilities             5,329,648        709,600         6,039,248                                        6,039,248
   Notes payable, less current portion     232,415                          232,415                                          232,415
                                      -------------    -----------    --------------                                      ----------
   Total liabilities                     5,562,063        709,600         6,271,663                                        6,271,663
                                      -------------    -----------    --------------                                      ----------

Stockholders' equity
   Common stock                              5,948         86,000            91,948         $ 86,000        $ 1,677            7,625
   Additional paid-in capital              216,485      3,154,100         3,370,585        3,154,100        498,323          714,808
   Stock subscription receivable                         (250,000)         (250,000)                        250,000
   Retained earnings                       937,573     (3,476,600)       (2,539,027)                      3,476,600          937,573
                                      -------------    -----------    --------------     ------------   ------------     -----------
      Total stockholders' equity         1,160,006       (486,500)          673,506        3,240,100      4,226,600        1,660,006
                                      -------------    -----------    --------------     ------------   ------------     -----------
      Total liabilities and
stockholders' equity                   $ 6,722,069      $ 223,100        $6,945,169       $3,240,100     $4,226,600      $ 7,931,669
                                      =============    ===========    ==============     ============   ============     ===========

     (1) To record acquisition of Inflatables for total consideration of $500,000, Paintball will issue 1,677,275 shares of its common stock, including 220,000 shares to be issued upon exercise of warrants to purchase Inflatables common stock. The shares to be issued are estimated to have a value of $500,000. As the shares of Paintball are not traded on any market, the value of the 1,677,275 shares was estimated using the net book value of Paintball and its earnings history. The excess of the purchase price over the net tangible assets acquired of $986,500 is allocated to intangibles, which include customer lists, designed and production processes with an estimated value of $650,000. The balance of $336,500 is recorded as goodwill. The historic costs of Inflatables tangible assets and liabilities approximate their current fair market values. After the merger has been completed, the value of the shares to be issued and the value of the tangible and intangible assts and liablities of Inflatables will be determined. The actual amounts recorded may vary from the estimated amounts used in this proforma.
    (2) To eliminate the equity accounts of the acquired entity.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         Six months ended June 30, 2001



                                                                                                 Pro Forma Adjustments to Reflect
                                                                                                 Acquisitions as of June 30, 2001
                                                  Paintball      Inflatables       Combined     Dr (1)(2)      Cr       Pro Forma
                                                  ----------     -----------       --------     ---------      ---      ---------
Sales                                              $12,794,963       $ 902,400     $13,697,363                          $13,697,363

Cost of sales                                       10,403,851         470,700      10,874,551                           10,874,551
                                                 -------------- --------------- ---------------                         ------------
Gross profit                                         2,391,112         431,700       2,822,812                            2,822,812

Selling, general and administrative expense          2,142,814         471,000       2,613,814                            2,613,814

Amortization of intangibles                                 --              --              --     $65,000                   65,000

Income (loss) from operations                          248,298         (39,300)        208,998      65,000                  143,998

Other income (expense)                                 (63,608)        (16,500)        (80,108)                             (80,108)
                                                 -------------- --------------- ---------------                         ------------
Income (loss) before income taxes                      184,690         (55,800)        128,890      65,000                   63,890

Income tax expense                                      70,977              --          70,977              $   55,421       15,556
                                                 -------------- --------------- ---------------                         ------------
Net income                                            $113,713       $ (55,800)       $ 57,913     $65,000  $   55,421      $48,334
                                                 ============== =============== ===============                         ============
Basic and diluted income per share                    $   0.02       $   (0.01)       $   0.01                               $ 0.01

Weighted average shares outstanding                  5,948,295       8,594,798    7,380,761(3)                          7,380,761(3)

(1) To reflect amortization of intangibles as if the acquisition had been consummated at January 1, 2000. Intangibles are being amortized over five years using the straight-line method. Goodwill resulting from this transaction is not being amortized in accordance with SFAS 142.
(2) To adjust income taxes to the amount attributable to proforma income
(3) To adjust outstanding shares to reflect the issuance of 1,677,275 shares in exchange for all the outstanding shares of Inflatables as if it had occurred at the beginning of the period presented as follows:
        Weighted shares outstanding:
           Inflatables                    8,594,798
                                          =========
           Equivalent at .1667 for 1      1,432,466
           Paintball                      5,948,295
                                          ---------
           Total                          7,380,761
                                          =========



         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          Year Ended December 31, 2000



                                                                                                 Pro Forma Adjustments
                                                                                                 to Reflect Acquisitions
                                                                                                 as of December 31, 2000

                                                   Paintball      Inflatables      Combined       Dr (1)      Cr (1)      Pro Forma

Sales                                               $25,688,906      $1,478,300    $27,167,206                           27,167,206

Cost of sales                                        20,489,705         956,500     21,446,205                           21,446,205
                                                 --------------- --------------- --------------                         ------------
Gross profit                                          5,199,201         521,800      5,721,001                            5,721,001

Selling, general and administrative expense           5,097,657       2,789,900      7,887,557                            7,887,557

Amortization of intangibles                                                                       $130,000                  130,000

Income (loss) from operations                           101,544      (2,268,100)    (2,166,556)    130,000               (2,296,556)

Other income (expense)                                 (134,078)       (347,100)      (481,178)                            (481,178)
                                                 --------------- --------------- --------------                         ------------
Loss before income taxes                                (32,534)     (2,615,200)    (2,647,734)    130,000               (2,777,734)

Income taxes                                            (12,339)           (800)       (11,539)                             (11,539)
                                                 --------------- --------------- --------------                         ------------
Net loss                                             $  (20,195)    $(2,616,000)    (2,636,195)   $130,000         ---  $(2,729,273)
                                                 =============== =============== ==============                         ============
Basic and diluted income per share                          ---          $ (.42)        $ (.38)                              $ (.40)

Weighted average shares outstanding                   5,948,295       6,183,928      6,978,950                            6,978,950

(1) To reflect amortization of intangibles as if the acquisition had been consummated at January 1, 2000. Intangibles are being amortized over five years from the date of acquisition using the straight-line method. Goodwill resulting from this transaction is not being amortized in accordance with SFAS 142.
(2) To adjust outstanding shares to reflect the proportionate issuance of 1,677,275 shares in the acquisition as if it had occurred at the beginning of the period presented as follows:
      Weighted shares outstanding:
          Inflatables                            6,183,928
                                                 =========
          Equivalent at .1667 for 1              1,030,655
          Paintball                              5,948,295
                                                 ---------
          Total                                  6,978,950
                                                 =========

                           INFORMATION ABOUT PAINTBALL

         National Paintball Supply Co. Inc. was organized in 1989. Over the past eleven years, Paintball believes that it has become a leading distributor and manufacturer of paintball gaming supplies, both in terms of revenues as well as number of customers, and range of products offered.

         Paintball is considered an "extreme sport" and involves participants shooting "paintballs" at targets or other persons, generally in a competitive situation. Paintball is an international sport that is played in virtually all industrialized countries, as well as the Eastern Bloc countries and the Far East. Paintball's sales are predominately in the United States, with less than 5% of its sales coming from overseas markets.

         Paintball currently distributes more than 4,000 products used by the paintball industry. Examples of these products include paintball guns, paintballs, and safety equipment such as goggles. At June 30, 2001, Paintball had total assets of $6.7 million and shareholders' equity of $1.2 million. For the six months ended June 30, 2001, it had total revenues of $12.8 million and net income of $114,000.

         In September 1998, Paintball acquired all the assets of Powerball, Ltd., a California-based wholesale and retail paintball operation. In April 2000, Paintball acquired all the assets of Paintball Games of Dallas, Inc., a Texas based wholesale and retail paintball operation.

         Paintball believes that it has the most comprehensive product line in paintball, aimed primarily at the second stage and more "advanced" player base. Paintball's primary customers are paintball fields and stores worldwide, and to a lesser extent, the mass merchant arena through certain key customers. Paintball generally does not compete in the "beginner" market, believing that many of those purchasers only use the products to a limited extent. Because of the disposable nature of paintballs and the increasing technical sophistication of the products, advanced players may spend thousands of dollars per year on the sport. These players require a level of equipment that is not typically found in a mass merchant environment, except to a limited extent among specialized sporting goods retailers.

         Paintball believes that the sport of paintball has had excellent growth over the past several years, helped in part by the sport being now being considered a mainstream extreme sport. This is evidenced by the availability of paintball products in the sporting goods department of nearly every major sporting goods chain. This has helped to expand paintball to the general public, instead of just enthusiasts. Paintball believes that the sport will continue to grow in popularity at all levels.

         The paintball market tends to be seasonal with the summer months, June through August, being the slowest time of the year and October through April being the busiest. Extreme weather conditions (either hot or cold) can adversely affect the playing of paintball. Paintball is also somewhat affected by the shortage of qualified public playing fields in some areas. It is estimated that approximately 60% of players do not play at an organized professionally run field.


PRODUCTS

         Paintball believes that it carries the most comprehensive line of paintball products in the business, with over 4,000 line items specifically for paintball. In addition to carrying nearly every major brand in most categories, Paintball also manufactures through exclusive arrangements with various subcontractors, nearly 300 various items, which it distributes under a variety of brand names it controls.

         Paintballs. Paintballs are made from a gelatin-encapsulated product (which are very similar to a bath oil capsules). The product is non-toxic, biodegradable, and washable. Paintballs come in a variety of colors and fills. Paintballs are produced in factories set up exclusively for their manufacture or as an ancillary product by large drug and nutritional product manufacturers.

Good quality paintballs are extremely hard to manufacture due to exacting requirements expected by advanced players. A slight deviation in the roundness, thickness of the shell or fill, along with a myriad of other details, can significantly affect the accuracy and breaking characteristics of a paintball.

         Because of certain problems inherent in manufacturing paintballs (such as significant capital costs) and an extremely competitive environment among manufacturers, Paintball has chosen not to manufacture paintballs. Instead it has several brands private-labeled on its behalf. Paintball believes that it has some of the premier brands among paintballs today. They include Proball, Powerball, 98 Degrees, and Vortex. All of these brands include several different levels of product names within the overall level brand names. Paintball also distributes several other well-known brands, giving it one of the most comprehensive lineup of paintballs available in the industry.

         Paintball Markers. Paintball carries an extensive line of paintball markers (i.e. Paintball guns), including such well known names as Tippmann, Kingman, Sheridan, Worr Games, WDP, Airgun Designs and GT. Through an affiliated company, Genesis Trading, Paintball has exclusive distribution rights for the premier paintball manufacturing operation in mainland China.

         Accessory Items. Paintball carries thousands of accessory items, ranging from goggles, soft goods, after market parts, barrels and clothing. Many of these involve other manufacturers' brand name accessories, as well as many of its own brands. The accessory market accounts for nearly half of its sales and a larger portion of its profits. Paintball believes that the accessory market will continue to be of prime importance, as players continue to spend a high proportion of their paintball dollars on accessorizing their equipment.


SALES AND DISTRIBUTION

         Paintball has three warehouse and sales offices, which located in Paramount, CA, Irving, TX, and the home office and operations center located in Greenville, SC. Total office and warehousing between the three locations is approximately 70,000 square feet. The majority of its sales from these locations are to existing paintball fields and stores. These range from "paintball only" stores, to hobby and hardware stores, skateboard shops, and gun shops. Paintball's sales staff, most of which, have been, or are currently, top line players, possess a significant knowledge about the sport and offer significant assistance to new dealers and fields. Paintball tends to concentrate its efforts the small to intermediate size customer, offering them competitive pricing and exceptional service that they are not likely to get from other distributors.

         Paintball also maintains three retail facilities associated with their warehouse locations and also has an investment interest in one other location. Besides servicing the local players, these retail facilities enable Paintball to get immediate customer feedback on new products and keep up-to-date on current trends. Paintball also maintains several web sites (the main one of which is www.nationalpb.com), as well as providing fulfillment functions for other third party websites. Paintball believes that its involvement in websites will be increase as paintball web sites continue to proliferate. In connection with its fulfillment functions, other website owners send their customers' orders to Paintball, and Paintball ships product directly to the customers. The customer pays full retail price (as set forth on the third party website) and the third party owner is paid an agreed upon amount.

         Paintball also believes that it is one of the leading companies in servicing the larger sporting goods retailers and has carved out an attractive niche in this end of the market. Paintball's approximate sales breakdown is as follows: Retail - 5%; Internet - 8%; Mass Merchant - 11%; Wholesale - 76%. It is not overly dependent upon any one customer, except that The Sports Authority constitutes almost 10% of its revenues. There is no long-term agreement with this customer.

GROWTH STRATEGIES

         Paintball intends to grow, both through acquisitions as well as internally. It intends to pursue acquisitions, particularly those companies with a strong market share either in a particular product line, or an especially strong share of a particular geographic market. It also intends to increase its role as a fulfillment center for the numerous paintball web sites currently in existence. Paintball's three warehouse locations which allow two day or less ground shipping capability to approximately 90% of the US population makes this an attractive alternative to many web site operators. Finally, it will seek to add geographically advantageous warehouses to its system. Because of the weight of paintballs and increasing shipping costs, having a relatively close shipping point to the customers is a decided advantage.

         To continue to expand our market share into the sporting good mass retailers in an orderly and systematic manner, so as to not put itself in a vulnerable position with respect to any one client. Paintball currently supplies The Sports Authority, Oshmans, and Academy along with certain stores in other well recognized chains. In addition to increasing its penetration of this market segment, Paintball is actively working to increase its share of the per store paintball dollar spent. Paintball is fully EDI compatible (meaning that it can accept customers' orders electronically). With a broader selection of product than most of its competitors and nearly three years working with this type of client, Paintball feels that it is in a good position to capitalize on this segment of the market.

         To continue to develop its Vortex product line which has been very successful since its introduction approximately six months ago. The Vortex product line was developed especially for the paintball "pro" shop and mass retailers. To date, it includes a complete line of four different price levels of paint along with several paintball markers, barrels and accessories. The main attraction of this product line, besides the quality of the product, is that it cannot be sold via the Internet and/or mail order. Dealers, who are typically required to agree with these stipulations prior to being allowed to purchase product, have embraced this marketing strategy.

         Paintball has recently entered into an agreement to merge with Inflatables, a publicly traded company. Paintball feels that the inflatable industry offers an excellent opportunity for growth since it is very fragmented, is a very cost effective medium for advertising, particularly so in the event of an economic slowdown, offers good margins, and with selective growth can contribute significantly to Paintball's future.

         Paintball will continue to advertise its products in industry publications, especially products that it manufactures or has exclusive rights to. Paintball has also recently gone online, after nearly a year's implementation, with new accounting and distribution software which it feels will be adequate until sales reach substantially in excess of $100,000,000. It continues to spend heavily to be at the technological forefront of its industry.


COMPETITION

        The paintball market is extremely competitive and fragmented. Certain of the Paintball's competitors are significantly larger and have significantly greater resources than Paintball. Competitors include public companies, as well as smaller operations. Paintball estimates that there may be as many as 100 competitors that compete in one manner or another against Paintball. On the wholesale side of the business, there are two other large distributors that Paintball considers to be significant competitors. Also, manufacturers at times distribute products and are, therefore, competitive with Paintball.

        The principal competitive factors in this market are price, product range, product availability, brand name recognition and awareness, customer service, and warehouse and shipping capabilities. Paintball believes that it is competitive in each of these categories, although in many instances, it does not seek to be the "low cost provider."


EMPLOYEES

         At June 30, 2001, Paintball employed approximately 45 full-time employees. This number fluctuates with the hiring of temporary personnel during certain busy periods. These temporary personnel typically work in shipping, and receiving and in retail showrooms.

         Paintball employees are not represented by any labor unions. Paintball feels that it has an excellent relationship with its employees.


PROPERTY

The following is a list of properties currently utilized by Paintball. All of these properties are leased. Paintball feels that this space will be adequate for the foreseeable future.

Greenville, SC   Sales, Administrative, Showroom and Warehouse     42,000 sq.ft.
Paramount, CA    Sales, Administrative, Showroom and Warehouse     11,000 sq.ft.
Irving, TX       Sales, Administrative, Showroom and Warehouse     21,000 sq.ft.


GOVERNMENT AND ENVIRONMENTAL REGULATION

         Many Paintball products fall within the jurisdiction of the Consumer Products Safety Commission. However, such regulation has not had a material effect on its business to date. Paintball is not aware of any pending state or federal legislation affecting its business. However, such could change.


LEGAL PROCEEDINGS

         Paintball products are occasionally used in a manner in which they are not intended or incorrectly. Because of this, Paintball is, from time to time, subject to product liability suits. However, since Paintball is primarily a reseller, it has generally been able to pass on liability to the appropriate manufacturer. The predominate claims tend to be eye injuries sustained. Generally, the particular goggle manufacture will become the primary target of the suit. Currently, Paintball has one ongoing suit relating to field netting that was sold. Paintball feels that it has adequate insurance to cover any potential claim, although no assurance of such fact may be given.

         Paintball is currently contesting a prior registration by a competitor, registering a name substantially similar to National Paintball. It is unclear whether this matter will evolve into litigation. However, we believe this suit is immaterial in all respects.

         Except as set forth above, there are no pending or to Paintball's knowledge, threatened claims which could reasonably be expected to have a material adverse effect on its business.


MARKET FOR COMMON STOCK AND DIVIDENDS

         Paintball is a private company and its stock is not traded. Accordingly, such stock is not a NASDAQ quoted stock, nor is it quoted by the National Quotation Bureau, Inc., nor are there any market makers. There have been no transactions upon which a determination of the price of the Paintball common stock could be made.

         As of June 30, 2001, there were three holders of record of Paintball's common stock.

         Paintball has paid no dividends since inception. Paintball does not expect to pay cash dividends going forward for the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Six months ended June 30, 2001 compared to Six months ended June 30, 2000.

         Net sales for the six months ended June 30, 2001 decreased $1,939,990 (13%) to $12,794,963 compared to the six months ended June 30, 2000. This decrease is the result of a decline in sales prices of markers, paint, co2 bottles, and plastic products that cumulatively account for approximately 60% of Paintball sales. These declines commenced in the second quarter of 2000. Also, sales to Paintball's retail customers has declined due to competition to retail outlets by mass merchandise companies which previously have not carried paintball products.

         Gross profit as a percent of sales decreased 1% to 19% during the six months ended June 30, 2001 compared to the same period in the prior year. The decrease in internet sales is a result of increased competition as the number of competitive sites have increased and margins have been reduced. Also, retail sales have been adversely affected by competition from mass retail entry into the market.

         General and administrative expenses decreased $381,467 (15%) to $2,142,814 for the six months ended June 30, 2001 compared to the six months ended June 30, 2000. This decrease is a result of a decrease in advertising and promotion costs of $392,893 and bad debt expense of $29,900 offset by an increase in costs related to the acquisition of Paintball Games of Dallas, Inc., in May 2000 of $105,869. The decrease in advertising and promotion is a result of Paintball curtailing its support of certain promotion programs.

         Income from operations decreased $122,508 (33%) as a result of declining sales partially offset by decreased general and administrative expenses.

         Interest expense increased $16,196 (33%) due to debt associated with the acquisition of Paintball Games of Dallas, Inc., in May 2000.


Year ended December 31, 2000 compared to the year ended December 31, 1999.

         Net sales for the year ended December 31, 2000 increased $820,024 (3%) to $25,688,906 from the prior year. This increase is due primarily to sales associated with Paintball Games of Dallas, Inc. ("Dallas"), which was acquired in May 2000. This acquisition was accounted for using the purchase method. The increase in the quantity of products sold, other than from Dallas, was offset by the deadline in sales prices of markers, paint, co2 bottles, and plastic products, which cumulatively account for approximately 60% of Paintball's sales. Additionally, unusually warm weather during the summer months resulted in less than anticipated sales.

         Gross margin as a percent of sales improved slightly to 20% for the year ended December 31, 2000 compared to 19% for 1999. This increase results primarily from an increase in retail and Internet sales that carry a higher margin than wholesale sales. Sales from Dallas are primarily retail and Internet. The cost of many of Paintball's products fell in proportion to the reduction in Paintball's sales prices.

         General and administrative expenses increased $856,799 (20%) to $5,097,657 for 2000 compared to 1999 due to an increase in advertising costs of $336,175, occupancy costs of $158,187, professional fees of $102,378, salary costs of $115,463, depreciation and amortization of $63,738 and insurance of $44,441. Most of these increases relate to the operations in Dallas acquired on May 1, 2000. The increase in advertising costs is a result of the Dallas operations' retail activities, which require larger advertising efforts than the wholesale activities of Paintball. Paintball also moved into new headquarters and warehouse space at the end of 1999, which is reflected in the increased occupancy cost. Professional fees are associated with the proposed acquisition of Inflatables, Inc.

         Interest expense increased $69,249 (99%) in 2000 from 1999 as a result of the increase in debt associated with the acquisition of the Dallas operation in May 2000, and the debt related to the acquisition of Powerball, Ltd., near the end of 1999.

         Income from operations declines $478,462 (82%) during 2000 from 1999 as a result of the increase in general and administrative expenses attributable to the acquisition of the Dallas retail operation in May 2000, and costs associated with the proposed acquisition of Inflatables.


Year ended December 31, 1999 compared to Year ended December 31, 1998.

         In October 1998, Paintball acquired Powerball, Ltd., which was located in Los Angeles, California. This transaction was accounted for using the purchase method of accounting. Sales for the year ended December 31, 1999 increased $8,950,897 (56%) over the year ended December 31, 1998. This increase resulted from the acquisition of the Powerball, Ltd. operations in November 1998. Sales other than from Los Angeles were comparable between 1998 and 1999.

         Gross profit as a percent of sales remained at 19% for the years ended December 31, 1999 and 1998. The gross profit realized on sales associated with the Los Angeles operations was comparable to those realized from other sales.

         General and administrative expenses increased $1,596,368 (60%) for the year ended December 31, 1999 as compared to the year ended December 31, 1998. Of this increase $731,490 is attributable to operating and administrative costs associated with the Los Angeles operations acquired in November 1998. Salary costs increased $308,590 due to additional sales personnel and increased officers compensation.

         Income from operations increased $179,734 (45%) for the year ended December 31, 1999 as compared to the year ended December 31, 1998. This increase is attributable to the Los Angeles operations.

         Advertising  and promotion  costs  increased  $403,926,  primarily as a
result  of  co-op   advertising   costs  related  to   Paintball's   first  mass
merchandising customer.

         Interest expense increased $23,668 (51%) for the year ended December 31, 1999 as compared to the year ended December 31, 1998, primarily as a result of debt incurred to finance the acquisition of the Los Angeles operations in November 1998.


     During 1999, a fully depreciated motor home sold for cash, resulting in a gain of $50,508. During 1998, investment losses of $28,308 were realized and $64,350 of equity earnings of National Paintball Supply West, Inc. ("NPS West") were recorded. NPS West was dissolved in 1998. These amounts are included in other income.



Liquidity and Capital Resources

         Paintball realizes a large portion of its sales in the fourth quarter of the year, and the majority of these sales occur in December. Therefore, accounts receivable tend to be high at December 31 of each year and inventories tend to be lower at that date. This continues through the first quarter of each year.

         Working capital at June 30, 2001 was a deficit of $49,471, compared to $182,667 at December 31, 2000, a decrease of $232,138 (122%). This results from an increase in accounts receivable from year-end sales of $502,786, and an increase in other receivables of $101,041, offset by an increase in current liabilities of $767,116.

         Paintball invested about $69,000 in Internet domain names during the six months ended June 30, 2001.

         Paintball's primary source of additional liquidity is a $1.5 million line of credit. About $600,000 of this credit facility is available at June 30,

2001, which Paintball believes it is sufficient to meet its operating needs in the foreseeable future.


         If additional liquidity is required, Paintball believes that additional short-term inventory or accounts receivable financing will be available.



MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PAINTBALL

Executive Officers and Directors

        The following table sets forth the names and ages of Paintball's executive officers and directors, the positions and offices with Paintball held by each such person, and the period that each such person has served as an executive officer or director of Paintball. Each director is elected for a one-year term.

                                                                                                             Director or
Name                                Age   Position                                                          Officer Since

William R. Fairbanks............    50    Chairman, Chief Executive Officer, Treasurer                         1989
Douglas L. Brown  ..............    43    Director, Vice President and Secretary                               1989

         William R. Fairbanks is Paintball's Chief Executive Officer and has served in that capacity since its inception in 1989.

         Douglas L. Brown is Paintball's Vice-President in charge of sales and has served in that capacity since its inception in 1989.


Meetings, Committees and Compensation of the Board of Directors

       During fiscal 2000, Paintball's Board of Directors met informally on a constant basis, reflecting its status as a closely-held, private company and the fact that both directors (Mr. Fairbanks and Mr. Brown) work together on a daily basis. A number of actions were taken by unanimous written consent. Both directors attended all meetings of the Board of Directors.

       The Board of Directors serves as a committee of the whole for matters typically associated with corporate committees, such as nominating, audit, or executive committees.

       Paintball reimburses directors for out-of-pocket expenses incurred in connection with the rendering of services as a director. No compensation was paid to any directors during the year ended December 31, 2000. No compensation is expected to be paid for service during the year ended December 31, 2001.


Management Contracts

      Paintball has entered into Noncompetition, Severance and Employment Agreements with Ted Gellert and Matthew Brown. These agreements set forth provisions regarding compensation, confidentiality, termination and noncompetition. However, Paintball does not consider them material.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

       The following table shows the cash compensation paid by Paintball, as well as certain other compensation paid or accrued, to Paintball's Chief Executive Officer and to the executive officers of Paintball who earned in excess of $100,000 per year in compensation (in all capacities) for the years ending December 31, 2000, 1999 and 1998 (collectively, the "Named Executive Officers").


                                                                                          Long Term Compensation
                                                                           ----------------------------------------------
                                          Annual Compensation                      Awards                     Payouts
                                          -------------------                      ------                     -------

                                                               Other                     Securities
                                                               Annual       Restricted   Underlying             All Other
    Name and                         Salary (1)     Bonus      Compen-         Stock       Options/    LTIP     Compen-
Principal Position           Year        ($)          ($)      sation (1)     Awards       SARs (#)   Payouts   sation($)
------------------           ----    ------------ ------------ ----------   ----------   ----------   -------

William R. Fairbanks         2000    $ 155,000    $ 127,427        --           --           --           --    $15,320(2)
Chairman, CEO                1999       145,000     135,080        --           --           --           --     16,991(3)
                             1998       138,000       52,246       --           --           --           --     20,200(4)


(1) Certain amounts may have been expended by Paintball, which may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.
(2) This amount is comprised of (i) $9,572 contributed to Paintball's Profit Sharing Plan by Paintball, all of which was vested, and (ii) $5,748 in premiums paid by Paintball with respect to insurance not generally available to all Paintball employees.
(3) This amount is comprised of (i) $11,243 contributed to Paintball's Profit Sharing Plan by Paintball, all of which was vested, and (ii) $5,748 in premiums paid by Paintball with respect to insurance not generally available to all Paintball employees.
(4) This amount is comprised of (i) $14,452 contributed to Paintball's Profit Sharing Plan by Paintball, all of which was vested, and (ii) $5,748 in premiums paid by Paintball with respect to insurance not generally available to all Paintball employees.

Option Grants in Last Fiscal Year

       No options or similar securities were granted to the Named Executive Officer during fiscal 2000.


Fiscal Year End Option Values

                  No options or similar securities are outstanding with respect to Paintball.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  Paintball leases office and warehouse facilities in South Carolina from NP Realty Company, Inc. ("NPR"), a majority of which is owned by William R. Fairbanks and Douglas L. Brown. The lease is classified as an operating lease and provides for minimum rentals of $160,000 per year through December 2004. Advances, primarily for the construction of office and warehouse facilities, were made in the amount of $257,000 for the year ended December 31, 1999 and are included in "Due from Affiliates" on Paintball's financial statements. At June 30, 2001, the balance due from NPR was $222,167. The leases with NP Realty Company are comparable to those obtainable in an arms-length transaction.

                  During fiscal years 1998, 1999 and 2000, Paintball engaged in a number of transactions with International Management Associates, Inc., ("IMA") an entity that is directly or indirectly owned entirely by Mr. Fairbanks and Mr. Brown. These transactions generally involve the purchase by IMA of foreign paintball products and the resale of these products to Paintball. An aggregate of approximately $107,000, $300,000 and $491,000 was paid by Paintball to IMA during fiscal 1998, 1999 and 2000, respectively, for these products. The transactions with IMA were comparable to those obtainable in an arms-length transaction.

         Paintball sponsors a race car owned by the Genesis Racing division of IMA. The racecar displays Paintball's logo prominently, and is considered an effective marketing tool. Total amounts paid in connection with these matters were approximately $309,000 in 1998, $344,000 in 1999 and $674,000 in 2000.


SECURITY OWNERSHIP

       The information set forth below is furnished as of the Record Date, with respect to Paintball common stock owned beneficially or of record by (i) persons known to Paintball to be the beneficial owner of more than 5% of the Paintball common stock as of that date, (ii) each of the Directors individually, (iii) the Named Executive Officer, and (iv) all Directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person's shares owned. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the date hereof. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options or other convertible securities exercisable or convertible in the 60 days following the date hereof.

                                                                                         Pro Forma After Merger
                                                                                         ----------------------

              Name and address of               Number of                               Number of
              5% Beneficial Owner           Paintball Shares        Percent          Paintball Shares      Percent
                                           Beneficially Owned      of Class          Beneficially Owned    of Class
              -------------------          ------------------      --------          ------------------    --------

     Directors/Executive Officers

     William R. Fairbanks                        5,353,465           90.00%                5,353,465         70.2%
     155 Verdin Road, Greenville, SC 29607

     Douglas A. Brown                              594,830           10.00%                  594,830         7.8%
     155 Verdin Road, Greenville, SC 29607

     All Executive Officers and Directors
      As a Group                                 5,948,295             100%                5,948,295         78.0%




---------------------------------
*     Less than one percent (1%)

                  INFORMATION ABOUT AMERICAN INFLATABLES, INC.

HISTORY

         American Inflatables, Inc. was originally formed as GlobaLock Corporation ("Globalock") under the laws of Delaware on August 5, 1998, for the purpose of engaging in a merger or other business combination with an operating company. Globalock had no predecessors and never engaged in any business activity, other than organizational matters.

         Globalock remained inactive until it merged (the "Can/Am Merger") in December 1999 with Can/Am Marketing Group, LLC, a limited liability company formed under the laws of California ("Can/Am"). Can/Am was formed in 1977 and began operations in May 1997. Globalock was the surviving company in the Can/Am Merger, and changed its name to "American Inflatables, Inc." after consummation of the transaction.

         In connection with the Can/Am Merger, the directors and officers of Globalock resigned and the management of Can/Am became the management of the surviving company. Cam/Am equity holders acquired approximately 78% of the surviving company.


BUSINESS

         Inflatables   has  continued   the  business  of  Can/Am:   namely  the
manufacturing and marketing of inflatable blimps and other custom inflatable products. These products are typically used for advertising purposes.

         Inflatables currently maintains what it believes to be one of the largest and most comprehensive inventories of custom inflatable patterns. Its products (whether floating, flying or tethered) are designed to create strong brand awareness and offer an effective low cost form of advertising.

         At and for the six months ended June 30, 2001, its assets totaled $229,200, its net income (loss) totaled ($55,800) and its stockholders' equity (deficit) was ($486,500).


OPERATIONS AND PRODUCTS

         Inflatables designs and manufactures both hot air and cold air inflatables. Hot air inflatables are usually filled with helium, a non-flammable gas, which floats through the air. Cold air inflatables are usually powered by an electrical fan (generally manufactured by Inflatables), providing a constant flow of air. Both styles of inflatables can either be rooftop based or ground based.

         Inflatables' inflatable products are primarily manufactured at its facility in Costa Mesa, California. Inflatables uses lightweight and durable fabrics, primarily composed of coated nylon webbing and stainless steel rivets. Inflatables believes that this makes each inflatable product easy to handle, portable, and easily installed/dismantled without special equipment. Inflatables' products range from custom inflatable designs and huge product replicas, to low cost designs such as cold air and helium filled advertising balloons, airships, 'hot air balloon' rooftop displays, airborne helium balls and large flying signs.

         Inflatables seeks to maintain its commitment of producing effective promotional specialties of the highest caliber in quality, durability and craftsmanship.

         Inflatables' strategy is to offer the most cost-effective solutions and options in the industry. Its products are designed for rapid set-up and quick deflation/breakdown and packing. Unlike billboards, these products are reusable both indoors and outdoors. Also, helium inflatables offer an aerial advantage with greater visibility from a great distance. Finally, these products provide the power of billboard advertising, at a lower cost, and with greater portability and reusability. Inflatables can also be used in retail situations as a sophisticated point-of-purchase display aid.

         Inflatables has approximately 500 customers that purchase products on a regular basis. A typical Inflatables' customer order ranges from $1,000 to $10,000. Inflatables' customers are concentrated as follows:
     o approximately 50% of sales have been made to customers in the auto industry,
     o approximately 20% of sales have been made to customers in the oil and gas industry, and
     o approximately 30% of these have been made to customers in the various miscellaneous retail industries.

SALES AND MARKETING

         Inflatables' inflatables are marketed to customers as being an effective medium for attracting new customers. Inflatables secures orders primarily through its in-house marketing and sales staff. Currently, Inflatables has nine persons devoted to full-time marketing and sales of Inflatables' products.

         Each account representative receives a 10% commission on each sales order generated by the representative. After Inflatables receives an order for the sale of Inflatables' products, Inflatables' design staff works with the account representative that generated the order to develop the design. The mock up design is then submitted to the customer for approval. After the customer approves the design, Inflatables' manufacturing staff commences work on the product. For most orders, Inflatables has found that from product design to product completion, Inflatables' manufacturing process requires seven to 10 days. After completion, each product is then shipped to the customer via overnight carrier. Each inflatable product is packaged and delivered to the customer with instructions to assist the customer in erecting the product for maximum marketing impact. Customers are responsible for all installation.

COMPETITION
         The inflatable advertising market is very competitive. It is a very fragmented industry, with numerous competitors manufacturing and selling several different types of products. These types of product include helium blimps, spheres and custom shapes that fly on a tether, as well as products that are ground based. These include "regular hot air shaped balloons", custom shaped cold air units and the super fan dancing inflatables. Certain manufacturers of inflatables focus on only one of these product types. However, Inflatables manufactures and distributes all of these general types.

         The principal competitive factors in the inflatable advertising market are price, durability, quality of construction, timely delivery, and the ability to produce custom shaped products.

         Inflatables believes that its prices are similar to those of its competitors, and it is not aware of any competitor that has a production cost advantage.

         Quality control is a priority in the production process of Inflatables. Inflatables believes its products are of the highest quality in the industry.

         A large part of Inflatables' sales are of custom or one-of-a-kind products. Therefore, Inflatables does not maintain an inventory of completed or partially completed products. As all of its products are produced to order, production planning and control are critical to meet customer delivery requirements. Inflatables' delivery schedule is generally two to four weeks, which Inflatables believes is industry norm.

         Inflatables believes its custom design capability is among the best in its industry. Inflatables is not aware of any competitor that can design and produce the variety of products that it has produced.

         For each of these product types, competitors range from smaller private companies to divisions of larger companies, many of which are significantly larger than Inflatables and have significantly greater resources. Inflatables estimates that no competitor has more than 10% of the overall inflatables market. Inflatables estimates that the annual inflatables market totals approximately $500 million. These estimates are believed to be accurate; however, no assurance can be given that they are.

DESCRIPTION OF PROPERTY

         Inflatables leases 16,000 square feet of office and manufacturing facilities at 947 Newhall Street, Costa Mesa, California 92627 under the terms of a one-year lease (the "Lease") with ten one-year renewal options. Under the terms of the Lease, Inflatables pays $6,800 in monthly rent and common area operating expenses. Inflatables' Chief Executive Officer, Gregg R. Mulhollad, has personally guaranteed Inflatables' obligations under the Lease.

EMPLOYEES
         At June 30, 2001, Inflatables had 22 employees, 11 of whom are employed in administrative, sales and marketing and 11 of whom work in manufacturing and production. Inflatables believes it has a good relationship with its employees. None of its employees are represented by a collective bargaining agreement.


LEGAL PROCEEDINGS

       There are no material pending legal proceedings to which Inflatables is a party of which any of its properties is subject, nor are there material pending legal proceedings known to Inflatables in which any director, officer or affiliate or Inflatables or any holder of 5% or more of Inflatables' outstanding stock, or any associate of any for the foregoing, is party or has an interest adverse to Inflatables.

MARKET FOR COMMON STOCK AND DIVIDENDS

         Inflatables' common stock is traded on the Over-The-Counter Bulletin Board (the "OTC-BB") under the market symbol "BLMP." On December 28, 1999 Inflatables' common stock began trading on the OTC-BB under the market symbol "GLLK." Prior to December 28, 1999, there was no public market for Inflatables' common stock. Since its commencement of trading, there has not been a firmly established public trading market for the Inflatables' common stock. As a result, prices reported for the common stock reflect the relative lack of liquidity and may not be reliable indicators of market value.

       The following table sets forth, for the periods indicated, the high and low bid prices for Inflatables' common stock as reported by National Daily Quotation Service. The prices given may represent quotations between dealers, which do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.
                                                              Common Stock
Calendar Year                                                 High       Low
-------------                                                 ----       ---
1999
  Fourth Quarter...........................                $  4.00    $  4.00
2000
  First Quarter.............................               $  5.25    $  2.63
  Second Quarter............................                  3.13       1.13
  Third Quarter ............................                  1.13       0.38
  Fourth Quarter............................                  0.85       0.44
2001
  First Quarter.............................               $  1.00$       .4375
  Second Quarter............................                   .5625      .33
  Third Quarter (through August 16, 2001)...                   .47        .26

         Bid and ask quotations with respect to the Common Stock may be obtained from the National Daily Quotation Service. On August 16, 2001, the last reported sales price of the Common Stock, as obtained from the Bloomberg quotation service, was $0.28. On August 16, 2001, there were approximately 400 holders of record of Common Stock and 8,746,346 shares of Common Stock outstanding.


DIVIDEND POLICY

         Inflatables has paid no cash dividends to date. Inflatables does not anticipate paying any cash dividends in the foreseeable future.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Securities Litigation Reform Act. Except for the historical information contained herein, the matters discussed in this Form S-4 are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting Inflatables' operations, markets, products, services, prices, and other factors discussed in Inflatables' filings with the Securities and Exchange Commission.

         Prior to December 27, 1999 (the merger date) Inflatables operated as Can/Am Marketing Group, LLC. On the merger date, Inflatables completed a "reverse merger" transaction with Globalock Corporation, which had no assets or liabilities, and changed its name to American Inflatables, Inc. At the merger date, Globalock had 1,000,421 shares outstanding and issued 3,050,000 shares in exchange for all of the interests of Cam/Am. This "reverse merger" has been accounted for as an equity transaction with no goodwill recorded. Inflatables' financial statements and following discussion for 1999 are those of Can/Am Marketing Group, LLC.


Results Of Operations

Six Months Ended June 30, 2001 Compared to the Six Months Ended June 30, 2000

         Net sales were $902,400 for the six months ended June 30, 2001, an increase of $49,200 (6%) compared to net sales of $853,200 for the six months ended June 30, 2000. The increase in sales is due to the Company increasing its customer base. Sales for the Company continue to grow at an increasing rate not just from repeat customers but from new customers. The Company continues to increase its presence and exposure in the advertising markets through increased attendance at trade shows and other advertising mediums that provide greater exposure.

         Gross margin as a percentage of sales for the six months ended June 30, 2001 was 48%, an increase of 3% from the six months ended June 30, 2000. The Company through its use of higher quality materials for production, decreased replacements and warranty coverage and provides a stronger product for sale to the customer. During Fiscal 2000 and the first quarter of 2001 the Company increased production and manufacturing staff. The increase in net sales enabled the Company to fully utilize its production staff to increase gross margins in 2001.

         Legal, accounting and consulting costs decreased $1,821,400 during the first six months of 2001 compared to the same period in 2000. The decrease results from non recurring merger and acquisition costs and professional fees associated with a cancelled registration statement incurred during the six months ended June 30, 2000.


         Office expense decreased $46,100 or 33% in the first six months of 2001 compared to the same period in 2000 as a result of efficiencies realized with the maturity of the Company's systems and procedures.

         Payroll costs decreased $204,900 or 72% in the first six months of 2001 compared to the first six months of 2000 due to a more stable work force in 2001, which is more efficient and resulted in less training time for new employees. In addition, the number of administrative employees was reduced by three.

         Marketing costs decreased $45,900 or 29% during the first six months of 2001 compared to the same period in 2000 as a result of the Company's more focused approach to its target market.

         Travel and entertainment costs increased $47,700 or 69% in the first six months of 2001 compared to the first six months of 2000 as a result of the Company sending more representatives to trade shows and attending trade shows more distant from its offices.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999.

         Net sales were $1,478,300 in 2000, an increase of $444,200 or 43% compared to net sales of $1,034,100 for 1999. The increase in sales is due to Inflatables substantially increasing its customer base. Sales for Inflatables grew because of increased sales from repeat customers as well as from new customers. Inflatables has increased its presence and exposure in the advertising markets.

         Gross margin in fiscal 2000 was 35%, compared to 61% for fiscal 1999. The $521,800 gross profit for fiscal 2000 compares to $629,100 for fiscal 1999. During 2000, Inflatables expanded its sales of helium filled and remote control inflatables. These products required start up and design inefficiencies that should not recur in the future. In addition, the use of radio control capabilities on helium products resulted in rework and design modifications to accommodate the increased weight.

         Inflatables' selling expense totaled $736,700 for fiscal 2000 compared to $356,600 for fiscal 1999, an increase of $380,100 or 107%. During fiscal 2000, the Company continued its increased trade show presence from fiscal 1999. Management believes that the additional tradeshow costs associated with this presence will be realized in increased sales over the next year.

         Inflatables' total general and administrative (G & A) expenses increased by $1,416,600 or 228%, in fiscal 2000 due to increased costs related to Inflatables' activities related to the proposed merger with National Paintball Supply Co., Inc. as well as investor relations costs of $175,000. A substantial portion of the costs ($1,695,000) for consulting and salary costs were paid through the issuance of shares of Inflatables' common stock. The total G & A expenses as a percentage of sales were 139% for fiscal 2000, up from 62% for fiscal 1999. G & A as a percentage of revenue increased, related to Inflatables' expansion efforts and activities related to the proposed merger.


     Inflatables' interest expense was $347,100 in fiscal 2000 and $43,700 in fiscal 1999. The increase in interest expense during fiscal 2000 compared to fiscal 1999 is due to the interest cost reflected as a result of the value assigned to warrants issued in 2000. In connection with the $330,000 short-term payable the Company issued warrants to purchase 1,320,000 shares of its common stock at $.25 per share. The warrants may be exercised in whole or part at any time and expire December 31, 2003.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Company determined the value of these warrants using the Black-Scholes option model which values warrants based on the stock price at the warrant issue date, the life of the warrants, the estimated volatility of the stock, the expected dividend payments and the risk-free interest rate over the expected life of the warrant. The assumptions used in the Black-Scholes model were as follows for these warrants.



        Risk-free interest rate                 5.42%
        Expected volatility of common stock     1.621
        Dividend yield                          -0-
        Expected life of warrants               3 years



     The resulting value of the warrants was greater than the total proceeds, and therefore the warrants are recorded at face value of the related notes payable. As the warrants can be exercised immediately, the resulting debt discount of $330,000 has been recorded as interest expense during the year ended December 31, 2000.


Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

         Net sales were $1,034,100 in fiscal 1999, an increase of $583,700 or 129.5% compared to net sales of $450,000 for fiscal 1998. The increase in sales is due to Inflatables substantially increasing its customer base. The growth in sales for Inflatables resulted from repeat customers, as well as new customers.

         Inflatables had $629,100 gross profit for fiscal 1999, as compared to $97,600 for fiscal 1998. Gross margin for 1999 was 60.8% compared to 21.7% for 1998. The increase in net sales and production efficiencies are the primary causes for the increase in gross margin as a percentage of sales. During 1999, the increase in Inflatables production and manufacturing staff was less than the rate of increase in its sales, thereby enabling Inflatables to increase its gross margin.

         Selling expenses were $356,600 in 1999 compared to $137,400 in 1998, an increase of $219,200 or 160%. During 1999 the Company increased its trade show presence seven ford from 1998. Management believes that the additional trade show presence will result in increased sales during next year.

         General and administrative expenses increased $486,900 (333%) to $637,400 in 1999 compared to 1998. This increase is a result of the additional administrative infrastructure required to support the Company's sales growth and its reporting requirements as a public company.

         Interest expense was $43,700 in 1999 compared to $18,900 in 1998. This increase is related to the Company's additional borrowings during 1999.


Liquidity And Capital Resources

            At June 30, 2001, Inflatables had a book overdraft of $6,100 compared to cash and cash equivalents of $3,900 at December 31, 2000, a decrease of $10,000.

            Cash used in operating activities was $10,000 during the six-month period ended June 30, 2001. Use of cash in operating activities consisted mainly of the net loss for the six-month period of $55,800, the offsetting effects of depreciation and amortization of $8,000, and fluctuations in certain assets and liabilities.

            To date, Inflatables has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. Cash has been, and Inflatables contemplates that it will continue to be, used for general operating purposes.

            From time to time, Inflatables may evaluate potential acquisitions of products, businesses, and technologies that may complement or expand the Company's business. Any such transactions consummated may use a portion of Inflatables' working capital and/or require the issuance of equity or debt.

         The Company's success will be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain
financing  or  refinancing  as  may  be  required,   and  ultimately  to  obtain
profitability. The Company believes that it may not have sufficient cash resources to fund the Company's operations through fiscal 2001. The Company may not be able to obtain sufficient financing to satisfy its cash requirements. The Company may be required to obtain financing on terms that are not favorable to the Company or its shareholders. If the Company is unable to obtain additional financing when needed, it may be required to delay or scale back its operations, which could have a material adverse effect on its business, financial condition and results of operations.

         The Company anticipates that it will need to raise additional capital on a private placement basis through the sale of the Company's common stock, preferred stock, debt or convertible debt, or some combination thereof. The Company believes that if it is able to raise additional equity or debt capital sufficient to meet its current needs, the Company may need additional capital in the near future. This additional capital, if needed, will be on such terms as may then be available.

         While the Company is currently exploring opportunities available to raise additional capital, it has not received any commitment from any investor, underwriter lender or broker dealer to provide any funds. There is no assurance that the Company will be successful in raising additional funds, or, if it is successful, that, in view of the Company's current circumstances, any funds can be raised on terms that are reasonable.

         The Company is in the process of merging with National Paintball Supply Co., Inc. The Company believes that National Paintball Supply Co., Inc. has the ability to and will provide the necessary liquidity to the Company after the merger is completed.

RECENT ACCOUNTING PRONOUNCEMENTS

         During 2000, the Emerging Issues Task Force issued EITF 00-10 "Accounting for Shipping and Handling Fees and Costs" and EITF 00-14 "Accounting for Certain Sales Incentives". Both of these require implementation during the second quarter of 2001. Inflatables does not believe the implementation of either of these pronouncements will have a material effect on its financial statements.

         In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 137 defers for one year the effective date of SFAS 133. The rule will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate the adoption of the new statement will have an effect on earnings or the financial position of Inflatables.

       In July 2001 the FASB issued SFAS 141, "Business Combination" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used to account for all business combinations entered into after June 30, 2001, SFAS 142 requires that goodwill and other intangible assets with indefinite lives be tested for impairment annually and not be subjected amortization. The provisions of SFAS 142 will apply to us beginning January 1, 2002. The amortization of goodwill reduced Paintball's net income by $14,635 for the six months ended June 30, 2001. We have not quantified the impact of adopting other provisions of these standards.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF INFLATABLES
Executive Officers and Directors

        The following table sets forth the names and ages of Inflatables' executive officers and directors, the positions and offices with Inflatables held by each such person, and the period that each such person has served as an executive officer or director of Inflatables. Each director is elected for a term of one year or until the next shareholders' meeting.

                                                                                                             Director or
Name                                Age     Position                                                        Officer Since

Gregg Mulholland  ..............    32      Chief Executive Officer, Chairman of the Board                       1998
Jeffrey Jacobson  ..............    53      President Chief Operating Officer and Director                       1999
David W. Ariss, Sr..............    61      Director                                                             1999

         Gregg R. Mulholland is Inflatables' Chief Executive Officer and has served in that capacity since inception. From February 1995 to May 1997, Mr. Mulholland was President/CEO at Hurlys Roadhouse Inc., a nightclub operation. Mr. Mulholland holds a BA degree from California State University at Long Beach.

         Jeffrey Jacobson is Inflatables' Chief Operations Officer and has served in that capacity since February 1999. From January 1997 to February 1999, Mr. Jacobson was National Sales Manager at Giant Advertising, an inflatables company. During 1996 and 1997, Mr. Jacobson was under medical care and was not actively engaged in business. Mr. Jacobson holds a Bachelor of Commerce degree from the University of Witwatersrand.

         David Arris has spent the majority of his professional career in the industrial and commercial real estate industry. Since 1984, Mr. Ariss has been a principal with P.I.B. Realty Advisors, a real estate consulting firm, and was recently appointed to the California World Trade Commission. David W. Ariss, Sr. is the first cousin, once removed, of Gregg R. Mulholland.


Meetings, Committees and Compensation of the Board of Directors

       During fiscal 2000, Inflatables' Board of Directors met six times. Each director attended more than 75% of the total number of meetings of the Board of Directors on which he served.

       The Board of Directors serves as a committee of the whole for matters typically associated with corporate committees, such as nominating, audit, or executive committees.

         Inflatables reimburses directors for out-of-pocket expenses incurred in connection with the rendering of services as a director. No compensation was paid to any directors during the year ended December 31, 1999. No compensation is expected to be paid for service during the year ended December 31, 2000.


EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

       The following table shows the cash compensation paid by Paintball, as well as certain other compensation paid or accrued, to American Inflatables' Chief Executive Officer and to the executive officers of Inflatables who earned in excess of $100,000 per year in compensation (in all capacities) for the years ending December 31, 2000, 1999 and 1998 (collectively, the "Named Executive Officers).


                                                           SUMMARY COMPENSATION TABLE


                                                                                                 Long Term Compensation
                                                                                   -----------------------------------------------
                                          Annual Compensation                             Awards               Payouts
                                          -------------------                             ------               -------
                                                                                        Securities
                                                           Other             Restricted Underlying
    Name and                       Salary (1)   Bonus      Annual               Stock     Options/     LTIP      All Other
Principal Position        Year        ($)         ($)      Compensation (1)    Awards     SARs (#)    Payouts   Compensation($)
------------------        ----        ---                  ----------------  ----------               -------   ---------------

Gregg R. Mulholland       2000      $ 131,135                                                                     $410,000 (2)
Chairman, CEO             1999      $  80,000   $80,000       --(2)              --          --          --            --
                          1998      $  45,050       --        --                 --          --          --            --

Jeffrey Jacobsen          2000      $  70,092       --        --                 --          --          --        103,000 (3)

                          1999      $  60,050       --        --                 --          --          --             --
----------------------------------------

(1) Certain amounts may have been expended by Inflatables, which may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.
(2) This is represented by the issuance of 1,053,984 shares of Inflatables common stock in lieu of cash compensation. The value assigned to the shares (110% of market value) issued to Mr. Mulholland was the result of negotiations between Mr. Mulholland and Inflatables. These shares were issued for past services. These shares are "restricted shares" within the contemplation of federal securities laws.
(3) This is represented by the issuance of 120,000 shares of Inflatables common stock in lieu of cash compensation.


Option Grants in Last Fiscal Year

       No options or similar securities were granted to the Named Executive Officer during fiscal 2000.


Fiscal Year End Option Values

       No options or similar securities are outstanding with respect to Inflatables.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       During 2000, there were no material relationships or related transactions between Inflatables and its officers or directors.

         At December 31, 2000, Inflatables owed Mr. Mulholland $43,600. Mr. Mulholland advanced these funds throughout the year to meet working capital needs of Inflatables. These advances are due on demand and are unsecured. Additionally, Inflatables has not accrued interest on these advances as Mr. Mulholland has waived any demand for such interest.

SECURITY OWNERSHIP

       The information set forth below is furnished as of the Record Date, with respect to Inflatables common stock owned beneficially or of record by (i) persons known to Inflatables to be the beneficial owner of more than 5% of the Inflatables common stock as of that date, (ii) each of the Directors individually, (iii) the Named Executive Officer, and (iv) all Directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person's shares owned. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the date hereof. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options or other convertible securities exercisable or convertible in the 60 days following the date hereof.

                                                                                      Pro Forma After Merger
                                                                                      ----------------------
                                                                                        Number of
                                                                                        Paintball
                                            Number of Inflatables                        Shares
              Name and address of                   Shares              Percent       Beneficially    Percent
              5% Beneficial Owner             Beneficially Owned        of Class         Owned        of Class
              -------------------           ---------------------       --------      ------------    --------

     Directors/Executive Officers



     Gregg R. Mulholland                         3,679,984          42.1%            613,453         8.0%
     947 Newhall Street
     Costa Mesa, California 92627

     Jeffrey Jacobson                              300,000(1)       3.4%             50,010          *
     947 Newhall Street
     Costa Mesa, California 92627

     David W. Ariss, Sr.
     947 Newhall Street                             50,000                           8,335           *
     Costa Mesa, California 92627

     All Executive Officers and
     Directors as a Group (3 persons)            4,029,984          46.1%          671,798          8.8%
---------------------------------
*     Less than one percent (1%)


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         At the Effective Time, the shares of Inflatables common stock will be converted into shares of Paintball common stock with the exception of fractional shares, which will be exchanged for cash. Accordingly, shareholders of Inflatables will become shareholders of Paintball, and their rights as Paintball shareholders will be determined by Paintball's Articles of Incorporation and Bylaws. The rights of Paintball shareholders differ from the rights of Inflatables' shareholders with respect to certain matters, including:
     o the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles/certificate of incorporation,
     o    nomination of directors, and
     o statutory and other restrictions on certain business combinations and control share acquisitions.

         A comparison of the respective rights of Inflatables' shareholders and Paintball's shareholders with respect to these matters is set forth immediately below. A description of the Paintball common stock is set forth below under "PAINTBALL CAPITAL STOCK."


         GENERAL

         Paintball is a South Carolina corporation subject to the provisions of the South Carolina Business Corporation Act of 1988, as amended ("SCBCA"). Inflatables is a Delaware corporation subject to the provisions of the Delaware General Corporations Law ("DGCL"). Shareholders of Inflatables will, upon consummation of the Merger become shareholders of Paintball. The rights of such shareholders will thus be governed by the SCBCA and the Articles of Incorporation and Bylaws of Paintball.

         Set forth below are the material differences between the rights of a Inflatables shareholder under the Inflatables Certificate of Incorporation and Bylaws and the DGCL, on the one hand, and the rights of a Paintball shareholder under the Paintball Articles of Incorporation and Bylaws and the SCBCA, on the other hand.

         The following summary does not reflect any rules of Nasdaq that may apply to Inflatables or Paintball in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the SCBCA, the DGCL and the constituent documents of each corporation.


         AUTHORIZED CAPITAL

         Inflatables. The authorized capital stock of Inflatables consists of 20,000,000 shares of Inflatables common stock (par value $0.001 per share) and 100,000 shares of Inflatables preferred stock (par value $0.001 per share). At August 15, 2001, Inflatables had 8,746,346 shares of common stock outstanding and no shares of preferred stock outstanding.

         Paintball. The authorized capital stock of Paintball consists of 50,000,000 shares of Paintball common stock (par value $0.001 per share) and 20,000,000 shares of Paintball preferred stock. At June 13, 2001, Paintball had 5,948,295 shares of common stock outstanding and no shares of preferred stock outstanding.


         AMENDMENT OF ARTICLES/CERTIFICATE OF INCORPORATION OR BYLAWS

         Inflatables. Pursuant to the DGCL, the approval of holders of a majority of Inflatables' outstanding shares entitled to vote thereon is required to amend its Certificate of Incorporation. Inflatables' Bylaws may be amended, added to or repealed by a majority vote of the Inflatables Board of Directors. Inflatables' Bylaws may be amended by a majority vote of Inflatables shareholders.

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

         Paintball. The SCBCA requires that, unless a company's articles of incorporation provides otherwise, holders of a two-thirds of Paintball's outstanding shares entitled to vote thereon is required to amend its Articles of Incorporation. Paintball's Board of Directors may amend or repeal its Bylaws unless:
     o the articles of incorporation or the SCBCA reserve this power exclusively to shareholders;
     o Paintball shareholders in adopting, amending or repealing any bylaw provide expressly that the board of directors may not amend that bylaw; or
     o the bylaw either established, amends or deletes a supermajority shareholder quorum or voting requirement.

         Amendments to the Bylaws by the Board of Directors must be proposed at a meeting of the Board of Directors prior to the meeting at which such amendments are adopted. Paintball's Bylaws may also be amended by a majority vote of Paintball shareholders.

         SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

         Inflatables. The DGCL permits the number of directors to be set in the certificate of incorporation or the bylaws. The Inflatables Certificate of Incorporation states that the number of directors shall be fixed in the manner set forth in the Bylaws. The Bylaws state that the number of directors shall be at least the minimum number required by the DGCL and that the number of directors can be changed by the Board of Directors. The DGCL requires a minimum of one director. While the DGCL permits the Board to be divided into three classes upon affirmative election in either the Certificate of Incorporation on Bylaws, Inflatables has made no such election. Therefore, each director is elected for one-year terms. The DGCL permits cumulative voting for directors if the corporation has affirmatively elected to adopt cumulative voting in the Certificate of Incorporation. However, the Inflatables Certificate of Incorporation does not elect to have cumulative voting, so directors are elected by straight voting.

         Paintball. The SCBCA permits the number of directors to be set in the articles of incorporation or bylaws. If there are nine or more directors, the SCBCA permits division of the directors into two or three classes, each as nearly as possible equal in number, with one class being elected annually. The SCBCA requires a shareholder vote to change the number of directors by more than 30% of the existing number of directors. If a corporation's articles or bylaws permit, the current board may vote to increase or decrease the number of directors by 30% or less. Paintball's Bylaws permit the Board of Directors to add to or reduce the number of directors. The SCBCA permits cumulative voting for directors; however, the Paintball Articles of Incorporation do not provide for cumulative voting for directors.

         REMOVAL OF DIRECTORS BY SHAREHOLDERS

         Inflatables. In accordance with the DGCL and the Inflatables Certificate of Incorporation, except for directors elected under specified circumstances by holders of Inflatables preferred stock, any director or the entire board of directors of Inflatables may be removed only for cause and only by an affirmative vote of holders of a majority of the outstanding shares of capital stock.

         Paintball. In accordance with the SCBCA, except for directors elected under specified circumstances by holders of Paintball preferred stock, any director or the entire board of directors of Paintball may be removed with or without cause by a majority of a quorum of shareholders present at a meeting.


         DIRECTOR EXCULPATION

         Inflatables. In accordance with the DGCL, the Inflatables Certificate of Incorporation provides for the elimination of personal liability of each director of Inflatables to the fullest extent allowed by the DGCL. If the DGCL is amended to further limit the personal liability of directors, then the Certificate of Incorporation provides that liability is further eliminated or limited to the fullest extent allowable by the DGCL.

         Paintball. The SCBCA permits corporations to eliminate or limit the personal liability of directors, except:
     o for any breach of the director's duty of loyalty to Paintball or its shareholders,
     o for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law,
     o    for improper distributions, or
     o for any transaction from which a director derived an improper personal benefit.

         In addition, the SCBCA prohibits a corporation from eliminating or limiting director liability for gross negligence. Neither the Paintball Articles of Incorporation nor the Paintball Bylaws have any provisions providing for the elimination of personal liability of directors.

         DIRECTOR AND OFFICER INDEMNIFICATION

         Inflatables. Under the DGCL, a corporation has the power to indemnify a director or officer against (i) expenses, judgments, fines and amounts paid in settlement reasonably incurred in any proceeding (other than a proceeding by or in the right of the corporation) if the director or officer acted in good faith and in a manner such officer or director reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (ii) expenses reasonably incurred in any proceeding by or in the right of the corporation if the director or officer acted in good faith and in a manner such officer or director reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification of such expenses shall be made in any such proceeding in which such person shall be adjudged to be liable to the corporation unless and only to the extent that the court shall determine that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The Inflatables Certificate of Incorporation permits directors and officers to be indemnified for reasonable expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) in any action, suit or proceeding.

         Under the DGCL, any indemnification permitted by the rules described in the foregoing paragraph may be made only as authorized in the specific case upon a determination that the individual has met the applicable standard of conduct, which determination must be made:
     o by a majority vote of directors, who are not parties, even though less than a quorum,
     o if there are no directors, or if a quorum of disinterested directors so directs, by independent legal counsel, or
     o    by the shareholders.

         The DGCL requires that a director or officer be indemnified against expenses reasonably incurred in connection with any proceeding in which he has been successful on the merits or otherwise in defense of the proceeding, or in defense of any claim, issue or matter therein. Expenses of any officer or director in connection with any proceeding may be paid by the corporation in advance upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified.

         The DGCL permits a corporation to purchase and maintain insurance on behalf of any officer or director against any liability, whether or not the corporation would have the power to indemnify such officer or director against such liability.

         Paintball. Under the SCBCA, generally a corporation may indemnify a past or present director against liability incurred in a proceeding if
     o    the director conducted himself in good faith,
     o the director reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (b) in all other cases, that his or her conduct was at least not opposed to its best interest, and

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

     o in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful.

         However, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or (b) in connection with any other proceeding charging improper personal benefit to him or her in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

         Under the SCBCA, unless limited by the articles of incorporation, a corporation shall indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is party because he or she is or was a director against reasonable expenses incurred by him or her in connection with the proceeding. A corporation may pay in advance for the reasonable litigation expenses of a director if:
     o the director furnishes the corporation a written affirmation of his good faith belief that he or she has met the applicable standard of conduct,
     o the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and
     o a determination is made that the facts then known to those making the determination would not preclude indemnification.

         Such determination, as well as any determination that indemnification shall be paid, must be made in one of the following ways:
     o by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding,
     o if a quorum cannot be obtained, by majority vote of a committee designated by the board of directors, consisting solely of two or more directors not at the time parties to the proceeding,
     o by special legal counsel (a) selected by the board of directors or its committee in the manner prescribed above, or (b) if a quorum of the board of directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full board of directors, or
     o by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         Under the SCBCA, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract. Unless the corporation's articles of incorporation provide otherwise, the SCBCA permits a court in certain circumstances to order the payment of indemnification to a director, whether or not he met the applicable standard of conduct, if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

         The SCBCA permits a corporation to purchase and maintain insurance on behalf of any officer or director against any liability, whether or not the corporation would have the power to indemnify such officer or director against such liability.

         The Paintball Bylaws provide for indemnification of officers and directors for expenses and for the advancement of expenses to the maximum extent permitted by applicable law.

       RELATED PARTY TRANSACTIONS AND DIRECTOR CONFLICT OF INTEREST TRANSACTIONS

         Inflatables. Under the DGCL, any corporation may lend money to, or guarantee any obligation of, any officer or other employee, including any officer or employee who is a director, whenever, in the judgment of the

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
directors, such loan or guaranty may reasonably be expected to benefit the corporation.

         Under the DGCL, contracts or transactions between a corporation and one or more of its directors or officers, or between a corporation and another corporation or entity in which a director or officer has a financial interest or is a director or officer, may be effected if (i) approved in good faith by either (a) a majority of the disinterested directors of the board or a committee thereof or (b) a majority of the shareholders, in each case after disclosure or with knowledge of the material facts respecting the relationship or interest and the contract or transaction or (ii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the shareholders.

         Paintball. Under the SCBCA, a corporation may not directly or indirectly lend money to, or guarantee the obligation of, any director unless
(i) the particular loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, except the votes of shares owned by or voted under the control of the benefited director, or (ii) the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.

         Under the SCBCA, a transaction with a corporation in which a director of the corporation has a direct or indirect interest is not voidable by the corporation solely because of the director's interest in the transaction if any one of the following is true:
     o the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board of directors and the board or such committee authorizes, approves or ratifies the transaction by a majority (consisting of more than one) of the directors on the board or the committee who have no direct or indirect interest in the transaction; or
     o the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction by the affirmative vote of a majority of the shares entitled to vote other than shares owned by or voted under the control of the director who has a direct or indirect interest in the transaction and other than shares owned by or voted under the control of certain related entities; or
     o    the transaction was fair to the corporation.

         SHAREHOLDER MEETINGS

         Inflatables. Inflatables has annual meetings, and pursuant to Inflatables' Certificate of Incorporation and Bylaws, it may have special meetings called by the President or shareholders holding at least 10% of Inflatables stock having a right to vote at such a meeting. The Board of Directors chooses the place of meetings. Inflatables must mail written notice of meetings to shareholders of record no less than ten days and no more than 60 days before the meeting. The record date is the close of business the day before the notices are sent.


         Paintball. Paintball has annual meetings, and pursuant to Paintball's Bylaws, it may have special meetings called by the President, the board of directors, or by request of holders of one-tenth of all outstanding votes of the corporation entitled to be cast on any issue at the meeting. The board of directors chooses the place of meetings. Except as described below for shareholder-requested special meetings, the board of directors must send Paintball shareholders written notice of meetings not more than 60 and not less than ten days before the date of the meeting. The board of directors may set the record date for shareholders entitled to vote at a meeting 70 days in advance of the meeting. If the board of directors does not set a record date, the Bylaws list default record dates for various types of meetings and business.

         If shareholders wish to request a special meeting, they must first give written notice to the secretary of the corporation requesting that a record date be fixed. The board of directors must fix the record date within ten days of receipt of the request. Paintball must receive, within 60 days of the record date, written requests from the requisite 10% of shareholders requesting the special meeting for the shareholder request to be valid. If an adequate number of valid written requests are received, the board of directors must set a new record date for the special meeting and give notice of the meeting to shareholders within 30 days of the date on which the 10% written request requirement was satisfied.

         Shareholders may propose business for shareholder meetings. Shareholders must deliver notice of their proposals to the principal place of business of Paintball no more than 90 days and no less than 60 days prior to the first anniversary of the preceding years annual meeting; provided, however, that if the annual meeting is more than 30 days before or 60 days after the anniversary of the previous annual meeting, notice of shareholder proposals must be delivered no more than 90 and no less than 60 days prior to the meeting or no later than the 10th day following the announcement of the meeting. The notice must meet certain requirements specified in the Bylaws.

         SHAREHOLDER VOTING IN GENERAL

         Inflatables. Shareholder action requires a quorum of shares entitled to vote. Unless the DGCL, a corporation's certificate of incorporation or its bylaws require otherwise, the DGCL states that a majority of shares entitled to vote constitutes a quorum and an affirmative vote of a majority of shares present suffices to approve any proposed action. If a separate vote by class or classes is required, a majority of the outstanding shares of that class or classes constitutes a quorum and a majority of shares of that class or classes present suffices to approve any proposed action.

         Paintball. Shareholder action requires a quorum of shares entitled to vote. Unless the SCBCA, a corporation's articles of incorporation or its bylaws require otherwise, the SCBCA states that a majority of shares entitled to vote constitutes a quorum and an affirmative vote of a majority of shares present suffices to approve any proposed action. If a separate vote by class or classes is required, a majority of the outstanding shares of that class or classes constitutes a quorum and a majority of shares of that class or classes present suffices to approve any proposed action.

         Paintball's Bylaws provide that a bylaw adding, changing or deleting a supermajority quorum or voting requirement must be approved by the same vote and voting groups required to take action under the bylaws as then in effect or as in the proposed amendment, whichever requires a greater quorum and/or vote for approval.

         SHAREHOLDER VOTING IN CERTAIN BUSINESS COMBINATIONS

         Inflatables. Under the DGCL, an agreement of merger or consolidation must be adopted by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, but does not require the separate vote of any class of such stock unless the merger agreement involves an amendment to the certificate of incorporation which would adversely affect such class. Similarly, the DGCL requires an affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon to authorize a sale, lease or exchange of all or substantially all the property and assets of the corporation, or to authorize the voluntary dissolution of the corporation. The DGCL permits the voluntary dissolution of a corporation without the approval of the board of directors pursuant to the written consent of all the shareholders.

          Paintball. Under the SCBCA, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.

          Under the SCBCA, to authorize the sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A

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corporation's  articles of incorporation  may require a lower or higher vote for approval, but the required vote must be least a majority of all the votes entitled to be cast on the transaction.

         CHANGE IN CONTROL, BUSINESS COMBINATIONS AND ANTI-TAKEOVER PROVISIONS

         Inflatables. Section 203 of the DGCL prohibits certain transactions between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder," unless the bylaws or certificate of incorporation of the corporation contains a provision expressly electing not to be governed by Section 203 of the DGCL. Inflatables has expressly elected not to be governed by Section 203 in its Certificate of Incorporation.

         Paintball. South Carolina's legislation respecting Control Share Acquisitions (as defined in the SCBCA) and Business Combinations (as defined herein) was enacted in 1988. The South Carolina Control Share Acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as Paintball, that has a class of voting shares registered with the Securities Exchange Commission under Section 12 of the Exchange Act, has a principal place of business, its principal office or substantial assets in South Carolina and has a specified shareholder presence in South Carolina. The South Carolina Business Combination Law applies to certain South Carolina corporations, such as Paintball, and certain non-South Carolina corporations that have a significant presence in South Carolina.

         South Carolina Control Share Acquisitions Law. Unless a corporation has opted out of the provisions of the South Carolina statute before the "control share acquisition" in question through an amendment to its articles of incorporation or bylaws, "control shares" of the corporation acquired in a "control share acquisition" have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all "interested shares." "Interested shares" are shares of the corporation voted by an acquiring person or a member of a group with respect to a "control share acquisition," any officer of the corporation or any employee of the corporation who is also a director of the corporation.

         If authorized by such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, "control shares" acquired in a "control share acquisition" may under certain circumstances be subject to redemption by the corporation at the fair value thereof.

         Unless  otherwise   provided  in  such  a  corporation's   articles  of
incorporation or bylaws before a "control share acquisition" has occurred, if "control shares" acquired in a "control share acquisition" are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters' rights to receive fair value for their shares.

         For purposes of the Control Share Acquisition law, "control shares" are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors:
     o    one-fifth or more but less than one-third of all voting power,
     o    one-third or more but less than a majority of all voting power or
     o    a majority or more of all voting power.

         For purposes of the law, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares". Among certain other circumstances, a "control share acquisition" is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the reorganization agreement.

         South Carolina Business Combination Law. The law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10%

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
or more of the corporation's outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation. Excluded from the statute's coverage is any "business combination" with any person that beneficially owned in excess of 10% of the corporation's voting shares prior to April 23, 1988.

         Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:
     o    merger of the corporation;
     o sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;
     o transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and
     o dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

         Covered business combinations are prohibited unless (i) the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder; (ii) a majority of shares not beneficially owned by the interested shareholder approved the combination; and (iii) certain transactional requirements are met. Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

         Paintball has not opted out of coverage of either the South Carolina Control Shares Acquisition law or the South Carolina Business Combination law.


         ACTION BY SHAREHOLDERS WITHOUT A MEETING

         Inflatables. Under the DGCL, unless a corporation's certificate of incorporation provides otherwise, any action that is required to be or that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, by the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action if a meeting of shareholders were held at which all shares entitled to vote thereon were present and voted. All consents required for action must be received within 60 days of the receipt by the corporation of the first consent, and notice of the action must be given to shareholders who did not consent.

         Paintball. Under the SCBCA, any action that is required to be or that may be taken at a meeting of shareholders may be taken without a meeting, by the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action if a meeting of shareholders were held at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the articles of incorporation. All consents required for action must be received within 60 days of the receipt by the corporation of the first consent. If the action were to require notice to non-voting shareholders if taken at a meeting, similar notice of the action by consent must be sent to non-voting shareholders ten days before the action is taken.


         DISSENTERS' OR APPRAISAL RIGHTS

         Inflatables. Under the DGCL, appraisal or dissenters' rights arise only in connection with statutory mergers or consolidations, and the holders of shares of a class listed on a national securities exchange or held of record by more than 2,000 shareholders are not entitled to appraisal rights in the event of a merger or consolidation, unless such shareholders are required by the terms of the merger agreement to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation which are so

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listed  or held by such  number of record  holders,  cash in lieu of  fractional shares of such stock, or a combination of the shares of stock, depository receipts and cash in lieu of fractional shares of such stock. If the shares are not so listed or held by such number of record holders, a shareholder who did not vote in favor of such action, and who complies with certain statutory procedures, is entitled to receive the fair value as determined under the DGCL of such shareholder's shares from the corporation.

         Paintball. Under the SCBCA, a shareholder of a corporation who objects to
     o an amendment of the articles of incorporation that materially and adversely affects certain of the shareholder's rights,
     o    consummation  of a plan of merger to which the  corporation is a party
          (a) if shareholder approval is required and the shareholder is entitled to vote on the reorganization agreement or (b) if the corporation is a subsidiary that is merged with its parent without shareholder approval or if the corporation is a parent that causes its subsidiary to be merged into it without shareholder approval,
     o consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan,
     o consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange (excluding, among other matters, a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale), is entitled to payment of the fair value as determined under the SCBCA of such shareholder's shares by perfecting dissenters' rights pursuant to the SCBCA.


         SHAREHOLDER INSPECTION RIGHTS

         Inflatables. Under the DGCL, shareholders of record or their attorney or agent may inspect a corporation's stock ledger, a list of its shareholders, and its other books and records and make copies or extracts therefrom. The shareholder must make a written demand stating a proper purpose under oath. A proper purpose is a purpose reasonably related to one's interest as a shareholder. Shareholders only have the right to inspect records during business hours. Delaware corporations must make available ten days before any shareholder meeting a list of record shareholders complete with names, addresses, and shares held.

         Paintball. Under the SCBCA, if a shareholder gives a corporation written notice five days in advance, the shareholder may inspect during regular business hours the corporation's
     o    articles of incorporation,
     o    bylaws,
     o resolutions of the board of directors creating classes of shares and fixing the shares' rights,
     o the minutes of all shareholders' meetings and records of actions taken by shareholders without a meeting in the past ten years,
     o all written communications to shareholders as a group within the last three years,
     o a list of the names and business addresses of current directors and officers, and
     o the corporation's most recent annual report delivered to the South Carolina Tax Commission.

         If the shareholder holds at least 1% of any class of shares, he may also inspect the corporation's federal and state income tax returns for the past ten years.

         Under the SCBCA, if a shareholder makes a good faith demand for a proper business purpose which is described with reasonable particularity in the demand, the shareholder may also inspect the following records if they are

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
directly connected with the proper purpose:
     o    excerpts from the minutes of any meeting of the board of directors,
     o    records of any action of a committee of the board of directors,
     o minutes of shareholder meetings, and records of shareholder actions taken without meeting to the extent not covered in the preceding paragraph,
     o    accounting records of the corporation, and
     o    the record of shareholders.

         Statutory inspection rights may not be abolished or limited by a corporation's articles or bylaws.

         South Carolina corporations must prepare alphabetical lists of record shareholders entitled to vote at shareholder meetings. Shareholder lists must be available for shareholder inspection beginning on the date at which notice of the meeting is given. A shareholder or his attorney or agent may inspect and copy the list during regular business hours at the shareholder's expense.

         South Carolina corporations must furnish shareholders with annual financial statements. If a corporation indemnifies or advances expenses to a director, the corporation must report such action to shareholders prior to the next shareholder meeting. If the corporation issues shares in exchange for promissory notes or promises to perform services, it must also notify shareholders of the action taken unless the shares were issued pursuant to a plan approved by the shareholders and the corporation is subject to the registration requirements of Section 12 of the Exchange Act.


         DIVIDENDS

         Inflatables. Under the DGCL, a corporation may, unless otherwise restricted by its certificate of incorporation, pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared or a preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets). Under the DGCL, surplus is the excess of the net assets of the corporation over the amount determined to be capital. The amount of capital may be fixed by the board of directors, but shall not be less than the aggregate par value of all shares having par value, plus the stated value of any shares not having par value, which have been issued from time to time.

         Under the DGCL, a corporation may purchase or redeem its own shares only out of surplus and only if it does not impair capital. However, a corporation may redeem preferred stock, irrespective of whether capital is thereby impaired, if such shares will be retired upon their redemption, and the capital of the corporation is reduced in accordance with the DGCL.

         Paintball. Under the SCBCA, the board of directors may authorize and the corporation may make distributions of cash or property to its shareholders, subject to any restriction in the articles of incorporation and subject further to the restriction that no distribution may be made if, after giving it effect,
(i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination that a distribution is not so prohibited either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

         DISSOLUTION

         Inflatables. The DGCL provides that a Delaware corporation can be dissolved if the directors propose dissolution to the shareholders and a majority vote of all shares entitled to vote at a shareholders' meeting approves the dissolution. A Delaware corporation can also be dissolved without action of

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
the directors by written consent of all shareholders entitled to vote on dissolution.

         Paintball. The SCBCA provides that a corporation may be dissolved upon a proposal of dissolution put to shareholders by the board of directors and an affirmative vote of all shares entitled to vote thereon. The board of directors must either make a recommendation on dissolution along with its proposal or else determine that it can make no recommendation because of a conflict of interest or other special circumstances. Unless the corporation's articles provide otherwise, or the board of directors conditions its recommendation of dissolution to require a different vote, a two-thirds vote of shareholders entitled to vote on dissolution is necessary to approve the dissolution. If holders of at least 10% of any class of voting shares propose dissolution, the board of directors must submit the proposal of dissolution at the next shareholders' meeting.


                             PAINTBALL CAPITAL STOCK

COMMON STOCK

      Paintball has 50,000,000 shares of common stock authorized, of which 5,948,295 shares were outstanding as of June 13, 2001. The holders of the Paintball common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. See "INFORMATION ABOUT PAINTBALL." All outstanding shares of Paintball common stock are fully paid and nonassessable. No holder of Paintball common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Paintball common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock that may be issued in the future. Holders of the Paintball common stock are entitled to one vote per share.

PREFERRED STOCK

      Paintball has 20,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Paintball's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Paintball's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Paintball, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Paintball's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Paintball to impede the ability of third parties who attempt to acquire control of Paintball without the cooperation of Paintball's Board of Directors.

BOARD OF DIRECTORS

      CLASSIFICATION OF BOARD OF DIRECTORS. Paintball's Board of Directors currently consists of two persons. It is not "classified" into two or more classes, although such is permitted under the SCBCA if provided for in a company's articles of incorporation. Paintball's articles do not provide for a classified board.

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
      REMOVAL OF DIRECTORS. Paintball's directors may be removed with or without cause by a majority of a quorum at a meeting of shareholders.

      LIMITATION OF DIRECTOR LIABILITY. The members of the Board of Directors of Paintball are exempt under Paintball's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director o for any breach of the director's duty of loyalty to the corporation or its shareholders,
o violation of law, o imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or o for any transaction from which the director derived an improper personal benefit.

VOTING

      VOTING FOR DIRECTORS. Paintball's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

      CONTROL SHARE ACQUISITION/BUSINESS COMBINATION STATUTES. The SCBCA has business combination and control share acquisition statutes that may serve to impede takeovers not favored by management. See "COMPARATIVE RIGHTS OF SHAREHOLDERS - Change in Control, Business Combinations and Anti-Takeover Provisions."

TRANSFER AGENT

      The transfer agent for the Paintball common stock will be [_____________].

                                  LEGAL MATTERS

      Certain legal matters in connection with the reorganization agreement, including the validity of the Paintball shares offered hereby, will be passed upon for Paintball by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Members of Wyche, Burgess, Freeman & Parham, P.A. do not own any shares of Paintball common stock.

      Certain legal matters in connection with the reorganization agreement will be passed upon for Inflatables by Warren Soloski, Attorney-at-Law, Beverly Hills, California. As of the date of this proxy statement/prospectus, members of Mr. Soloski's firm beneficially owned approximately 25,000 shares of Inflatables common stock.


                                     EXPERTS

      The financial statements of Inflatables as of December 31, 2000 and 1999, and for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, included in this prospectus and in the registration statement have been audited by Siegel & Smith, independent auditors, as stated in their respective

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
reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firms given their authority as experts in accounting and auditing.

      The consolidated financial statements of Paintball as of December 31, 2000, December 31, 1999 and December 31,1998 and for each of the years in the three year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of Merdinger, Fruchter, Rosen & Corso, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  OTHER MATTERS

      The Board of Directors of Inflatables is not aware of any other matters which may be presented for action at the special meeting, but if other matters do properly come before the meeting, it is intended that the shares of Inflatables common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.


                ADDITIONAL INFORMATION AVAILABLE THROUGH THE SEC

      Inflatables is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Pursuant to the provisions of the Exchange Act, Inflatables files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Inflatables) that file electronically with the Commission.

      Paintball has not been subject to the informational requirements of the Exchange Act of 1934.

      Paintball has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 under the Securities Act with respect to the Paintball shares offered hereby. This proxy statement/prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the annexes and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Paintball, Inflatables and the Paintball shares offered hereby, reference is hereby made to the Registration Statement, including the annexes and schedules thereto.


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

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         Statements included in this proxy statement/prospectus made on behalf of Inflatables which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Exchange Act. Inflatables cautions readers that forward-looking statements, including without limitation, those relating to its future business prospects, plans, objectives, future economic performance, revenues, working capital, liquidity, capital needs, interest costs, income or loss, income or loss per share, dividends and other financial items are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors herein identified, among others. Such forward-looking statements speak only as of the date on which such statements are made, and Inflatables undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

         Paintball is not a reporting company under the Exchange Act and may not avail itself of the safe harbor referenced in Section 21E thereof.


          RESALE MATTERS; SOURCE OF INFORMATION; CERTAIN OTHER MATTERS

         This proxy statement/prospectus does not cover any resales of the Paintball common stock offered hereby to be received by shareholders deemed to be "affiliates" of Paintball or Inflatables upon consummation of the acquisition. No person is authorized to make use of this proxy statement/prospectus in connection with such resales, although such securities may be traded without the use of this proxy statement/prospectus by those shareholders of Paintball not deemed to be "affiliates" of Paintball or Inflatables.

         No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this proxy statement/prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Paintball or Inflatables. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of Paintball or Inflatables since such date.










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

ANNEX A





                            REORGANIZATION AGREEMENT





                                 BY AND BETWEEN




                       NATIONAL PAINTBALL SUPPLY CO., INC.

                                       AND

                           AMERICAN INFLATABLES, INC.
















                          Dated as of October 12, 2000




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


         This REORGANIZATION AGREEMENT is entered into as of this 12th day of Cotober, 2000 by and between National Paintball Supply Co., Inc. ("NPSC"), a corporation organized and existing under the laws of the State of South Carolina and American Inflatables, Inc. ("American"), a corporation organized and existing under the laws of the State of Delaware.

                                    RECITALS

         A. American is a Delaware corporation headquartered in Costa Mesa, California.
         B. NPSC is a South Carolina corporation headquartered in Greenville, South Carolina.
         C. The parties hereto desire that NPSC acquire American through the merger of an interim subsidiary of NPSC with and into American, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, NPSC and American hereby agree as follows:

                             SECTION 1. DEFINITIONS

         1.1. Articles of Merger. The Certificate/Articles of Merger to be executed by Interim and American in a form appropriate for filing with the appropriate state agencies or offices and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
         1.2.  Benefit Plans.  All employee  benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
         1.3. CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.
         1.4. NPSC. National Paintball Supply Co., Inc., a South Carolina corporation headquartered in Greenville, South Carolina.
         1.5. NPSC Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by NPSC or under which it may be obligated.
         1.6. NPSC Common Stock. The common stock, no par value per share, of NPSC.
         1.7. American. American Inflatables, Inc., a corporation organized and existing under the laws of the State of Delaware.
         1.8. American Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by American or under which American may be obligated.
         1.9. American Common Stock. The common stock, par value $__.00 per share, of American.
         1.10. Closing; Closing Date. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.2 hereof.
         1.11. Code. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
         1.12. Confidential Information. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

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
         1.13. Derivatives Contract. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).
         1.14. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
         1.15. Effective Time. The date and time which the Merger becomes effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as NPSC shall notify American in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.16. Exchange Act. The Securities Exchange Act of 1934, as amended.
         1.17. GAAP. Generally accepted accounting principles consistently applied.
         1.18. Interim. NPSC Interim, Inc., an interim subsidiary of NPSC, whether now existing or hereafter organized, which shall be used for purposes of effecting the Merger and other transactions contemplated herein.
         1.19. IRS. The Internal Revenue Service.
         1.20. Knowledge. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or the board of directors of the entity making the representation or warranty from other Persons).
         1.21.  Lien.  Any  lien,   claim,   encumbrance,   security   interest,
assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
         1.22. Material Adverse Event; Material Adverse Effect. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of American or NPSC or a subsidiary thereof taken with the prior written consent of NPSC or American, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.12 or Section 7.11.
         1.23. Merger. The Merger of Interim with and into American, all as provided herein.
         1.24. PBGC. The Pension Benefit Guaranty Corporation.
         1.25. Person. An individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
         1.26. Plan of Merger. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
         1.27. Proxy Statement. The proxy statement/prospectus included in the Registration Statement which shall be furnished to the American shareholders in connection with the Shareholders' Meeting and the matters contemplated thereby.
         1.28. Registration Statement. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the NPSC Common Stock to be issued to the American shareholders in connection with the Merger.

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         1.29. Regulations. The regulations issued by the IRS under the Code.
         1.30. Reorganization Agreement. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.
         1.31. Rights. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation of, any of its capital stock or ownership interests therein.
         1.32. SEC. The Securities and Exchange Commission.
         1.33. Securities Act. The Securities Act of 1933, as amended.
         1.34. Shareholder Approval. The approval of the Merger by the requisite vote of the shareholders of American at the Shareholders' Meeting, all in accordance with this Reorganization Agreement and the Plan of Merger.
         1.35. Shareholders' Meeting. The meeting of American shareholders at which the Merger will be voted upon.

                              SECTION 2. THE MERGER

         2.1 Merger. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, Interim shall merge with and into American (the "Merger"), the separate existence of Interim shall cease, and American shall survive and the name of the surviving corporation shall be "American Inflatables, Inc.." The parties agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger, the terms of which are incorporated herein.
         2.2 The Closing. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section 7 and Section 8 hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by February 28, 2001, either party hereto shall have the right to terminate this Reorganization Agreement so long as the failure to Close is not the result of a breach of this Reorganization Agreement by the party seeking to effect such termination.
         2.3 Consideration for the Merger. The manner of converting the shares of American into shares of NPSC shall be as set forth in the Plan of Merger.
         2.4. Interim; Shareholder Approval; Registration Statement. NPSC agrees to cause Interim to be in existence (if not already formed) such that the Merger may be consummated in a timely manner and to vote all shares of Interim in favor of this Reorganization Agreement and the Merger. American shall call its Shareholder's Meeting in accordance with the applicable provisions of Delaware law for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meeting shall be held as soon as practicable. The board of directors of American shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to its shareholders and use its best efforts to obtain their approval of this Reorganization Agreement and the Merger. NPSC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. NPSC shall also take any reasonable action required to be taken under applicable blue sky laws in connection with the issuance of NPSC Common Stock in the Merger. NPSC and American shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the American shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement. American shall mail, at its expense, the Proxy Statement to its shareholders.
         2.5. Cooperation; Regulatory Filings. Subject to the terms and conditions of this Reorganization Agreement, NPSC and American shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by NPSC and American, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, any appropriate regulatory authorities, the shareholders of American, and any other Persons for the purpose

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of obtaining any approvals or consents  necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties.
         2.6. Tax Treatment. NPSC and American intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.
         2.7. Reservation of Right to Revise Transaction. NPSC may at any time change the method of effecting the acquisition of American (including without limitation the provisions of this Section 2) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter the type of consideration to be issued to the holders of American Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to American' stockholders as a result of receiving such consideration, (iv) materially impair the ability to receive any necessary approvals, or (v) materially delay the Closing.
         2.8. Accounting Treatment. The parties presently intend that the Merger shall be accounted for as a "pooling-of-interests" (although NPSC, in its sole discretion, has the right to cause the Merger to be accounted for as a "purchase").


              SECTION 3. REPRESENTATIONS AND WARRANTIES OF AMERICAN

         American hereby represents and warrants to NPSC the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 3 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by NPSC, such breach or inaccuracy must have had a Material Adverse Effect.
         3.1. Organization, Good Standing and Conduct of Business. American is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by American makes such licensing or qualification necessary.
         3.2. Subsidiaries. American neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
         3.3. Corporate Authority. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of American. Other than the Shareholder Approval, no further corporate acts or proceedings on the part of American are required or necessary to authorize this Reorganization Agreement or the Merger.
         3.4. Binding Effect. Subject to receipt of the Shareholder Approval, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of American, enforceable against American in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or the relief of debtors generally and (ii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by American in accordance with the provisions hereof, shall be duly

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authorized,  executed and delivered by American and enforceable against American in  accordance  with  its  terms,  subject  to the  exceptions  in the  previous sentence.
         3.5. Capitalization of American. The authorized capital stock of American consists solely of 20,000,000 authorized shares of common stock ($__.00 par value), of which 8,621,346 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of American are validly issued and fully paid and nonassessable. Except as set forth on Schedule 3.5, there are no outstanding Rights to purchase shares of any class of capital stock of American, or outstanding agreements pursuant to which American is or may become obligated to issue any shares of its capital stock. None of the shares of the American Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in American's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable Federal or state securities laws.
         3.6.  Compliance  with Laws;  Absence of Defaults.  (a) American is not
in default under, or in violation of,  any  provision  of  its   Certificate  of
Incorporation or Bylaws. American is not in default under, or in violation of, any material agreement to which American is a party.
         (b) Except as disclosed on Schedule 3.6, American is not in violation of any applicable law, rule or regulation. American has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any regulatory authority (i) asserting that American is not in compliance with any of statute, regulation, rule or ordinance, or the internal policies and procedures of American, as applicable,
(ii) threatening to revoke any Authorization, (iii) requiring or threatening to require American, or indicating that American may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of American, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of American (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
         3.7. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which American is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of American, or
(iv) violate any provisions of American' Certificate of Incorporation or Bylaws. To the best of American' knowledge, no other party to any material agreement to which American is a party is in default thereunder or in breach of any provision thereof. To the best of American' knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         3.8. Necessary Approvals. American has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. No consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of American in connection with the execution and delivery of this Reorganization Agreement or the consummation by American of the transactions contemplated hereby.
American is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of American as a result of this Reorganization Agreement.
         3.9. Financial Statements. The financial statements of American at and for each of the twelve months ended December 31, 1998 and 1999 and at and for the six months ended June 30, 2000 (the "American Financial Statements") all of

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which have been provided to NPSC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of American at the dates indicated and the results of its operations for each of the periods indicated. The books and records of American have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and
accurately   reflect  in  all  material   respects  to  the  Closing  Date,  the
transactions of American.
         3.10. Tax Returns. American files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. American has duly filed all tax reports and returns required to be filed by any Federal, state and local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by American) through the date hereof, and American has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. American is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. American does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any Federal, state or local income, property, franchise, sales, license or payroll tax. American does not know of, or have reason to know of, any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of American which, if determined adversely, would result in the assertion of any deficiency. All tax information reported by American to Federal and state authorities and other Persons has been accurately and timely reported, except such as will not have a Material Adverse Effect. Any exceptions to the foregoing is set forth on Schedule 3.10.
         3.11. Undisclosed Liabilities. Except for the liabilities which are disclosed in the American Financial Statements or as set forth on Schedule 3.11, American has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1999, there has been no (i) Material Adverse Event with respect to American, or (ii) any incurrence by or subjection of American to any obligation or liability (whether fixed, accrued or contingent) or commitment material to American not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the American Financial Statements at and for the periods subsequent to December 31, 1999.
         3.12. Properties, Encumbrances. American has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or
(iii) such items as are set forth on Schedule 3.12. Set forth on Schedule 3.12 are all business locations of American, including whether such locations are owned or leased and a statement of when such locations were first occupied by American. All buildings and all fixtures, equipment, and other property and assets which are material to its business are held by American under valid leases or subleases enforceable in accordance with their respective terms.
         3.13. Litigation. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against American, or to its knowledge affecting American, at law or in equity, before or by any
Federal,   state,  municipal,   administrative  or  other  court,   governmental
department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and American knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting American specifically or to which American is subject. Schedule 3.13 also sets forth each pending claim against American related to the Occupational Safety and Health Act, each claim related to American pending before the Wage/Hour Division of the Department of Labor, each claim against American relating to conciliation agreements or complaints by the Office of Federal

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Contract   Compliance   Programs,   charges  filed  with  the  Equal  Employment
Opportunity Commission with respect to American and charges filed with the Department of Labor alleging violations of the Family Medical Leave Act by American, regardless of whether such matters are expected to have a Material Adverse Effect.
         3.14. Reports. American has duly made all reports and filings required to be made pursuant to applicable law.
         3.15. Brokers. American   has  not  incurred  any  liability  for   any
commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
         3.16. Expenditures. Schedule 3.16 sets forth any single expenditure of $25,000 or more proposed to be made by American after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, American will advise NPSC of any changes to
Schedule 3.16 reflecting additions or deletions thereto since the date hereof.
         3.17. Insurance. Attached hereto as Schedule 3.17 is a list of the policies of fire, liability, life and other types of insurance held by American, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. American management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of American taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to American that any such policy would not be renewable on terms and conditions as favorable as those set forth in such policy.
         3.18. Contracts and Commitments. (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of American which requires an aggregate payment by American after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of American management Materially Adversely Effects the business of American. Except for the contracts and commitments described in this Reorganization Agreement or as set forth on
Schedule 3.18, American is not party to or subject to:
                  1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of its business;
                  2. Any  employment  contract or  arrangement,  whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
                  3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
                  4. Any plan or contract or other arrangement, oral or written,
         providing for   bonuses,   pensions,  options,  deferred  compensation,
         retirement payments, profit-sharing or other benefits for employees;
                  5. Any contract or agreement with any labor union;
                  6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
                  7. Any instrument   or  arrangement  evidencing  or related to
         indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;
                  8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
                  9. Any license agreement in which American is the licensor or licensee; and
                  10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to American, or any successors or assigns prior to 30 days from the date hereof.

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         3.19.  Employee Benefit Plans and Contracts. (a) Schedule 3.19 contains a complete list of all American  Benefit  Plans.  American has delivered to NPSC
i) accurate and complete  copies of all American Benefit Plan documents  and all
other  material   documents  relating   thereto, including   all   summary  plan
descriptions,  summary  annual reports and insurance contracts,  (ii)   accurate
and  complete  detailed  summaries  of all  unwritten American  Benefit   Plans,
(iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all American Benefit Plans for which financial statements or actuarial reports are required or have been prepared, iv) accurate and complete copies of all annual reports for all American Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any American Benefit Plan maintained or intended to be maintained under Section 401
(a) of the Code. Any American Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the American Benefit Plan on Schedule 3.19.
         (b) All American Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all American Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the American Benefit Plans that could subject American to any material penalty or tax imposed under the Code or ERISA.
         (c) Except as set forth on Schedule 3.19, any American Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any American Benefit Plan.
         (d) American  adequately  reserved for all liabilities accrued prior to
the  Effective  Time  under  American'   nonqualified   retirement  or  deferred
compensation plans.
         (e) Except as set forth on Schedule 3.19, American has no current or contingent obligation to contribute to any multiemployer plan (as defined in
Section 3(37) of ERISA). American has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the American Benefit Plans.
         (f) There are no pending or threatened claims by or on behalf of any American Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any American Benefit Plan, alleging any breach of fiduciary duty on the part of American or any of its officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The American Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. American has made all required contributions under the American Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any American Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
         (g) American does not maintain any defined benefit plan, and neither has incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No American Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any American Benefit Plan has been instituted or threatened.
         (h) With respect to any American Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this
subsection,   a  "Welfare   Plan"),   (i)  each  such  Welfare  Plan  for  which
contributions  are claimed as  deductions  under any provision of the Code is in
material  compliance  with  all  applicable   requirements  pertaining  to  such
deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that

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would result in the imposition of a tax under Section 4976(a) of the Code, (iii)
any  American  Benefit  Plan that is a group  health plan (within the meaning of
Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No. 106.
         (i) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to NPSC by reason of Section 280G or any other provision of the Code.
         3.20. Environmental Matters. American is in material compliance with all local, state and Federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. American has not, nor to the best of
American' knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon,
polychlorinated  biphenyl,   asbestos  or  radioactive  material  (collectively,
"Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by American (including, without limitation, the buildings or structures thereon) (the "Real Property"). American has not, nor to the best of American' knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. American has not, nor to the best of American' knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. American has provided NPSC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or Federal environmental law, ordinance, rule or regulation as any of them relate to American.
         3.21. American Information. The written information with respect to American and its officers, directors, and affiliates which shall have been supplied by American (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of American or on the date of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
         3.22. Securities Reports. Except as set forth on Schedule 3.22, during the last two years, American has filed on a timely basis all securities-related reports, registrations, and statements, together with any amendments, required by applicable regulatory authorities, all of which, as of their respective dates, were in compliance in all material respects with the applicable rules and regulations.


                SECTION 4. REPRESENTATIONS AND WARRANTIES BY NPSC

          NPSC hereby represents and warrants to American the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 4 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by American, such breach or inaccuracy must have had a Material Adverse Effect.
         4.1. Organization, Good Standing and Conduct of Business. NPSC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by NPSC makes such license or qualification necessary. At Closing, Interim will (i) be a

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direct subsidiary of NPSC, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) have full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is then being conducted and to consummate the transactions contemplated herein.
         4.2. Subsidiaries. NPSC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
         4.3. Corporate Authority.  The execution,  delivery  and performance of
this   Reorganization  Agreement  have  been  duly  authorized  by  the Board of
Directors of NPSC. No further corporate acts or proceedings on the part of NPSC are required or necessary to authorize this Reorganization Agreement or the Merger.
         4.4. Binding Effect. When executed, this Reorganization Agreement will constitute the valid and legally binding obligation of NPSC, enforceable against NPSC in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or the relief of debtors generally and (ii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by NPSC in accordance with the provisions hereof, shall be duly authorized, executed and delivered by NPSC and enforceable against NPSC in accordance with its terms, subject to the exceptions in the previous sentence.
         4.5. Capitalization of NPSC. The authorized capital stock of NPSC consists solely of (i) 50,000,000 authorized shares of common stock ($.01 par value per share), of which 15,283,295 shares were issued and outstanding as of the date hereof and (ii) 20,00,00 shares of blank check preferred stock, none of which is outstanding. All of the issued and outstanding shares of NPSC are validly issued and fully paid and nonassessable. Except as otherwise set forth on Schedule 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of NPSC, or pursuant to which NPSC is or may become obligated to issue any shares of its capital stock. The NPSC Common Stock to be issued in connection with this Reorganization Agreement and the Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement, and (iii) have been properly registered for trading on the Nasdaq Over-the-Counter Bulletin Board.
         4.6. Compliance with Laws; Absence of Defaults. NPSC is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. NPSC is not in default under, or in violation of, any material agreement to which NPSC is a party. NPSC is not in violation of any applicable law, rule or regulation the effect of which would have a Material Adverse Effect on NPSC or its business operations or prospects.
         4.7. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which NPSC is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of NPSC, or (iv) violate any provisions of NPSC's Articles of Incorporation or Bylaws. To the best of NPSC's knowledge, no other party to any material agreement to which NPSC is a party is in default thereunder or in breach of any provision thereof. To the best of NPSC's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
         4.8. Necessary Approvals. NPSC has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary regulatory approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent,

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approval,  Authorization,  registration,  or filing with or by any  governmental authority, foreign or domestic, is required on the part of NPSC in connection with the execution and delivery of this Reorganization Agreement or the consummation by NPSC of the transactions contemplated hereby. Except for regulatory approvals referenced above, NPSC is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of NPSC as a result of this Reorganization Agreement.
         4.9. Financial Statements. The financial statements of NPSC at and for each of the fiscal years ended December 31, 1998 and 1999 and at and for the eight months ended August 31, 2000 (the "NPSC Financial Statements") all of which have been provided to American, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of NPSC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of NPSC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and
accurately   reflect  in  all  material   respects  to  the  Closing  Date,  the
transactions of NPSC.
         4.10. Undisclosed Liabilities. Except for the liabilities which are disclosed in the NPSC Financial Statements or as set forth on Schedule 4.10, NPSC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1999, there has been no (i) Material Adverse Event with respect to NPSC, or (ii) any incurrence by or subjection of NPSC to any obligation or liability (whether fixed, accrued or contingent) or commitment material to NPSC not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the NPSC Financial Statements at and for the periods subsequent to December 31, 1999.
         4.11. Litigation. Except as set forth on Schedule 4.11, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting NPSC at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and NPSC knows of no basis for any of the foregoing.
         4.12. Tax Returns. NPSC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. NPSC has duly filed all tax reports and returns required to be filed by any Federal, state and local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by NPSC) through the date hereof, and NPSC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. NPSC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. All tax information reported by NPSC to Federal and state authorities and other Persons has been accurately and timely reported, except such as will not have a Material Adverse Effect.
         4.13. Reports. NPSC has duly made all reports and filings required to be made pursuant to applicable law.
         4.14. Brokers. Except for its agreement with Allen Burditt (a copy of which has been provided to American), NPSC has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
         4.15. Contracts and Commitments. Schedule 4.15 attached hereto sets forth each contract or other commitment of NPSC which requires an aggregate payment by NPSC after the date hereof of more than $50,000, and any other contract or commitment that in the opinion of NPSC management Materially Adversely Effects the business of NPSC.
         4.16. Employee Benefit Plans and Contracts. (a) Schedule 4.16 contains a complete list of all NPSC Benefit Plans. NPSC has delivered to American (i) accurate and complete copies of all NPSC Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions,

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summary  annual  reports and  insurance  contracts,  (ii)  accurate and complete detailed summaries of all unwritten NPSC Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all NPSC Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all NPSC Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any NPSC Benefit Plan maintained or intended to be maintained under Section 401(a) of the Code. Any NPSC Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the NPSC Benefit Plan on Schedule 4.16.
         (b) All NPSC Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all NPSC Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the NPSC Benefit Plans that could subject NPSC to any material penalty or tax imposed under the Code or ERISA.
         (c) Except as set forth on Schedule 4.16, any NPSC Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any NPSC Benefit Plan.
         (d) NPSC adequately reserved for all liabilities accrued prior to the Effective Time under NPSC' nonqualified retirement or deferred compensation plans.
         (e) Except as set forth on Schedule 4.16, NPSC has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). NPSC has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the NPSC Benefit Plans.
         (f) There are no pending or threatened claims by or on behalf of any NPSC Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any NPSC Benefit Plan, alleging any breach of fiduciary duty on the part of NPSC or any of its officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The NPSC Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. NPSC has made all required contributions under the NPSC Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any NPSC Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
         (g) NPSC does not maintain any defined benefit plan, and neither has incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title 4 or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No NPSC Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any NPSC Benefit Plan has been instituted or threatened.
         (h) With respect to any NPSC Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any NPSC Benefit Plan that is a

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group  health  plan  (within  the  meaning of Section  4980B(g)(2)  of the Code)
complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act,
(iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No. 106.
         (i) Except as set forth on Schedule 4.16, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to American by reason of Section 280G or any other provision of the Code.
         4.17. Environmental Matters. NPSC is in material compliance with all local, state and Federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. NPSC has not, nor to the best of NPSC' knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance"  (as  defined  in  CERCLA),  petroleum  hydrocarbon,  polychlorinated
biphenyl,   asbestos   or   radioactive   material   (collectively,   "Hazardous
Substances") to remain at, on, in or under any of the real property owned or leased by NPSC (including, without limitation, the buildings or structures thereon) (the "Real Property"). NPSC has not, nor to the best of NPSC' knowledge
have  other   parties,   installed,   used,  or  disposed  of  any  asbestos  or
asbestos-containing material on, in or under any of the Real Property. NPSC has not, nor to the best of NPSC' knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. NPSC has provided American with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or Federal environmental law, ordinance, rule or regulation as any of them relate to NPSC.
         4.18. NPSC Information. The written information with respect to NPSC and its officers, directors, and affiliates which shall have been supplied by NPSC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of American or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 5. CONDUCT OF BUSINESS PENDING CLOSING

         5.1. Conduct of American Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, American covenants and agrees to the following (except to the extent that NPSC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
                  (a) American will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, will use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with American.
                  (b) American will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
                  (c) American will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares (except for the issuance of common stock in connection with the exercise or conversion of Rights set forth in Schedule 3.5, in accordance with the terms thereof as they

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         currently  exist);  nor will it enter into any  arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends of any type or make any other change in its equity capital structure.
                  (d) American will promptly advise NPSC in writing of any change in the business of American which has, or may reasonably be expected to have, a Material Adverse Effect.
                  (e) American will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of American, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of American contained herein to be or become untrue in any material respect.
                  (f) American will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
                  (g) Except for expenses attendant to the Merger and current contractual obligations, American will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of NPSC.
                  (h) American will not grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to NPSC), or enter into any employment agreement with any executive officer without the consent of NPSC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to NPSC in writing.
                  (i) American will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
                  (j) American shall not impose, or permit or suffer the imposition of any Liens (except in the ordinary course of business) on any of its assets, other than Liens on such assets that, individually or in the aggregate, are not material to the business, properties or operations of American.
         5.2. Conduct of NPSC Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, NPSC covenants and agrees to the following (except to the extent that American shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
                  (a) NPSC shall carry on its business in substantially the same manner as heretofore conducted.
                  (b) NPSC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that would adversely affect the American shareholders in any material respect.
                  (c) NPSC will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares (except for the issuance of common stock in connection with the exercise or conversion of Rights set forth in
         Schedule 4.5, in accordance with the terms thereof as they currently exist); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends of any type or make any other change in its equity capital structure.
                  (d) NPSC will promptly advise American orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to NPSC.
                  (e) NPSC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or

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         in  breach  of any of the terms or  provisions  of this  Reorganization
         Agreement, or which would cause any of the representations of NPSC contained herein to be or become untrue in any material respect.


                       SECTION 6. COVENANTS OF THE PARTIES

         6.1. Access to Properties and Records. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
         6.2. Confidentiality. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Merger. Each party shall coordinate with the other parties, any public statements regarding the Merger.
         6.3. Cooperation. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.
         6.4. Affiliates' Letters. American shall deliver to NPSC a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the shareholders of American, "affiliates" of American for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. American shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to NPSC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to NPSC, that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of American or any NPSC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.
         6.5. Listing of NPSC Common Stock. NPSC shall cause the shares of NPSC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq Over-the-Counter Bulletin Board, subject to official notice of issuance, prior to the Effective Time.
         6.6. Reserved.
         6.7. Tax Treatment. American and NPSC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law or regulation.

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         6.8.  Expenses.  Except  to  the  extent expressly  provided  otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Merger.
         6.9. Material Events. At all times prior to the Closing Date, each party shall promptly notify the other party in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section 7 or Section 8 of this Reorganization Agreement or other material developments relevant to the consummation of the Merger, and shall use its reasonable best efforts to prevent or promptly to remedy the same.
         6.10. Public Announcements. At all times until after the Closing Date, neither American nor NPSC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.
         6.11. Updating of Schedules. American and NPSC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of American or NPSC contained herein or any right of American or NPSC to terminate this Reorganization Agreement. American and NPSC shall provide to each other drafts of such supplemental Schedules at least three (3) business days prior to the Closing Date.
         6.12. Employee Matters. (a) NPSC and American agree to cooperate and use reasonable efforts to develop staffing plans which will result in the retention of as many American managers and employees as is practical (as determined by NPSC). NPSC agrees that American employees shall also be eligible for consideration for any other available positions for which they are qualified at NPSC and its subsidiaries. NPSC agrees that those former American employees who are employed by NPSC or its subsidiaries immediately following the Closing
Date: (i) will be eligible to participate in NPSC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under NPSC qualified retirement plans for years of service with American. NPSC agrees that American may elect to fully vest its employees under some or all American Benefit Plans prior to consummation of the Merger. Any American Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of American prior to the Effective Time. From and after the Effective Time, NPSC agrees to provide credit for service as required by the Health Insurance Portability and Accountability Act of 1996, as amended, for purposes of determining any preexisting condition exclusion that may apply to an employee of American who becomes covered by a medical plan sponsored by NPSC.
         6.13.  Agreements with American Officer. Upon closing, NPSC shall cause
American  to  enter  into  an   employment   agreement   with  Greg   Mulholland
substantially in the form set forth on Appendix B (the "Employment Agreement").
         6.14. Prohibited Actions. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by NPSC or as required by applicable law, rules or regulations (including the fiduciary duties of the American directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, American shall (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary regulatory approvals or authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on American.
         (b) Except as expressly provided in this Reorganization Agreement, as agreed to by American or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, NPSC shall, and shall cause its subsidiaries to, (i) take no

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action which would  adversely  affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on NPSC.


              SECTION 7. CONDITIONS TO NPSC'S OBLIGATIONS TO CLOSE

         The obligations of NPSC to consummate the transactions contemplated in this Reorganization Agreement are subject to the satisfaction of the following conditions at or before the Closing Date:
         7.1. Performance of Acts and Representations by American. Each of the acts and undertakings of American to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of American set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         7.2. Opinion of Counsel for American. American shall have furnished NPSC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to NPSC and its counsel, to the effect that, except as disclosed herein: (i) American is duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of American' Certificate of Incorporation or Bylaws, as applicable, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which American is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which American is subject; (iii) all of the shares of American Common Stock are validly authorized and issued, fully paid and non-assessable;
(iv) American has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) other than filings and registrations required under applicable law to be made by NPSC, all filings and registrations with, and notifications to, all Federal and state authorities required on the part of American for the consummation of the Merger have been made; (vi) American has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by American and constitutes a valid and legally binding obligation of American enforceable against American in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or the relief of debtors generally and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against American or other parties which would have a Material Adverse Effect on American' business or properties or its ability to make the representations and warranties and perform the obligations set forth herein.
         7.3. Conduct of Business. There shall have been no Material Adverse Event with respect to American from the date hereof through the Closing Date.
         7.4. Consents. All regulatory approvals and other authorizations necessary, in the reasonable opinion of counsel for NPSC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. regulatory approvals shall have been obtained without the imposition of any condition or requirement that, in the reasonable

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judgment of NPSC, renders the consummation of this transaction unduly burdensome
(excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
         7.5. Certificates.   NPSC   shall   have  been   furnished   with  such
certificates  of  officers  of  American,   in  form  and  substance  reasonably
satisfactory to NPSC, dated as of the Closing Date, certifying to such matters as NPSC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section 7.
         7.6. Shareholder Approval.   The Shareholder  Approval  shall have been
obtained.
         7.7. Securities  Laws.   The  Registration   Statement shall have  been
declared effective. No order suspending the sale of the shares of NPSC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
         7.8. Employment Agreement. The Employment Agreement shall have been executed.
         7.9. Limit on Dissent. The holders of 5% or more of the American Common Stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the Merger by demanding payment for fair value of their shares in the manner provided by applicable law.
         7.10.  Pooling-of-Interests.   NPSC   shall  have  received  reasonable
assurance from its independent certified public accountants that the Merger will qualify for pooling-of-interests accounting treatment under general accepted accounting practices.]
         7.11.  Debt  Outstanding.   At  Closing,   the  total  debt    (whether
liquidated,  contingent  or otherwise) of American  shall not exceed $250,000.
         7.12. Due Diligence. NPSC shall have completed a due diligence investigation of American, which shall be satisfactory in all respects to NPSC in its sole discretion. Unless an objection is raised under this Section 7.12 on or before October 31, 2000, this condition to closing will be deemed to have been met.


          SECTION 8. CONDITIONS TO THE OBLIGATION OF AMERICAN TO CLOSE

         The obligation of American to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
         8.1. Performance of Acts and Representations by NPSC. Each of the acts and undertakings of NPSC to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of NPSC set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
         8.2. Opinion of Counsel for NPSC. NPSC shall have furnished American with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to American and its counsel, to the effect that, except as disclosed herein: (i) NPSC and Interim are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of NPSC's or Interim's Articles of Incorporation, Bylaws or other charter documents, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which NPSC is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect on the business or financial condition of NPSC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which NPSC is subject; (iii) all of the shares of NPSC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) NPSC

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has the legal right and power, and all  authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed, and Interim has the legal right and power, and all authorizations and approvals required by law, to enter into the Plan of Merger, and to
consummate  the  transactions   contemplated   therein;   (v)  all  filings  and
registrations with, and notifications to, all Federal and state authorities required on the part of NPSC and Interim for the consummation of the Merger have been made; (vi) NPSC has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by NPSC and constitutes a valid and legally binding obligation of NPSC enforceable against NPSC in accordance with its
terms,   except  as  such  enforceability  may  be  limited  by  (x)  applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or the relief of debtors generally and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against NPSC or other parties which would have a Material Adverse Effect on NPSC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and (viii) the Registration Statement became effective on
[date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
         8.3. Conduct of Business. There shall have been no Material Adverse Event with respect to NPSC from the date hereof through the Closing Date.
         8.4.  Consents.   All  regulatory  approvals  or  other  authorizations
necessary,   in  the  reasonable  opinion  of  counsel  for  American,   to  the
consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the
transactions   contemplated  hereby.  Approvals  of  all  applicable  regulatory agencies  shall have been  obtained  without the  imposition of any condition or
requirements  that,  in  the  reasonable  judgment  of  American,   renders  the
consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
         8.5. Certificates. American shall have been furnished with such certificates of officers of NPSC, in form and substance reasonably satisfactory to American, dated as of the Closing Date, certifying to such matters as American may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section 8.
         8.6. Shareholder Approval. The Shareholder Approval shall have been obtained.
         8.7. Securities Laws. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of NPSC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
         8.8. Employment Agreement. The Employment Agreement shall have been executed.


                             SECTION 9. TERMINATION

         9.1. Termination. This Reorganization Agreement may be terminated at any time prior to the Closing Date:
                  (a) by mutual consent of the parties;
                  (b) by   either  NPSC  or  American,  at that  party's option,
         (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the Shareholder Approval is not received at the Shareholders' Meeting;
                  (c) by either NPSC or American if the other party (or any of its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must result in a Material Adverse

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         Event and the  breaching  party must be given  notice of the failure to comply and a reasonable period of time to cure;
                  (d) by either NPSC or American as set forth  in  Section   2.2
         hereof.

                           SECTION 10. INDEMNIFICATION

         10.1. Information for Application and Statements. Each of NPSC and American represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of NPSC and American so representing and warranting, will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of NPSC and American agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section 10 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
         10.2. Arbitration. Any controversy or claim (including without limit those arising under or conferred by statutes) arising under or in relation to this Agreement, or the breach thereof, or the relations between the parties shall be finally settled by arbitration by a panel of three arbitrators (unless the amount in dispute is less than $25,000 in which case there shall be only one arbitrator) in the Dallas, Texas, administered by the American Arbitration Association, except as specified otherwise in this Agreement, under its then applicable Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. arbitration. Any filing fee shall be paid by the party filing the claim. Each party shall be responsible for that party's own costs and expenses for arbitration. Expenses for witnesses for either side are to be borne by the party producing the witnesses. All administrative fees for the arbitration and compensation expenses of the arbitrator shall be borne equally by the parties. The arbitrator's authority shall be limited to the resolution of the legal dispute between the parties. The arbitrator shall be bound by and shall apply the applicable law, including allocations of burdens of proof as well as substantive law. There shall not be any limit on the remedies available in the arbitration which would be prohibited by applicable law regarding the limitation of remedies available in arbitration or which would render the obligation to arbitrate unenforceable. But, to the extent permitted by applicable law and to the extent that limitations can be established without impairing the enforceability of the obligation to arbitrate, the parties agree to the following limitation on the remedies that can be awarded by the arbitrators: the arbitrators shall have no power to extend this Agreement beyond its termination date, nor to order reinstatement or other continuation of the parties' relationship after termination, nor to award punitive, consequential, multiple, incidental or any other damages in excess of the economic damages actually sustained by the claimant. In no case shall the arbitrator have the authority to enlarge substantive rights or remedies available under existing law.

                            SECTION 11. MISCELLANEOUS

         11.1. Reliance. Notwithstanding any investigation made by or on behalf of the parties, whether before or after the Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.
         11.2. Entire Agreement. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
         11.3. Binding Agreement. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.
         11.4. Notices. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

For NPSC:                           William Fairbanks
                                    National Paintball Supply Co., Inc.
                                    1200 Woodruff Road
                                    Greenville, South Carolina 29601
                                    Fax: 864-458-7221

         Copy to:                   William P. Crawford, Jr.
                                    Wyche, Burgess, Freeman & Parham, P.A.
                                    Post Office Box 728
                                    Greenville, South Carolina 29602
                                    Fax: 864-242-8324

For American:                       American Inflatables, Inc.
                                    947 Newhall Street
                                    Costa Mesa, CA 92647
                                    Attention: Greg Mulholland
                                    Facsimile: (888) 904-9946

         Copies to:                 ______________________
                                    ----------------------
                                    -------------------
                                    Fax: _______________

         11.5. Counterparts. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
         11.6. Headings. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.
         11.7. Law Governing. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

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
         11.8. Amendment. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
         11.9. Waiver. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   END OF PAGE

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:
                                         NATIONAL PAINTBALL SUPPLY CO., INC.


_________________________                By:   /s/ William R. Fairbanks

-------------------------



                                         AMERICAN INFLATABLES, INC.


_________________________                By:   /s/ Gregg Mulholland

-------------------------

Appendix A           PLAN OF MERGER OF NPSC INTERIM, INC.
                    WITH AND INTO AMERICAN INFLATABLES, INC.

         Pursuant to this Plan of Merger (the "Plan of Merger"), NPSC Interim, Inc., a wholly-owned subsidiary of NPSC, shall be merged with and into American Inflatables, Inc.

                             ARTICLE I. DEFINITIONS

         The capitalized terms set forth below shall have the indicated meanings. Defined terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Reorganization Agreement.
         1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by Interim and American in a form appropriate for filing with the with the appropriate regulatory authorities and/or state agencies or offices relating to the effective consummation of the Merger.
         1.2. "NPSC" shall mean National Paintball Supply Co., Inc., a South Carolina corporation headquartered in Greenville, South Carolina.
         1.3. "NPSC Common Stock" shall mean the common stock, no par value per share, of NPSC.
         1.4. "American" shall mean American Inflatables, Inc., a Delaware corporation headquartered in Costa Mesa, California.
         1.5. "American Common Stock" shall mean the common stock, par value $___.00 per share, of American.
         1.6. "Conversion Ratio" shall mean the number of shares of NPSC Common Stock issuable in exchange for one share of American Common Stock, as calculated pursuant to Section 3.1 hereof.
         1.7. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as NPSC shall notify American in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
         1.8. "Interim" shall mean NPSC Interim, Inc., a wholly-owned banking subsidiary of NPSC.
         1.9. "Merger" shall mean the merger of Interim with and into American, as more particularly set forth herein and in the Reorganization Agreement.
         1.10. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
         1.11. "Reorganization Agreement" shall mean the Reorganization Agreement between NPSC and American dated as of the date hereof, to which this Plan of Merger is attached as Appendix A.
         1.12. "Rights" shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
         1.13. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of NPSC to the Merger; and the approval of the Merger by the requisite vote of the shareholders of American at the Shareholders' Meeting.
         1.14 "Shareholders' Meeting" shall mean the meeting of the shareholders of American at which the Merger shall be voted upon.
         1.15. "Surviving Corporation" shall mean American after consummation of the Merger.

                             ARTICLE II. THE MERGER

         2.1. Merger. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, Interim shall merge with and into American, the separate existence of Interim shall cease, and American (the "Surviving Corporation") shall survive and the name of the Surviving Corporation shall be "American Inflatables, Inc.." By virtue of the Merger and without any action on the part of the holders thereof, each of the shares of American Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration referenced in Article III below. Each of the shares of Interim capital stock outstanding immediately prior to the Effective Time shall be canceled.
         2.2. Effective Time. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Delaware and South Carolina Secretaries of State.
         2.3. Articles of Incorporation and Bylaws. The Articles of Incorporation of American as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation. The Bylaws of American, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
         2.4. Properties and Liabilities of American and Interim; Management. At the Effective Time, the separate existence and corporate organization of Interim shall cease, and American shall thereupon and thereafter, to the extent consistent with applicable law and with its Articles of Incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of Interim without further act or deed.

                        ARTICLE III. MERGER CONSIDERATION

         3.1. Merger Consideration. In connection with the Merger, each share of American Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into one-half (1/2) share of NPSC Common Stock (such ratio being hereinafter referred to as the "Conversion Ratio").
         3.2. Interim Common Stock. Upon consummation of the Merger, all shares of Interim shall convert into 100 shares American Common Stock.
         3.3. Authorized or Treasury Shares. Any and all shares of American Common Stock held as treasury shares by American or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
         3.4. Fractional Shares. No fractional shares of NPSC Common Stock will be issued as a result of the Merger. Shares issuable shall be rounded up to next whole share.
         3.5. Equitable Adjustments. In the event of any change in the outstanding NPSC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversion Ratio and all stock prices set forth in this Article III shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the holders of American Common Stock.
         3.6. Transfers. At the Effective Time, the stock transfer books of American shall be closed and no transfer of American Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of American Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.
         3.7. Dissenters Rights. All shares of American shall be converted into shares of NPSC Common Stock as provided herein. Shares that otherwise would have been issued to American shareholders, but for the exercise and perfection of dissenters rights, shall not be issued.

                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES

         4.1. Issuance of NPSC Certificates; Cash for Fractional Shares. As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), NPSC or its transfer agent (in such capacity, the "Exchange Agent") shall mail, or cause to be mailed, and otherwise make available to each record holder of American Common Stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of American Common Stock ("Certificates") for payment therefor. Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time shall surrender the Certificate or Certificates to the Exchange Agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Article I2 of this Plan of Merger. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of NPSC that no such tax is applicable. Upon surrender, each Certificate shall be canceled. In addition, Certificates surrendered for exchange by any person constituting an affiliate of American for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of NPSC Common Stock until NPSC has received the written agreement from such person as provided for in Section 6.4 of the Reorganization Agreement. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.
         4.2. Authorized Withholdings. NPSC shall not be obligated to deliver the consideration to which any former holder of American Common Stock is entitled as a result of the Merger until such holder surrenders his or her Certificate or Certificates representing the shares of American Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by NPSC or American. In addition, no dividend or other distribution payable to the holders of record of NPSC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any Certificate representing shares of American Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate for exchange as provided in Section 3.1 above. However, upon surrender of the American Common Stock Certificate both the NPSC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificate.
         4.3. Limited Rights of Former American Shareholders. After the Effective Time, each outstanding Certificate representing shares of American Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of American Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of NPSC Common Stock in exchange therefor (and cash in lieu of fractional shares) as provided in this Plan of Merger.

                    ARTICLE V. STOCK OPTIONS AND OTHER RIGHTS

         5.1.  Options.  Rights to purchase  American  Common Stock set forth on
Schedule 3.5 to the Reorganization Agreement shall be converted into the right to purchase NPSC Common Stock based on the Conversion Ratio (i.e, a number of shares of NPSC Common Stock equal to the number of shares of American Common Stock subject to the Right multiplied by the Conversion Ratio, and with an exercise price equal to the quotient obtained by dividing the stated exercise price of the Right by the Conversion Ratio), subject in all cases to the termination and other provisions of agreements associated with such Rights.

                            ARTICLE VI. MISCELLANEOUS

         6.1. Conditions Precedent. Consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section V2 and
Section V2I of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
         6.2. Termination. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section 9 of the Reorganization Agreement.
         6.3. Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties to the Reorganization Agreement upon the approval of the board of directors of both of the parties thereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meeting except in accordance with applicable law.

                    AMENDMENT #1 to REORGANIZATION AGREEMENT

     This Amendment #1 to Reorganization Agreement (this "Amendment #1") is entered into as of January 31, 2001 by and between National Paintball Supply Co., Inc. ("NPSC"), a corporation organized and existing under the laws of the State of South Carolina and American Inflatables, Inc. ("American"), a corporation organized and existing under the laws of the State of Delaware.

                                    RECITALS
     A. The parties hereto entered into that certain Reorganization Agreement dated as of October 12, 2000 (the "Original Reorganization Agreement").
     B. The parties agree that it is necessary to amend the Original Reorganization Agreement to reflect subsequent events.
     C. Capitalized terms, used herein and not otherwise defined herein, shall have the meaning ascribed to them in the Original Reorganization Agreement.

     NOW,   THEREFORE,   in   consideration  of  the  premises  and  the  mutual
representations, warranties and agreements herein contained, NPSC and American hereby agree as follows:

                                    AGREEMENT
     Section 1. Amendment to Section 2.2. Section 2.2 of the Original Reorganization Agreement is hereby amended to change the February 28, 2001 date therein to August 15, 2001.
     Section 2. Amendment to Sections 2.8 and 7.10. Section 2.8 of the Original Reorganization Agreement is hereby amended to reflect that the parties intend that the Merger be accounted for as a "purchase." Section 7.10 of the Original Reorganization Agreement is hereby deleted.
     Section 3. Amendment to Section 3.5. Section 3.5 of the Original Reorganization Agreement (and any corresponding schedule) are hereby amended to the extent necessary to reflect that subsequent to the entry into the Original Reorganization Agreement, American Inflatables issued an additional 125,000 shares of its common stock and issued warrants to purchase an additional 1,320,000 shares of common stock at an exercise price of $0.25 per share. Subject to execution of this Amendment #1 by American, Paintball hereby consents to such issuance.
     Section 4. Amendment to Section 4.5. Section 4.5 of the Original Reorganization Agreement (and any corresponding schedule) are hereby amended to the extent necessary to reflect that subsequent to the entry into the Original Reorganization Agreement, Paintball declared a 1 for 2.5699357 reverse stock split, such that thereafter, Paintball had a total of 5,948, 294 shares of Paintball common stock outstanding. Subject to execution of this Amendment #1 by Paintball, American hereby consents to such reverse split.
     Section 5. Amendment to Section 7.11. Section 7.11 of the Original Reorganization Agreement shall be amended and restated to read as follows: At Closing, (i) the total debt (whether liquidated, contingent or otherwise) excluding trade payables incurred in the ordinary course of business shall not exceed $340,000, and (ii) trade payables incurred in the ordinary course of business shall not exceed $100,000.
     Section 6. Amendment to Section 3.1 of the Plan of Merger. Section 3.1 of the Plan of Merger attached to the Original Reorganization Agreement its hereby amended to change the Conversion Ratio from .5 shares of Paintball common stock for each share of American common stock, to 0.1667 shares of Paintball common stock for each share of American common stock.
     Section 7. No other Changes or Waivers. Except as expressly set forth herein, the Original Reorganization Agreement is not amended or altered in any respect, and neither party waives any rights that they have under the Original Reorganization Agreement. The parties acknowledge that the Original Reorganization Agreement otherwise remains in full force and effect.

     IN WITNESS WHEREOF, this Amendment #1 Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:                                 NATIONAL PAINTBALL SUPPLY CO., INC.



_________________________                By:   /s/ William R. Fairbanks



                                         AMERICAN INFLATABLES, INC.


_________________________                By:  /s/ Gregg Mulholland

                    AMENDMENT #2 TO REORGANIZATION AGREEMENT

     This Amendment #2 to Reorganization Agreement (this "Amendment #2") is entered into as of August 13, 2001 by and between National Paintball Supply Co., Inc. ("NPSC"), a corporation organized and existing under the laws of the State of South Carolina and American Inflatables, Inc. ("American"), a corporation organized and existing under the laws of the State of Delaware.

                                    RECITALS

     A. The parties hereto entered into that certain Reorganization Agreement dated as of October 12, 2000 as amended by Amendment #1 dated January 31, 2001 (as amended, the "Original Reorganization Agreement").

     B.  The  parties   agree  that  it  is  necessary  to  amend  the  Original
Reorganization Agreement to reflect subsequent events.

     C. Capitalized terms, used herein and not otherwise defined herein, shall have the meaning ascribed to them in the Original Reorganization Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, NPSC and American hereby agree as follows:

                                    AGREEMENT

         Section 1. Amendment to Section 2.2. Section 2.2 of the Original Reorganization Agreement is hereby amended to change the August 15, 2001 date therein to November 30, 2001.
         Section 2. Amendment adding Section 8.9. A Section 8.9 is hereby added to the Original Reorganization Agreement which reads as follows: Wyche, Burgess, Freeman & Parham, P.A., counsel to NPSC, shall have furnished American with an opinion, dated as of the Closing Date, and in form and substance reasonably satisfactory to American and its counsel, to the effect that the Merger will qualify as a "tax free reorganization" with in the contemplation of Section 368 of the Code.
         Section 3. No other Changes or Waivers. Except as expressly set forth herein, the Original Reorganization Agreement is not amended or altered in any respect, and neither party waives any rights that they have under the Original Reorganization Agreement. The parties acknowledge that the Original Reorganization Agreement otherwise remains in full force and effect.

         IN WITNESS WHEREOF, this Amendment #2 Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:                                 NATIONAL PAINTBALL SUPPLY CO., INC.

_________________________                By: /s/ William R. Fairbanks, Jr.
                                            ----------------------------------


                                        AMERICAN INFLATABLES, INC.

_________________________                By:  /s/ Gregg Mulholland
                                             ---------------------------------

ANNEX B


DELAWARE DISSENTERS' RIGHTS PROVISIONS

262  APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.and b.of this paragraph; or
                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)      Appraisal rights shall be perfected as follows:
         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of /1/ such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of /1/ such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of /1/ such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitle to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw/1/ such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after /1/ such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is alter.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so, ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have compile with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trail upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted /1/ such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that /2/ such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of /1/ such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                TABLE OF CONTENTS



PAINTBALL SUPPLY CO., INC.

Independent Auditor's Report                                                                                       97
Balance Sheets as of June 30, 2001, December 31, 1999 and 1998                                                     98
Income Statements for the Six months Ended June 30, 2001 and 1999
   and the Years Ended December 31, 1999 and 1998                                                                  99
Statements of Cash Flows for the Six months Ended June 30, 2001 and 1999
   and the Years Ended December 31, 1999 and 1998                                                                 100
Notes to Financial Statements                                                                                     101
Statements of Stockholders' Equity for the Years Ended December 31, 1999 and 1998 and
   the Six months Ended June 30, 2001                                                                             113



AMERICAN INFLATABLES, INC.

Independent Auditors' Report                                                                                      114
Balance Sheet at December 31, 1999                                                                                115
Statements of Operations for the Years Ending December 31, 1999 and 1998                                          116
Statements of Changes in Stockholders' Equity (Deficit)                                                           117
Statements of Cash Flows for the Years Ended December 31, 1999 and 1998                                           118
Notes to Financial Statements                                                                                     119
Balance Sheet at June 30, 2001 (unaudited)                                                                        126
Statement of Operations for the Three and Three month Periods ended June 30, 2001                                 127
   and 1999 (unaudited)
Statements of Stockholders' Equity for the  Six months Ended June 30, 2001                                        128

Statements of Cash Flows for the Three month Periods Ended June 30, 2001 and 1999 (Unaudited)                     129
Notes to Financial Statements (unaudited)                                                                         130






                                NATIONAL PAINT BALL SUPPLY CO., INC. AND SUBISIDIARY
                                          CONSOLIDATED FINANCIAL STATEMENTS
                                   FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999





                                                        INDEX



INDEPENDENT AUDITORS' REPORT                                                        97


CONSOLIDATED BALANCE SHEETS                                                         98


CONSOLIDATED INCOME STATEMENTS                                                      99


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                                     100


CONSOLIDATED STATEMENTS OF CASH FLOWS                                              101


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                                     102









              NATIONAL PAINT BALL SUPPLY CO., INC. AND SUBISIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED
                        DECEMBER 31, 2000, 1999 AND 1998

                          INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY

We have audited the accompanying consolidated balance sheets of NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY as of December 31, 2000 and 1999, and the related consolidated statements of income, consolidated stockholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                       MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                       Certified Public Accountants

New York, New York
March 9, 2001

                                          NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                                              CONSOLIDATED BALANCE SHEETS
                                                     DECEMBER 31,

       ASSETS                                                                                     2000                  1999
                                                                                            ----------------       ---------------
Current assets
    Cash and cash equivalents                                                                 $    241,787        $    143,632
    Accounts receivable                                                                          1,451,273           1,626,569
    Other receivables27,960                                                                         22,000
    Recoverable income taxes                                                                         3,862                   -
    Current portion of note receivable                                                                   -               7,083
    Loans receivable - related parties                                                               9,366              83,290
    Prepaid expenses                                                                                49,732              42,655
    Inventory                                                                                    2,961,219           2,455,143
                                                                                              ------------        ------------
       Total current assets                                                                      4,745,199           4,380,372

Property and equipment, at cost, net of accumulated
   depreciation and amortization of $397,535 and $253,658, respectively                            671,205             583,939
Intangibles, net                                                                                   482,717             137,500
Investment, at cost                                                                                      -               7,500
Note receivable                                                                                     27,083              20,000
Due from affiliates                                                                                223,167             267,280
Other assets                                                                                        20,026               9,534
                                                                                               -----------        ------------
       TOTAL ASSETS                                                                            $ 6,169,397         $ 5,406,125
                                                                                               ===========        ============

           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Bank line of credit                                                                       $    633,074        $    479,532
    Accounts payable and accrued expenses                                                        3,450,029           2,661,755
    Due to affiliate                                                                               141,643             109,777
    Income taxes payable                                                                                 -             180,637
    Notes payable - current portion                                                                337,786             279,320
                                                                                             -------------        ------------
       Total current liabilities                                                                 4,562,532           3,711,021

Notes payable, less current portion                                                                560,572             628,616
                                                                                              ------------       -------------
       Total liabilities                                                                         5,123,104           4,339,637
                                                                                               -----------        ------------

Commitments and contingencies                                                                            -                   -

Stockholders' equity
    Preferred Stock - no par value, authorized 20,000,000 shares;
       -0- shares issued
    Common Stock - $0.001 par value, authorized 50,000,000 shares;
      5,948,295 shares issued and outstanding                                                        5,948               5,948
    Additional paid-in capital                                                                     216,485             216,485
    Retained earnings                                                                              823,860             844,055
                                                                                              ------------       -------------
       Total stockholders' equity                                                                1,046,293           1,066,488
                                                                                              ------------        ------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $ 6,169,397         $ 5,406,125
                                                                                               ===========         ===========
The accompanying notes are an integral part of these consolidated financial statements.


                                 NATIONAL PAINT BALL SUPPLY CO., INC. AND SUBISIDIARY
                                         CONSOLIDATED INCOME STATEMENTS
                                        FOR THE YEARS ENDED DECEMBER 31,



                                                                                2000             1999              1998
                                                                         ---------------  ----------------   --------------

Net sales                                                                   $ 25,688,906      $ 24,868,882      $15,917,985

Cost of sales                                                                 20,489,705        20,048,018       12,873,223
                                                                           -------------     -------------     ------------

Gross profit                                                                   5,199,201         4,820,864        3,044,762

Selling, general and administrative expenses                                   5,097,657         4,240,858        2,644,490
                                                                           -------------     -------------     ------------

Income from operations                                                           101,544           580,006          400,272

Other income (expense)
    Interest expense, net                                                       (139,331)          (70,082)         (46,414)
    Gain on sale of assets                                                             -            50,508            5,290
    Income from equity investee                                                        -                 -           64,350
    Loss on investments                                                       (    4,925)                -          (28,308)
    Other income                                                                  10,178             4,800            7,298
                                                                          ---------------   ---------------   --------------

(Loss) income before income taxes                                              (  32,534)          565,232          402,488

Income taxes                                                                   (  12,339)          219,200          158,200
                                                                           --------------     -------------    -------------

Net (loss) income                                                          $     (20,195)     $    346,032     $    244,288
                                                                            =============     =============    =============


Net (loss) income per common share
    Basic and diluted                                                     $   (     0.00)     $       0.06     $       .04
                                                                           ==============     =============   ===============

Weighted average shares outstanding                                            5,948,295         5,948,295        5,948,295







The accompanying notes are an integral part of these consolidated financial statements.




                                                                NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                                                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                               FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998





                                                                              Additional         Total
                                                     Common Stock               Paid-In         Retained      Stockholders'
                                            Shares               Amount         Capital         Earnings         Equity
                                          ----------       ---------------   ------------     ------------    --------------

Balance at December 31, 1997                5,948,295       $     5,948       $  216,485       $   253,735    $    476,168


Net income for the year ended
 December 31, 1998                                  -                 -                -           244,288         244,288
                                     ----------------  ---------------------------------      ------------   -------------


Balance at December 31, 1998                5,948,295             5,948          216,485           498,023         720,456


Net income for the year ended
 December 31, 1999                                 -                 -                -            346,032         346,032
                                    -----------------   --------------------------------      ------------    ------------


Balance at December 31, 1999                5,948,295             5,948          216,485           844,055       1,066,488


Net (loss) for the year ended
 December 31, 2000                                 -                 -                -           ( 20,195)       ( 20,195)
                                  -------------------   --------------------------------     -------------   -------------


Balance at December 31, 2000                5,948,295       $     5,948       $  216,485      $    823,860    $  1,046,293
                                          ===========       ===========       ==========      ============    ============



The accompanying notes are an integral part of these consolidated financial statements.




                                 NATIONAL PAINT BALL SUPPLY CO., INC. AND SUBISIDIARY
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           FOR THE YEARS ENDED DECEMBER 31,

                                                                                 2000              1999             1998
                                                                            ------------      -------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income                                                      $(     20,195)      $   346,032      $   244,288
    Adjustments to reconcile net (loss) income to
     net cash provided by operating activities
       Depreciation and amortization                                             199,245           135,507          131,337
       Gain on sale of fixed assets                                                    -       (    50,508)      (    5,290)
       Earnings of equity investee                                                     -                 -       (   64,350)
       Bad debt expense                                                           94,505           101,374           16,673
       Loss on investments                                                         4,925                 -           28,308
    Changes in certain assets and liabilities:
       (Increase) in accounts receivable                                    (    157,725)      (   471,562)        (678,504)
       (Increase) decrease in other receivables                                   67,964       (   100,903)      (   12,614)
       (Increase) in recoverable income taxes                               (      3,862)                -                -
       (Increase) in inventory                                              (    142,631)      (   852,286)      (   68,695)
       (Increase) in prepaid expenses                                       (      7,077)      (     5,953)      (   32,990)
       (Increase) decrease in due from affiliates                                 44,113       (   267,280)               -
       (Increase) decrease in other assets                                  (     10,492)      (     9,534)          59,000
       Increase in accounts payable and accrued expenses                         788,274         1,178,503        1,023,464
       Due to affiliate                                                           31,866                 -                -
       Increase (decrease) in income taxes payable                          (    180,637)      (     1,051)         129,798
       Decrease in deferred taxes                                                      -                 -       (   15,456)
                                                                            ------------    --------------     ------------
Total cash provided by operating activities                                      708,273             2,339          754,969
                                                                            ------------    --------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed assets                                                (    219,727)         (221,306)      (  263,717)
    Proceeds from sale of fixed assets                                                 -            50,508           21,000
    Cash paid for acquisition                                               (    119,015)                -       (  100,000)
    Acquisition of domain name                                              (     79,000)                -                -
    Cash distributed by equity investment                                              -                 -          128,585
    Decrease in investment, at cost                                                2,575                 -                -
    (Increase) decrease in notes receivable                                            -             2,917       (   30,000)
                                                                            ------------    --------------     ------------
Total cash used by investing activities                                     (    415,167)     (    167,881)      (  244,132)
                                                                            ------------      ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds under bank line of credit                                         8,774,000         4,406,000       (2,962,000)
    Payments under bank line of credit                                      (  8,620,458)       (3,926,468)      (3,158,473)
    Repayment of notes payable                                              (    348,493)         (303,420)      (2,524,984)
    Proceeds from notes payable                                                        -            35,000        2,261,018
                                                                            ------------     -------------     ------------
Total cash (used) provided by financing activities                          (    194,951)          211,112       (  460,439)
                                                                            ------------     -------------     ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                         98,155            45,570           50,398
CASH AND CASH EQUIVALENTS - beginning of year                                    143,632            98,062           47,664
                                                                            ------------      ------------   --------------
CASH AND CASH EQUIVALENTS - end of year                                      $   241,787        $  143,632    $      98,062
                                                                             ===========        ==========    =============

SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
    Cash paid during the year for:
    Interest Expense                                                         $   106,779       $    76,467    $      47,915
                                                                             ===========       ===========    =============
    Income Taxes                                                             $   174,442        $  215,639    $      42,625
                                                                             ===========       ===========    =============

The  accompanying  notes are an integral  part of these  consolidated  financial statements.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998



NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Basis of Presentation
                  The accompanying financial statements include the accounts of National Paintball Supply Co., Inc. (the "Company"), incorporated under the laws of the State of South Carolina on November 14, 1989 and its wholly owned subsidiary, PaintballGames.com, incorporated under the laws of the state of South Carolina on June 19, 2000. All significant intercompany accounts and transactions have been eliminated in consolidation.

                  Line of Business
                  The Company is a wholesaler of equipment and supplies used in the paintball game industry. Sales are made to retailers throughout the United States, as well as Europe. The Company also operates retail stores in Greenville, South Carolina, Paramount, California, and Irving, Texas.

                  Use of Estimates
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Fair Value of Financial Instruments
                  The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of these instruments. The amounts shown for notes payable and line of credit approximate fair value since the interest rates are at fair market value.

                  Long-Lived Assets
                  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recovery of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

              NATIONAL PAINT BALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Stock-Based Compensation
                  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

                  Revenue Recognition
                  The Company recognizes revenue upon shipment of its products. Revenue includes shipping and handling charges to customers.

                  Cost of Sales
                  Cost of sales consists primarily of purchased products. Other costs include freight and shipping costs.

                  Earnings Per Share
                  SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

                  The computation of basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. During the periods presented, the Company had no potentially dilutive securities outstanding.

                  On October 12, 2000, the Company effected a 108.86 for 1 stock split. On January 31, 2001, the Company effected a 1 for 2.57 reverse split. The net effect of these splits was an effective
                  42.37 for 1 stock split. All shares and per share amounts have been retroactively restated to reflect this stock split.

                  Cash and Cash Equivalents
                  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Accounts Receivable
                  The  Company   provides  for  losses  and  future  returns  by
                  utilizing the reserve method. The balances in these reserves are determined by management and considered adequate.

                  Inventory
                  The Company's inventory is valued at the lower of cost or market, determined by the first-in, first-out method.

                  Property and Equipment
                  Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method. The estimated useful lives of the assets are as follows:

                     Leasehold improvements           39 years and life of lease
                     Automobiles                                         5 years
                     Furniture, Fixtures and Equipment              5 to 7 years

                  The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

                  Intangible Assets
                  Intangible assets consist of goodwill and domain names. Goodwill, which represents the excess of acquisition cost over the net assets acquired in a business combination, is amortized on the straight-line method over 15 years. Domain names are being amortized on a straight-line basis over a period of 10 years.

                  Should events or circumstances occur subsequent to the acquisition of intangibles which bring into question the realizable value or impairment of the related intangible asset, the Company will evaluate the remaining useful life and balance of the intangible asset and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular asset as measured by undiscounted current and expected future operating income of that specified group of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset as determined by discounted cash flows.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Investments
                  Investments in certain companies in which the Company owns a 20% or less interest are accounted for under the cost method. Investments in companies in which the Company has a 20% to 50% interest are carried at equity, adjusted for the Company's proportionate share of their undistributed earnings or losses. Advances and distributions are charged and credited directly to the investment account.

                  Income Taxes
                  Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

                  Advertising Costs
                  Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising, if any, are capitalized and amortized over the period during which future benefits are expected to be received. The Company had no direct-response advertising during the periods presented.

                  Concentration of Credit Risk
                  The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

                  Comprehensive Income
                  SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. At December 31, 2000, 1999and 1998, the Company had no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

                  Sales Incentives and Allowances
                  The Company provides sales incentives and allowances to certain of its customers, computed as a percentage of sales. These incentives and allowances are classified as a reduction of revenue at the time the related revenue is recognized.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Recent Accounting Pronouncements
                  SFAS No. 132, "Employers' Disclosures about Pension and Other Post Employment Benefits," was issued in February 1998 and specifies amended disclosure requirements regarding such obligations. SFAS No. 132 does not effect the Company as of December 31, 2000 and 1999.

                  In March 1998, Statement of Position No. 98-1 was issued, which specifies the appropriate accounting for costs incurred to develop or obtain computer software for internal use. The new pronouncement provides guidance on which costs would be capitalized, and over what period such costs should be amortized and what disclosures should be made regarding such costs. This pronouncement is effective for fiscal years beginning after December 15, 1998, but earlier application is acceptable. Previously capitalized costs will not be adjusted. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement, and therefore believes that adoption will not have a material effect on financial condition or operating results.

                  Emerging Issues Task Force (EITF) No. 00-10 and 00-14, were issued in 2000. These EITF's address the accounting for shipping and handling fees and certain sales incentives, respectively. The adoption of these pronouncements does not have a material effect on the financial statements.

NOTE 2 -      PROPERTY AND EQUIPMENT

                  Property and equipment is summarized as follows:
                                                                                                       December 31,
                                                                                             ------------------------------
                                                                                                  2000             1999
                                                                                             -------------    --------------
                  Leasehold improvements                                                       $   153,872     $     78,241
                  Automobiles                                                                      186,674          186,690
                  Furniture, fixtures and equipment                                                728,194          572,666
                                                                                              ------------     ------------
                                                                                                 1,068,740          837,597
                  Less:  accumulated depreciation
                   and amortization                                                                397,535          253,658
                                                                                              ------------     ------------
                                                                                               $   671,205      $   583,939
                                                                                               ===========      ===========

                    Depreciation and amortization expense for the years ended December 31, 2000, 1999 and 1998 was $176,398, $125,507 and
                    $128,836, respectively.


                    During 1999 the Company sold a motor home for cash proceeds of $50,508. The assets was fully depreciated and a gain has been recorded for the full amount of the proceeds.

                    During 1998, the Company sold equipment for cash proceeds of $11,000. The equipment had a book value of $5,710 and a gain of $5,290 has been recorded in the financial statements.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 3 -      NOTE RECEIVABLE

                  During 1998, the Company sold land for $10,000 cash and a note receivable in the amount of $30,000, for an aggregate selling price of $40,000, the book value. No gain or loss was recorded in the financial statements. The Company will receive 48 monthly installments of $500, including interest, commencing on January 15, 1999 and a balloon payment of $10,000 at January 15, 2003.

                  On February 6, 2001, the Company reacquired the land pursuant to default of the note receivable and foreclosure on the property. The balance of this note at December 31, 2000 is $27,083 and has been included in the financial statements as a non-current asset.

NOTE 4 -      ACQUISITIONS

                  On June 5, 1998, the Company acquired certain assets and liabilities of Powerball, Inc. The purchase price was $1,117,000, payable $100,000 in cash and the balance in two promissory notes totaling $1,017,000. The estimated fair value of assets acquired and liabilities assumed is as follows:

                     Inventory                                     $ 1,032,324
                     Fixed assets                                      211,631
                     Accounts payable                                (  95,664)
                     Loan payable                                     (181,291)
                     Goodwill                                          150,000
                                                                  -------------
                                                                   $ 1,117,000

                  On April 30, 2000, the Company acquired certain assets of Paintball Games of Dallas, Inc. ("PGD"). The purchase price was $696,847, comprised of a cash payment of $119,015, forgiveness of accounts receivable due the Company from PGD of $238,917, and a note payable of $338,915. The estimated fair value of assets acquired is as follows:

                     Inventory                                     $    363,845
                     Fixed assets                                        43,938
                     Goodwill                                           289,064
                                                                  -------------
                                                                    $   696,847

                  All acquisitions have been accounted for as purchases and the results of operations of the acquired businesses are included in the financial statements from the dates of acquisition. The following represents the unaudited pro forma results of operations as if the above-noted business combinations had occurred at the beginning of the respective year in which the companies were acquired, as well as at the beginning of the preceding year:

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 4 -      ACQUISITIONS (Continued)

                                                                      2000              1999              1998
                                                                ----------------  ---------------    --------------
                  Net sales                                         $ 26,583,272     $ 28,647,231        20,265,974
                  Net income                                              11,800          357,089           280,350
                  Earnings per share                                           -             0.06             0.05

                  The pro forma results do not represent the Company's actual operating results had the acquisitions been made at the beginning of 2000, 1999 and 1998, or the results which may be expected in the future.

                  On October 12, 2000, the Company entered into an agreement to acquire all of the issued and outstanding common stock of American Inflatables, Inc. through the issuance of approximately 1,667,575 shares of common stock. Inflatables is a publicly held company. The acquisition is subject to approval by Inflatables' shareholders. The acquisition is expected to be consummated in the year 2001 and will be accounted for as a purchase.

NOTE 5 -      INVENTORY

                  Inventories are summarized as follows:

                                                                                               December 31,
                                                                                    ------------------------------
                                                                                         2000            1999
                                                                                    -------------   ---------------
                     Guns                                                             $   415,880      $   539,337
                     Barrels                                                              336,520          331,932
                     Paint                                                                370,528          261,817
                     Parts and Accessories                                                674,546          530,800
                     Others                                                             1,163,745          791,257
                                                                                     ------------     ------------
                         Total                                                        $ 2,961,219       $2,455,143
                                                                                      ===========       ==========

                  The inventories are pledged as collateral for a line of credit with SouthTrust Bank (see Note 7).

NOTE 6 -      INTANGIBLES

                  Intangibles consist of the following at:

                                                                                                        December 31,
                                                                                             -------------------------------
                                                                                                  2000             1999
                                                                                             -------------    --------------
                  Goodwill                                                                      $  439,064       $  150,000
                  Domain name                                                                       79,000                -
                                                                                              ------------ ----------------
                                                                                                   518,064          150,000
                  Less:  accumulated amortization                                                   35,347           12,500
                                                                                              ------------      -----------
                                                                                                $  482,717       $  137,500
                                                                                                ==========       ==========


               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998


NOTE 6 -      INTANGIBLES (Continued)

                  Amortization expense for the years ending December 31, 2000, 1999 and 1998 was $22,847, $10,000 and $2,500, respectively.

NOTE 7 -      BANK LINE OF CREDIT

                  At December 31, 2000, the Company had a $1,400,000 line of credit with SouthTrust Bank. The line of credit is payable on May 16, 2001 with interest at prime rate payable on a monthly basis. The interest rates at December 31, 2000 and 1999 were 9.5% and 8.5%, respectively. The line of credit is secured by substantially all the Company's assets and personal guarantees of the Company's officers. At December 31, 2000 and 1999, borrowings due under this line of credit were $633,074 and $479,532, respectively.

NOTE 8 -      NOTES PAYABLE

                  The notes payable consisted of the following at December 31,:

                                                                                         2000                1999
                                                                                    --------------      ------------
                  (A)SouthTrust Bank, N.A.                                                  53,502      $    107,363
                  (B)Powerball, Inc.                                                       175,171           393,017
                  (C)Powerball, Inc.                                                       375,000           375,000
                  (D)Wachovia Bank of South Carolina                                        24,654            32,556
                  (E)    Paintball Games of Dallas, Inc.                                   270,031                 -
                                                                                    --------------      ------------
                                                                                           898,358           907,936
                  Less:  Current Portion                                                   337,786           279,320
                                                                                    --------------      ------------
                     Total Long-Term Notes Payable                                   $     560,572       $   628,616
                                                                                     =============       ===========

                  Following are maturities of Notes Payable:
                  December 31,
                   2001                                                                    337,786
                   2002                                                                    167,181
                   2003                                                                    393,391
                                                                                    --------------
                                                                                     $     898,358

(A) This represents a loan payable to SouthTrust Bank in the original amount of $160,000. The loan is due January 5, 2002 and is payable in 36 equal monthly installments of $5,006, including interest at 7.9% per annum. The note is secured by an unconditional guaranty from the officers of the Company.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 8 -      NOTES PAYABLE (Continued)

       (B) On September 28, 1998, the Company issued a promissory note payable to Powerball, Inc. and Matthew E. Brown, jointly, in the original amount of $642,000. The note is given pursuant to the Company's purchase of certain assets from the creditors. The note is due September 28, 2001 and is payable in 36 equal monthly installments of $20,118, including interest at 8% per annum. The Company has the right to prepay this note at any time in whole or in part without penalty.

       (C) On September 28, 1998, the Company issued a promissory note payable to Powerball, Inc. and Matthew E. Brown, jointly, in the original amount of $375,000. The note is given pursuant to the Company's purchase of certain assets from the creditors. The note is due September 28, 2002 and is payable in 12 equal monthly installments of $37,621 commencing October 28, 2001, including interest from September 28, 1999 at 8% per annum. In the event that common stock of the Company becomes publicly traded before this note is paid in full, the creditors may elect to receive common stock jointly in full or partial payment of this note provided that the creditors give the Company adequate notice in accordance with the agreement. Upon conversion, the creditors would receive that number of shares of common stock with a value that equals the amount of the debt converted, based on current fair value of the stock. The Company has the right to prepay this note at any time in whole or in part without penalty.

       (D) Promissory note payable, due August 10, 2003, and bearing interest at 7.99% per annum. The note is payable in monthly installments of $856, with all unpaid interest and principal due at maturity. The note is secured by the vehicle acquired with this loan.

       (E) On April 17, 2000, the Company issued a promissory note payable to Paintball Games of Dallas, Inc. and Power Paintball Products, Inc. jointly in the original amount of $338,915. The note is given pursuant to the Company's purchase of certain assets from the creditors. The note is due May 1, 2003 and is payable in 36 equal monthly installments of $10,543 commencing June 1, 2000, including interest from May 1, 2000 at 7.5% per annum. In the event that common stock of the Company becomes publicly traded before this note is paid in full, the creditors may elect to receive common stock jointly in full or partial payment of this note, provided that the creditors give the Company adequate notice in accordance with the agreement. Upon conversion, the creditors would receive that number of shares of common stock with a value that equals the amount of the debt converted, based on current fair value of the stock. The Company has the right to prepay this note at any time in whole or in part without penalty.

NOTE 9 -      PROFIT SHARING PLAN

                  The Company has a profit sharing plan that covers all eligible employees. Contributions to the plan are at the discretion of management. During 2000, 1999 and 1998, contributions to the plan charged to operations were $60,000, $70,000 and $50,000, respectively.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998


NOTE 10 -     ECONOMIC DEPENDENCY - MAJOR SUPPLIES

                  The Company purchases a substantial portion of its goods from four suppliers. During the years ended December 31, 2000 and 1999, purchases from these suppliers approximated 52% and 62%, respectively. During 1998, the Company purchased approximately 20% of its goods from one supplier. At December 31, 2000 and 1999, amounts due to these suppliers included in accounts payable were $1,893,681 and $1,335,765, respectively.

NOTE 11 -     RELATED PARTIES

                  Elite Skateboards ("Elite")
                  The Company owned a less than 20% interest in Elite, the balance of which is owned by an employee of National Paintball Supply, Inc. Elite rented retail sales space from the Company at $200 per month. The investment of $7,500 in Elite was accounted for under the cost method. During 2000, operations ceased, Elite was dissolved and the Company received a $2,575 cash distribution. The dissolution resulted in a loss on the investment of $4,925.

                  International Management Associates, Inc. (IMA)
                  IMA is owned directly or indirectly by the Company's stockholders. The Company purchases imported paintball products from IMA's wholly owned subsidiary - Genesis Trading Corporation (see below). In addition, the Company sponsors a race car owned by Genesis racing, a division of IMA. The Company pays expenses of the car in exchange for advertising. This arrangement is pursuant to a verbal agreement and can be cancelled by either party. For the years ended December 31, 2000, 1999 and 1998, advertising expense associated with the race car was $674,136, $343,765 and $308,898, respectively.
                  There were no balances due from/to IMA and its division at December 31, 2000 and 1999.

                  Genesis Trading Corporation (Genesis)
                  The Company purchases a certain style of an imported paintball gun from Genesis (a wholly owned subsidiary of IMA). For the years ended December 31, 2000, 1999 and 1998, purchases of paintball guns from Genesis was $491,150, $300,407 and $107,343, respectively.

                  National Sports Marketing, Inc. (NSM)
                  NSM is owned by the Company's majority shareholder. There were no transactions with NSM for the years ended December 31, 2000 and 1999, except for advances to NSM of $10,000 in 1999, and repayment of $9,000 from NSM in 2000.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998



NOTE 11 -     RELATED PARTIES (Continued)

                  NP Realty Company, Inc. (NPR)
                  The Company leases office and warehouse facilities in South Carolina from NPR (a company related by common ownership). The lease is classified as an operating lease and provides for minimum rentals of $160,000 per year ($800,000 total) through December 2004. Advances, primarily for the construction of office and warehouse facilities, were made in the amount of $257,280 for the year ended December 31, 1999 and included in "Due from Affiliates" on the Balance Sheet. At December 31, 2000, the balance due from NPR was $222,167.


                  Loans Receivable - Related parties
                  The Company has loans receivable from its majority shareholder and other employees. These advances are due on demand and bear no interest.

                  The amounts due from/to the affiliated companies above are summarized as follows:

                                                                                                   December 31,
                                                                                      -----------------------------------
                                                                                          2000                   1999
                                                                                      ------------           ------------
                  Due from IMA                                                    $              -        $             -
                  Due from NSM                                                               1,000                 10,000
                  Due from NPR                                                             222,167                257,280
                                                                                       -----------             ----------
                     Total due from affiliates                                          $  223,167              $ 267,280
                                                                                        ==========              =========

                  Due to Genesis                                                        $  141,643              $ 109,777
                                                                                        ==========              =========

                  The balances due from/to affiliates bear no interest and are due on demand.

NOTE 12 -     ECONOMIC DEPENDENCY - MAJOR CUSTOMER

                  The Company sells a substantial portion of its product to one customer. During 2000 and 1999, sales to the customer aggregated approximately $2,890,000 and $3,270,000, respectively. In 1998, sales to this customer were less than 10 percent of total sales. At December 31, 2000 and 1999, amounts due from this customer included in accounts receivable were $214,150 and $598,609, respectively.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 13 -     INCOME TAXES

              The components of the provision for income taxes are as   follows:


                                                                                      For the years ended
                                                                                          December 31,
                                                                   --------------------------------------------------------
                                                                         2000                 1999         1998
                                                                   ---------------      ----------------  ---------
                  Current tax expense (benefit)
                     U.S. federal                                    $    (11,642)     $   182,700        $  148,060
                     State and local                                      (   697)          36,500            25,596
                                                                     ------------      -----------      ------------
                  Total current                                           (12,339)         219,200           173,656

                  Deferred tax expense (income)
                     U.S. federal                                    $          -      $         -        $  (13,460)
                     State and local                                            -                -           ( 1,996)
                                                                     ------------      ------------     ------------
                  Total deferred                                                -                 -          (15,456)
                                                                     ------------      ------------     ------------


                  Total tax provision (benefit) from
                     continuing operations                           $    (12,339)     $   219,200       $   158,200
                                                                     ============      ===========       ===========

                  Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                                             2000             1999              1998
                                                                           --------         --------          --------
                  U.S. statutory rate                                          34%              34%               34%

                  Non-deductible item                                           1%               -                 -

                  State taxes on income,
                   net of federal tax benefit                                   5%               5%                5%
                                                                           ------           ------            ------

                  Effective tax rate                                           38%              39%               39%
                                                                           ======           ======            ======

NOTE 14 -     COMMITMENTS AND CONTINGENCIES

                 Operating Leases
                 The Company leases automobiles and other office equipment under operating leases expiring at various times between March 23, 2001 and October 5, 2003. Lease expense under these operating leases included in the income statement for the years ended December 31, 2000, 1999 and 1998, totaled $38,201, $34,247 and
                 $28,924, respectively.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998



NOTE 14 -     COMMITMENTS AND CONTINGENCIES (Continued)

                  As described in Note 11 above, the Company conducts its South Carolina operations in premises pursuant to a lease, through December 2004. Minimum rentals are $160,000 per year.

                  The Company maintains a California office and store on a month-to-month basis.

                  The Company also maintains facilities in Texas pursuant to a lease with a term from May 1, 2000 to April 30, 2003. The monthly rent is $5,471.

                  Rent expense for the year ended December 31, 2000, 1999 and 1998 was $276,063, $136,959 and $123,214, respectively.

                  Future minimum lease payments are as follows for the years ended December 31:

                     2001                           265,651
                     2002                           252,050
                     2003                           194,906
                     2004                           146,663
                                              --------------
                                              $     859,270

                  Purchase Commitment
                  During the year ended December 31, 1998, the Company entered into a three-year agreement with System Power Specialties, Inc. to provide one style of gun related to the paintball industry. Under this agreement, the Company is required to purchase at least 300 guns per month. The agreement allows for cancellation after the completion of the third year, and will be automatically extended for additional consecutive renewals of one year each, unless terminated or amended pursuant to the terms of this agreement. During 1999, the Company stopped purchasing these guns pursuant to System Power Specialties Inc.'s cessation of operations.

                  Employment Contract and Non-competition Agreements
                  On September 28, 1998, the Company entered into an employment contract with one of its key employees. The agreement provides for the employee to earn a minimum base salary of $75,000 adjusted annually for changes in consumer price index per year through September 28, 2001. Following the termination of employment, the employee agrees not to compete with the Company for a fair and reasonable period of time required for the protection of the interest of the Company and its officers, shareholders and other employees.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998



NOTE 14 -     COMMITMENTS AND CONTINGENCIES (Continued)

                  Employment Contract and Non-competition Agreements (continued) On April 17, 2000, the Company entered into an employment contract with one of its key employees. The agreement provides for the employee to earn a minimum base salary of $80,000 plus commission equal to 20% of net profit actually received by the Company on the sale of certain paintball guns. Following net the termination of employment, the employee agrees not to compete with the Company for a fair and reasonable period of time required for the protection of the interest of the Company and its officers, shareholders and other employees.

NOTE 15 -     ADVERTISING

                  Advertising costs incurred and recorded as expense in the income statement were $1,203,044, $865,870 and $458,033, for
                  the  years   ended   December   31,   2000,   1999  and  1998,
                  respectively.

NOTE 16 -     EQUITY INVESTEE

                  The Company owned 50% of the common stock of National Paintball Supply West, Inc. ("NPS West") and used the equity method to account for its investment. During 1998, NPS West was dissolved and the remaining assets consisting of cash and inventory were distributed.

                  Following is a summary of the results of operations of NPS West for the year ended December 31, 1998:

                  Net Sales                                        $  2,809,480
                                                                   ============
                  Gross Margin                                     $    397,464
                                                                   ============
                  Net Income                                       $    128,699
                                                                   ============


                    The Company received cash of $128,585 and inventory of $199,546 valued at cost, which was lower than market value. The Company's basis in the investment was $356,439, resulting in a loss of $28,308.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                           CONSOLIDATED BALANCE SHEET




                                                                                                 June 30,
       ASSETS                                                                                      2001
                                                                                              ---------------
Current assets                                                                                 (Unaudited)
    Cash and cash equivalents                                                                  $   293,090
    Accounts receivable                                                                          1,911,177
    Loans receivable - related parties and employees                                               138,367
    Inventory                                                                                    2,937,543
                                                                                               -----------
       Total current assets                                                                      5,280,177


Property and equipment, at cost, net of accumulated
   depreciation and amortization of $496,533                                                       640,518
Intangibles, net                                                                                   530,181
Due from affiliates                                                                                223,167
Other assets                                                                                        48,026
                                                                                               -----------
       TOTAL ASSETS                                                                            $ 6,722,069
                                                                                               ===========

           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Bank line of credit                                                                       $    904,318
    Accounts payable and accrued expenses                                                        3,734,459
    Due to affiliate                                                                               160,115
    Income taxes payable                                                                            66,938
    Notes payable - current portion                                                                463,818
                                                                                              ------------
       Total current liabilities                                                                 5,329,648

Notes Payable, less current portion                                                                232,415
                                                                                              ------------
       Total liabilities                                                                         5,562,063
                                                                                              ------------

Commitments and contingencies                                                                            -

Stockholders' equity
    Preferred Stock - no par value, authorized
       20,000,000 shares; -0- shares issued                                                              -
    Common Stock - $0.001 par value, authorized
       50,000,000 shares; 5,948,295 shares
       issued and outstanding                                                                        5,948
    Additional paid-in capital                                                                     216,485
    Retained earnings                                                                              937,573
                                                                                              ------------
       Total stockholders' equity                                                                1,160,006
                                                                                              ------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $ 6,722,069
                                                                                               ===========

The accompanying notes are an integral part of the consolidated financial statements.



               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                         CONSOLIDATED INCOME STATEMENTS
                        FOR THE SIX MONTHS ENDED JUNE 30,



                                                                                                2001               2000
                                                                                          ----------------   --------------
                                                                                          (Unaudited)           (Unaudited)

Net sales                                                                                    $  12,794,963     $ 14,734,953

Cost of sales                                                                                   10,403,851       11,839,866
                                                                                            --------------    -------------

Gross profit                                                                                     2,391,112        2,895,087

Selling, general and administrative expenses                                                     2,142,814        2,524,281
                                                                                            --------------    -------------

Income from operations                                                                             248,298          370,806

Interest expense, net                                                                              (64,608)         (48,412)

Other income                                                                                         1,000              402
                                                                                            --------------      ------------

Income before income taxes                                                                         184,690          322,796

Income taxes                                                                                        70,977          124,672
                                                                                            --------------      -----------

Net income                                                                                  $      113,713     $    198,124
                                                                                            ==============     ============


Net income per common share
    Basic and diluted                                                                       $         0.02     $       0.03
                                                                                            ==============     =============

Weighted average shares outstanding                                                               5,948,295       5,948,295


The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE SIX MONTHS ENDED JUNE 30,

                                                                                                   2001              2000
                                                                                              -------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                         (Unaudited)        (Unaudited)
    Net income                                                                                 $   113,713       $   198,124
    Adjustments to reconcile net income to
     net cash provided by operating activities
       Depreciation and amortization                                                               120,536           96,412
       Bad debt expense                                                                             42,882           72,789
       Loss on investment                                                                                -            4,925
    Changes in certain assets and liabilities:
       (Increase) in accounts receivable                                                          (502,786)        (438,336)
       (Increase) decrease in other receivables                                                   (101,041)          36,437
       Decrease in recoverable income taxes                                                          3,862                -
       Decrease (increase) in inventory                                                             23,676        (  54,721)
       Decrease in prepaid expenses                                                                 49,732           42,655
       (Increase) in other assets                                                                (  28,000)       (  20,000)
       Increase in accounts payable and accrued expenses                                           284,430          512,157
       Increase (decrease) in due to affiliate                                                      18,472         (109,777)
       Increase in income taxes payable                                                             66,938          124,400
                                                                                             -------------     ------------
Total cash provided by operating activities                                                         92,414          465,065
                                                                                             -------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash received from investment                                                                        -            2,575
    Purchase of fixed assets                                                                     (  41,230)        (155,047)
    Acquisition of domain name                                                                   (  69,000)               -
    Cash paid for acquisition                                                                            -         (119,015)
                                                                                        ------------------     ------------
Total cash used by investing activities                                                           (110,230)        (271,487)
                                                                                              ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds (payments) under bank line of credit                                              271,244          265,542
    Repayment of notes payable                                                                    (202,125)        (149,260)
                                                                                              ------------     ------------
Total cash provided by financing activities                                                         69,119          116,282
                                                                                            --------------     ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                           51,303          309,860

CASH AND CASH EQUIVALENTS - beginning of period                                                    241,787          143,632
                                                                                             -------------     ------------

CASH AND CASH EQUIVALENTS - June 30,                                                          $    293,090      $   453,492
                                                                                              ============      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the period for:
    Interest Expense                                                                        $       50,774    $      35,579
                                                                                            ==============    =============
    Income Taxes                                                                            $           -     $           -
                                                                                            ==============    =============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
    On February 6, 2001, the Company reacquired land pursuant to default of a note receivable valued at $27,083.

The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             JUNE 30, 2001 AND 2000



NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Basis of Presentation
                  The accompanying financial statements include the accounts of National Paintball Supply Co., Inc. (the "Company"), incorporated under the laws of the State of South Carolina on November 14, 1989 and its wholly owned subsidiary, PaintballGames.com, incorporated under the laws of the state of South Carolina on June 19, 2000. All significant intercompany accounts and transactions have been eliminated in consolidation.

                  Line of Business
                  The Company is a wholesaler of equipment and supplies used in the paintball game industry. Sales are made to retailers throughout the United States, as well as Europe. The Company also operates retail stores in Greenville, South Carolina, Paramount, California, and Irving, Texas.

                  Interim Financial Information
                  The accompanying unaudited interim financial statements have been prepared by the Company, in accordance with generally accepted accounting principles pursuant to Regulation S-K of the Securities and Exchanges Commission. Certain information and footnote disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Accordingly, these interim financial statements should be read in conjunction with the Company's audited financial statements and related notes as contained in this Form S-4 for the year ended December 31, 2000. In the opinion of management, the interim financial statements reflect all adjustments, including normal recurring adjustments, necessary for fair presentation of the interim periods presented. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of results of operations to be expected for the full year.

                  Revenue Recognition
                  The Company recognizes revenue upon shipment of its products. Revenue includes shipping and handling charges to customers.

NOTE 2 -      PROPERTY AND EQUIPMENT

                  Depreciation  and  amortization   expense  for  the  six-month
                  periods ended June 30, 2001 and 2000, was $92,500 and $88,202, respectively.

               NATIONAL PAINTBALL SUPPLY CO., INC. AND SUBISIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             JUNE 30, 2001 AND 2000



NOTE 3 -      NOTE RECEIVABLE

                  During 1998, the Company sold land for cash of $10,000 and a note receivable in the amount of $30,000. The Company was to receive 48 monthly installments of $500, including interest, commencing on January 15, 1999 and a balloon payment of $10,000 at January 15, 2003.

                  On February 6, 2001, the Company reacquired the land pursuant to default of the note receivable and foreclosure on the property.

NOTE 4 -      ACQUISITIONS

                  On April 30, 2000, the Company acquired certain assets of Paintball Games of Dallas, Inc. ("PGD"). The purchase price was $696,847, comprised of a cash payment of $119,015, forgiveness of accounts receivable due the Company from PGD of $238,917, and a note payable of $338,915. The estimated fair value of assets acquired is as follows:

                     Inventory                                 $    363,845
                     Fixed assets                                    43,938
                     Goodwill                                       289,064
                                                              -------------
                                                                $   696,847

NOTE 5 -      INTANGIBLES

                  Amortization expense for the six- month periods ended June 30, 2001 and 2000 was $28,036 and $8,212, respectively.

NOTE 6        RECENT ACCOUNTING PRONOUCEMENTS

               In July 2001 the FASB issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used to account for all business combinations entered into after June 30, 2001. SFAS 142 requires that goodwill and other intangible assets with indefinite lives be tested for impairment annually and not be subjected to amortization. The provisions of SFAS 142 will apply to us beginning January 1, 2002. The amortization of goodwill reduced our net income by $14,635 for the six months ended June 30, 2001. We have not quantified the impact of adopting other provisions of these standards.


NOTE 7 -       RELATED PARTIES

               During the six month period ended June 30, 2001, the Company advanced $100,000 to its majority shareholder. This advance is due on demand and bears no interest.

                          Independent Auditor's Report


Board of Directors and Stockholders
American Inflatables, Inc.
947 Newhall
Costa Mesa, CA  92627


We have audited the accompanying balance sheets of American Inflatables, Inc., as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Inflatables, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note K to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note K. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Siegel, Smith & Garber LLP
Solana Beach, California
April 25, 2001

                           AMERICAN INFLATABLES, INC.
                                  Balance Sheet
                           December 31, 2000 and 1999

                                     ASSETS
                                                                              2000                1999
                                                                              ----                ----
CURRENT ASSETS
         Cash                                                          $         3,900          $      900
         Inventory                                                              10,800              59,600
         Prepaid expenses                                                       50,400              53,300
                                                                       ---------------           ---------
                  Total current assets                                          65,100             114,100

FIXED ASSETS
         Display and promotional blimps, net                                    16,600              22,300
         Computers, furniture and office equipment, net                         36,900              34,000
         Leasehold improvements, net                                            57,000              51,600
                                                                       ---------------           ---------
              Total fixed assets                                               110,500             107,900

OTHER ASSETS
         Deposits                                                               13,400               7,000
                                                                       ---------------           ---------


         TOTAL ASSETS                                                  $       189,000             $229,000
                                                                       ===============             ========

                                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
         Notes payable                                                 $       330,000            $323,000
         Accounts payable                                                       77,700             113,300
         Accrued payroll liabilities                                           162,300             289,500
         Advances, officers                                                     43,600                   -
         Accrued liabilities                                                     6,100              48,700
                                                                       ----------------            -------
     Total current liabilities                                                 619,700             774,500

LONG TERM LIABILITIES

STOCKHOLDERS' EQUITY
         Common stock                                                           86,000              45,700
         Stock subscribed                                                     (250,000)                  -
         Additional paid in capital                                          3,154,100             213,300
         Accumulated deficit                                                (3,420,800)           (804,800)
                                                                       ---------------           ---------
     Total stockholders' equity                                               (430,700)           (545,800)
                                                                       ----------------          ---------

      TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY                                                        $       189,000            $229,000
                                                                       ===============            ========

See Accompanying Notes to the Financial Statements






                                                      AMERICAN INFLATABLES, INC.
                                                       Statement of Operations
                                         For the Years Ended December 31, 2000, 1999, and 1998



                                                      2000              1999           1998
                                               ----------------    ------------    ------------

Net sales                                          $1,478,300      $1,034,100        $450,400

Cost of sales                                         956,500         405,000         352,800
                                                   ----------      ----------       ---------

Gross profit                                          521,800         629,100          97,600


Selling expenses                                      736,700         356,600         137,400
Administrative expenses:
  Consulting fees                                   1,031,800               -               -
  Payroll costs                                       705,000         361,700          65,500
  Other                                               317,200         275,700          85,000
                                                   ----------        --------       ---------

Total expenses                                      2,790,700         994,000         287,900
                                                   ----------        --------       ---------

Loss from operations                               (2,268,900)       (364,900)       (190,300)

Interest expense                                      347,100          43,700          18,900
                                                  -----------       ---------       ---------

Net loss                                          ($2,616,000)     ($408,600)       ($209,200)
                                                  ===========      =========       ==========

Net loss per common share
  Basis and diluted                                     ($.42)         ($.09)           ($.07)
                                                  ===========      =========       ==========

Weighted average shares
  Outstanding                                       6,183,928      4,434,321        3,050,000
                                                  ===========      =========       ==========


The accompanying notes are an integral part of these financial statements.





                                                      AMERICAN INFLATABLES, INC.
                                             Statements of Stockholders' Equity (Deficit)
                                         For the years ended December 31, 2000, 1999 and 1998

                                             Common Stock           Additional
                                           ----------------          Paid In        Note          Accumulated
Description                               Shares     Amount          Capital      Receivable        Deficit         Total
----------------                        ---------  ----------     -------------  ------------   ---------------    --------
Balance, December 31, 1997              3,050,000   $30,500         ($30,500)                     ($187,000)      ($187,000)
Net loss                                                                                          ( 209,200)      ( 209,200)
                                        ---------   -------                                       ----------      ----------
Balance, December 31, 1998              3,050,000    30,500                                       ( 396,200)      ( 396,200)
Shares issued in reverse merger         1,000,421    10,000         ( 10,000)                             -
Shares issued for convertible debt        518,000     5,200          253,800                                        259,000
Net loss                                                                                           (408,600)      ( 408,600)
                                        ---------   -------        ---------                      ----------      ----------
Balance December 31, 1999               4,568,421    45,700          213,300                       (804,800)      ( 545,800)
                                        ---------   -------        ---------                      ----------      ----------

Shares issued for convertible debt        327,000     3,300          323,700                                         327,000
Shares issued for accrued salary        1,053,984    10,500          399,500                                         410,000
Shares issued in cancellation of debt     116,425     1,200           75,100                                          76,300
Shares issued for services                757,000     7,600          972,900                                         980,500
Shares and warrants issued for cash       350,000     3,500          246,500                                         250,000
Shares issued for exercise of warrants
      for Note receivable               1,000,000    10,000          240,000    ($250,000)                                 -
Shares issued for cash                    132,500     1,300          131,200                                         132,500
Shares issued for directors fees           50,000       500           76,200                                          76,700
Shares issued to officer for salary
      and Bonus                           120,000     1,200          101,800                                         103,000
Conversion benefit of convertible notes
         Payable                                                     330,000                                         330,000
Net loss                                                                                        (2,616,000)       (2,616,000)
Shares issued for cash                    119,468     1,200           43,800                                          45,000
                                       ----------  --------      -----------   -----------     -----------        ----------
December 31, 2000     Balance           8,594,798  $ 86,000      $ 3,154,100   $ (250,000)     $(3,420,800)        $(430,700)
                                       ==========  ========      ===========   ===========     ===========        ==========
See Accompanying Notes to the Financial Statements


                                                      AMERICAN INFLATABLES, INC.
                                                        Statement of Cash Flows
                                         For the Years Ended December 31, 2000, 1999 and 1998
                                                        -----------------------

                                                                          2000           1999               1998
                                                                          ----           ----               ----
Cash Flows From Operating Activities
         Net loss                                                    ($2,616,000)       ($408,600)        ($209,200)
         Adjustments to reconcile net loss
         to net cash used in operations:
           Depreciation                                                   23,800           20,300             8,000
           Stock issued for services                                   1,650,600                -                 -
           Conversion benefit of notes                                   330,000                -                 -
         Changes in operating assets and liabilities:
           Inventory                                                      48,800          (55,200)           (4,400)
           Prepaid expenses                                                2,900          (46,000)           (7,300)
           Deposits                                                       (6,400)               -                 -
           Accounts payable                                              (35,600)          84,700             9,200
           Payroll tax liability                                        (127,200)         257,600            21,200
           Accrued liabilities                                           (42,600)           9,400             2,500
                                                                      ----------        ---------         ---------
Net Cash Used In Operating Activities                                   (771,700)        (138,200)         (185,000)
                                                                      ----------        ---------         ---------
Cash Flows From Investing Activities
         Purchase of equipment                                           (13,600)         (21,400)          (27,500)
         Leasehold improvements                                          (12,800)            (800)          (60,700)
         Production of promotional blimps                                      -          (25,000)           (3,000)
                                                                      ----------        ---------          --------
Net Cash Used By Investing Activities                                    (26,400)         (47,200)          (91,200)
                                                                      ----------        ---------          --------
Cash Flows From Financing Activities
         Sale of common stock                                            427,500                -                 -
         Proceeds from loans                                             330,000          275,000           340,300
         Debt repayment                                                        -          (33,300)                -
         Advance from affiliate                                           43,600                -                 -
         Repayment of advance from affiliate                                   -          (62,700)          (62,500)
                                                                       ---------        ---------          --------
Net Cash Provided By Financing
         Activities                                                      801,100          179,000           277,800
                                                                       ---------        ---------          --------
Net Increase (decrease) in cash                                            3,000           (6,400)            1,600
Cash, beginning of year                                                      900            7,300             5,700
                                                                       ---------         --------           -------
Cash, end of year                                                         $3,900             $900            $7,300
                                                                       =========         ========           =======
Supplemental Information:
         Interest paid                                                         -                -                 -
         Taxes paid                                                            -                -                 -
Supplemental Non Cash Investing and Financing Activities:
         During 2000 the Company converted $300,000 of notes payable and $27,000 of accrued interest into 480,425 shares of common stock

See Accompanying Notes to the Financial Statements


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


Note A.  ORGANIZATION AND BASIS OF PRESENTATION

American Inflatables, Inc., (the Company") (a Delaware Corporation) provides, manufactures and markets alternative advertising products such as inflatable blimps and other custom inflatable products.

Prior to December 27, 1999 (the merger date) the Company operated as Can/Am Marketing Group, LLC. On the merger date, the Company completed a "reverse Merger" transaction with Globalock Corporation, which had no assets or liabilities, and changed its name to American Inflatables, Inc. At the merger date, Globalock had 1,000,421 shares outstanding and issued 3,050,000 shares in exchange for all of the interests in Can/Am. This "reverse merger" has been accounted for as a reorganization with no goodwill recorded. The Company's historical financial statements as of December 31, 1999 and for the year ended December 31, 1999 are those of Can/Am Marketing Group LLC.

Note B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents
Cash  and  cash  equivalents   include  all  cash  balances  and  highly  liquid
investments having original maturities of three months or less.

Accounts Receivable
The Company sells virtually all its products COD or prepaid. As of December 31, 2000 the accounts receivables totaled $3,700 and the Company had an allowance for doubtful accounts of $3,700 as well. During the year ended December 31, 2000 the bad debt expense was $3,700. There were no accounts receivable or allowance for doubtful accounts at December 31 1999.

Inventory
Raw materials are valued at the lower of cost (first in first out) or market. Work-in-process, consisting of labor, materials, and overhead on partially completed projects, are recorded at cost but not in excess of net realizable value. The Company produces its products to specific customer orders and therefore does not have an inventory of finished goods.

Property Plant and Equipment
Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three years for computer software to seven years for equipment. Leasehold improvements are amortized on a straight-line basis over ten years.

Revenue and Expense Recognition
Revenue from product sales is generated primarily from the manufacturing and selling of advertising products, which consist of inflatable blimps and other custom inflatables. The period of time from initial order to final shipment of the product typically ranges from seven to ten days. Revenue is recognized when the product is shipped by the Company to the client, and includes shipping costs billed to the customer. Shipping and handling costs incurred by the Company are included in cost of sales.
 .

Advertising
The Company follows the policy of charging the costs of advertising to expense as incurred. The Company's significant advertising expenses are tradeshow costs. The Company has produced several products for display at trade shows. These products are not for sale and the Company depreciates the tradeshow blimps over their estimated lives of 60 months.

Income Taxes
The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No.109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the financial statement carrying amounts and the tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss ("NOL") as of December 31, 2000 of approximately $2,500,000 for federal and state purposes. This NOL will begin to expire in the year 2015 if not previously utilized.

Estimates
The preparation of these financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during each period. Actual results could differ from those estimates.

Basic and Diluted Net Loss per Share
Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for each period presented. Basic net loss is based upon weighted average number of common shares outstanding during each period. Diluted loss per share is based on the assumption that all dilutive convertible debt and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Warrants to purchase 1,320,000 common shares at $.25 per share outstanding as of December 31, 2000 are not dilutive and therefore not considered in determining loss per share.

Comprehensive Income
The Company adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive loss and its components in the financial statements. To date, the Company's comprehensive loss equals its net loss.

Reportable Operating Segments
SFAS 131, Segment Information, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance. The Company currently operates in a single reportable operating segment.

Accounting for Stock-Based Compensation
Statement of Financial Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No.123) prescribes a fair value method of accounting for stock based compensation plans and for transactions in which stock options or other equity instruments are exchanged for goods or services. The Company adopted this accounting standard at inception. Accordingly, the fair value of the equity instruments issued is used to account for the payment of services rendered. Also, in accordance with SFAS No. 123, the Company has footnote disclosure with respect to stock-based non-employee compensation. The cost of stock based compensation is measured at the grant date on the value of the award and recognizes this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

New Accounting Pronouncements
In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company will be required to adopt SAB 101 by the fourth quarter of fiscal 2001. The Company adopted the revenue the revenue recognition practices to conform to SAB 101. The adoption of SAB 101 has not had a material effect on the Company's financial position or results of operations.

Note C.    INVENTORY

Inventories as of December 31, 2000 and 1999 by major classification, were as follows:

                                          2000                      1999
                                        --------                  --------
         Finished Goods                 $    -0-                  $ 25,700
         Work-in-Process                     -0-                     5,400
         Raw Materials                    10,800                    28,500
                                       ---------                  --------
                                        $ 10,800                  $ 59,600
                                       =========                  ========

Inventory is valued using the first in first out (FIFO) lower cost or market method.


Note D.  PREPAID EXPENSES

The Company markets its products by attending trade shows. To secure strategic locations and favorable rates a deposit is required to be placed in excess of nine months prior to the show. Accordingly, the Company has $50,400 and $49,500 in trade show deposits as of December 31,2000 and 1999 respectively, which are classified as prepaid expenses. These amounts are expensed in the period of the trade show.


Note E.  PROPERTY, PLANT, AND EQUIPMENT


                                               2000                     1999
                                               ----                     ----
         Machinery                         $  29,600                 $  20,200
         Leasehold improvements               74,300                    61,500
         Computer and software                19,500                    17,300
         Furniture and fixtures               10,500                     8,500
         Trade show blimps                    28,700                    28,700
                                           ---------                 ---------
                                             162,600                   136,200
         Less accumulated depreciation        52,100                    28,300
                                           ---------                 ---------
                                             110,500                 $ 107,900
                                           =========                 =========

Depreciation and amortization expense for the years ended December 31, 2000 and 1999 $23,700 and $20,300, respectively.

Note F.   NOTES PAYABLE

Notes payable consisted of:

                                        2000            1999
                                     ---------       ---------
        Short Term Note             $ 330,000         $ 23,000
        Convertible  Notes                -0-          300,000
                                    ---------        ---------
                                    $ 330,000        $ 323,000
                                    =========        =========

The note, at December 31, 2000, matures in May 2000 and bears 10% interest annually. The note is secured by the assets of the Company as well as a personal guarantee by the Company's CEO. The note also includes warrants to purchase common stock of the Company as described in Note J. As of December 31, 2000 accrued interest totaled $1,700.

The convertible notes payable outstanding at December 31, 1999 were payable on demand. The notes provided that the principal amount due, and accrued interest thereon, could be converted, at the option of the note holders, into shares of the Company's common stock at $1.00 per share. During 2000, the note holders elected to convert the principal and accrued interest of $27,000 into 327,000 shares of the Company's common stock.

The note payable of $23,000 at December 31, 1999 provided for interest at 6% per year and was without collateral. The note was due and was paid in 2000.


Note G.  INCOME TAXES

Income tax expense of $800 represents the minimum California franchise tax for the year ended December 31, 2000. The deferred income taxes consisted of the following as of December 31, 2000.

                                                           2000
                                                         ----------
         Deferred tax asset:
                  Net operating loss                     $  378,400
                  Total deferred tax asset               $  378,400
                  Less: Valuation allowance              $ (378,400)
                                                         ----------
                  Net                                    $       -0-
         Change in valuation allowance                   $  378,400

Deferred tax assets reflect the Company's net operating loss for the years ended December 31, 2000. A valuation allowance has been provided against this deferred tax asset as it is more likely than not that the deferred tax asset will not be realized.

Since the Company operated as Can Am Marketing LLC, a limited liability company prior to 2000, and LLC's are taxed as partnerships deferred taxes are not applicable.

Note H.  COMMON STOCK

The Company has 100,000 authorized shares of $0.001 par value preferred shares. As of December 31, 2000 and 1999 there were no shares issued and outstanding.

The Company has authorized 20,000,000 shares of $0.01 par value common stock. As of December 31, 2000 and 1999 there were 8,594,798 and 4,568,421 shares issued and outstanding, respectively.

In December 1999, the holders of the Company's convertible notes payable elected to convert the notes into shares of the Company's common stock. The notes provided for conversion at $.50 per share. The Company issued 518,000 shares upon conversion of the convertible notes outstanding with total principal balance of $259,000. The conversions were in accordance with the terms of the convertible note agreements.

During the year ended December 31, 2000 the Company issued shares of its common stock to officers, directors and consultants in payment of compensation, fees and services rendered. The shares issued have been recorded at their fair market value at the date of issue and the related expenses have been amortized over the periods the services are provided. There are no vesting or other restrictions placed on these shares by the Company. Fair market value was determined by using the amount of the fee for services and comparing this to the closing bid price of the Company's shares on the date of the transactions for issuances pursuant to Form S-8 Registrations Statements. Fair market value for other issuances was determined by comparing the amount of accrued and unpaid salary and directors fees or the fee for services to closing bid prices, recent sales of restricted stock by the Company, and a comparison of sales prices and closings bid prices for sales of stock to others.

Shares issued to officers, directors, and consultants during the year ended December 31, 2000 follows.


       Description             Number of Shares   Value Per Share      Value
       -----------             ----------------   ---------------      -----
    Officer and director                 70,000     $ .375(1)        $103,000
    Officer and director                 50,000      1.534(1)          76,700
    Director                             50,000      1.534(1)          76,700
    Officer and director              1,053,984       .389(1)         410,000
    Investor relations services         175,000      1.00 (3)         175,000
    Merger and acquisition
    Services                            400,000      1.75(2)          700,000
    Legal services                       30,000      1.20(2)           36,000
    Accounting services                  15,000      1.20(2)           18,000
    Accounting services                  37,000       .678(3)          25,100
    Financial consulting services       100,000       .200(3)          26,000

    (1)  Closing bid price on date issued
    (2)  Closing bid price on date issued, subject to Registration on Form S-8
    (3) Restricted shares issued to settle amount agreed upon for services rendered


The total value of these shares was charged to expense during the year ended December 31, 2000.

During the year ended December 31, 2000 the Company sold in a private placement 350,000 shares of its common stock and warrants to purchase one million shares of it common stock at $.25 per share. The proceeds of this transaction were $250,000. The warrant holders exercised the warrants during 2000. The Company received notes receivable totaling $250,000 in payment for the 1 million shares of its common stock. The notes bear interest at 8% and are due in 2003. The shares issued for these notes are the sole collateral for these notes. The Company has classified these notes receivable as a reduction of shareholders' equity.

Note I.   RELATED PARTY TRANSACTIONS

The officers and directors of the Company are involved in other business activities and may, in the future become involved in additional business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

As of December 31, 2000 the Company owed the Company's CEO $43,600. The CEO advanced these funds throughout the year to meet working capital needs of the Company. These advances are due on demand and are unsecured. Additionally, the Company has not accrued interest on these advances as the Company's CEO has waived any demand for such interest.

The Chief Executive Officer personally guarantees the lease on the Company's facility as well as the $330,000 short-term note payable, (Note F).

During the year ended December 31, 2000 the Company issued shares of its common stock to its officers and directors as compensation, (See Note H).


Note J.   WARRANTS AND OPTIONS

In connection with the $330,000 short-term note payable, Note F, the Company issued warrants to purchase 1,320,000 shares of its common stock at $0.25 a share. The warrants may be exercised in whole or part at any time and expire December 31, 2003.

In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Company determined the value of these warrants using The Black-Scholes Option Model, which values warrants based on the stock price at the warrant issue date, the life of the warrant, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the warrant. The assumptions used in the Black-Scholes model were as follows for these warrants.

         Risk-free interest rate                                5.42%
         Expected volatility of common stock                    1.721
         Dividend yield                                           -0-
         Expected life of warrants                            3 years

The resulting value of the warrants was greater than the total proceeds, and therefore the warrants are recorded at face value of the related notes payable. As the warrants can be exercised immediately, the resulting debt discount of $330,000 has been recorded as interest expense during the year ended December 31, 2000.

Note K.  GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has sustained significant losses and has negative working capital. Without the realization of additional capital, it may be unlikely for the Company to continue as a going concern.

The Company's plan for survival is based upon several factors including the continued increase in revenue, which has occurred over the last two years. Management believes however that it will achieve breakeven by the end of 2001. The Company's large 2000 loss is partially the result of non-cash expenses satisfied through the issuance of shares of its common stock. Further, the Company has generated working capital through sales of its common stock.

In October 2000 the Company agreed to be acquired by National Paintball Supply Co., Inc., ("National"). If the acquisition is completed, the Company will become a wholly owned subsidiary of National and therefore will not depend upon its own operations to continue.

If the acquisition does not occur, the Company believes it will be able to raise sufficient capital through borrowings and/or the sale of equity securities to meet its obligations until profitable operations are achieved.


Note L.  COMMITMENTS & CONTINGENCIES

The Company's sales to the automobile industry exceed 50% of the Company's total sales. An economic downturn to the auto industry could seriously impact Company sales.


Note M.  LEASES

The Company leases a combination of offices and production facility in Costa Mesa, California totaling 10,000 square feet. The lease is accounted for as an operating lease, under the terms of a one-year lease with ten one-year consecutive renewal options and is personally guaranteed by the Company's Chief Executive Officer. Rent expense was $79,800, $77,400 and $51,600 in the years ended December 31, 2000, 1999 and 1998, respectively.


                           AMERICAN INFLATABLES, INC.
                                  BALANCE SHEET

                                                                                 June 30,              December 31,
                                                                                   2001                    2000
                                                                                   ----                    ----
                                                                                (UNAUDITED)

                                ASSETS
Current assets:
     Cash ................................................................     $      -0-             $    3,900
     Accounts Receivable..................................................         10,200                    -0-
     Inventory............................................................         10,800                 10,800
     Prepaid expenses and other current assets............................         90,300                 50,400
                                                                                   ------                 ------
        Total current assets..............................................        111,300                 65,100

Fixed assets
     Display and promotional blimps, net..................................         16,600                 16,600
     Computers, furniture and office equipment, net.......................         32,000                 36,900
     Leasehold improvements, net..........................................         53,900                 57,000
                                                                                   ------                 ------
        Total fixed assets................................................        102,500                110,500

Deposits..................................................................         15,400                 13,400
                                                                                   ------                 ------
        Total assets......................................................     $  229,200             $  189,000
                                                                               ==========             ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Overdraft............................................................         $6,100               $    -0-
     Notes payable........................................................        330,000                330,000
     Accounts payable.....................................................         83,100                 77,700
     Accrued payroll liabilities..........................................        171,700                162,300
     Accrued liabilities..................................................         81,200                  6,100
     Due to related party.................................................         43,600                 43,600
                                                                                   ------                 ------
        Total current liabilities.........................................        715,700                619,700

Stockholders' equity
     Common stock.........................................................         86,000                 86,000
     Additional paid in capital...........................................      3,154,100              3,154,100
     Note receivable......................................................       (250,000)              (250,000)
     Accumulated deficit..................................................     (3,476,600)            (3,420,800)
                                                                              -----------            -----------
        Total stockholders' equity (deficit)..............................       (486,500)              (430,700)
                                                                                ---------              ---------
        Total liabilities and
          stockholders' (deficit) equity..................................   $    229,200             $  189,000
                                                                             ============             ==========

See accompanying notes to financial statements


                                                      AMERICAN INFLATABLES, INC.
                                              STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                             FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                                                              (Unaudited)



                                 Common Stock              Additional
                                                             Paid-In                Note
                          Shares              Amount         Capital             Receivable             Deficit             Total
------------------------------------------------------------------------------------------------------------------------------------


Balance,
    December 31,
    2000                   8,594,798          $86,000        $3,154,100           $(250,000)          $(3,420,800)        $(430,700)

Net loss                   _________         ________         _________            _________              (55,800)          (55,800)
                                                                                                          --------        ----------

Balance,
    June 30,
    2001                   8,594,798          $86,000        $3,154,100           $(250,000)          $(3,476,600)        $(486,500)
                           =========          =======        ==========           ==========          ============        ==========








See accompanying notes to financial statements






                                                      AMERICAN INFLATABLES, INC.
                                                       STATEMENTS OF OPERATIONS
                                               FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                                                           (UNAUDITED)

                                                     2001             2000
                                                --------------   --------------


Revenues.........................................$   902,400      $   853,200
     Cost of goods sold..........................    470,700          467,000
                                                  ----------       ----------
Gross profit.....................................    431,700          386,200
                                                  ----------       ----------
Administrative expenses
     Depreciation and amortization...............      8,000           13,600
     Legal, accounting and consulting............     61,100        1,882,500
     Office expense..............................     92,400          139,500
     Salaries and payroll expenses...............     78,400          283,300
     Marketing...................................    114,700          160,600
     Travel & entertainment......................    116,400           68,700
                                                  ----------       ----------
          Total..................................    471,000        2,547,200
                                                  ----------       ----------
     Loss from operations                            (39,300)      (2,162,000)
     Interest expense                                 16,500           12,900
                                                    --------        ----------
              Net loss ..........................$   (55,800)      (2,174,900)
                                                   =========       ==========
     Loss per share..............................$     (0.01)       $   (0.41)
                                                  ==========       ==========
     Weighted average shares.....................  8,594,798        5,200,000
                                                  ==========       ==========



                   See accompanying notes to financial statements






                           AMERICAN INFLATABLES, INC.
                            STATEMENTS of CASH FLOWS
                      For The Six Month Periods Ended June 30,

                                                     2001           2000
                                                --------------   --------------
                                                 (UNAUDITED)       (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES


Net Income (Loss)............................... $  (55,800)     $(2,174,900)
Adjustments to Reconcile
Net Income (Loss) to Net Cash Provided
 By (Used In) Operating Activities
Stock issued for services.......................        -0-        1,122,700
Depreciation and amortization...................      8,000           13,600
 (Increase) Decrease in:
 Accounts receivable............................    (10,200)            -0-
Prepaid expense and other assets................    (39,900)        (104,700)
Inventory.......................................       -0-           (28,000)
Deposits........................................     (2,000)            -0-
Increase (Decrease) in:
 Accounts payable...............................      5,400          (20,400)
 Accrued expenses...............................     84,500          922,800
                                                  -----------      -----------
NET CASH USED IN OPERATING ACTIVITIES...........    (10,000)        (268,900)
                                               --------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment/leaseholds................       -0-            (4,800)
Advances to/from related party..................       -0-            (4,000)
                                                 -----------      -----------
NET CASH USED IN INVESTMENT ACTIVITIES..........       -0-            (8,800)



                                               -----------      -----------
CASH FLOW FROM FINANCING ACTIVITIES
Issuance of common stock........................       -0-           315,000
Repayment of debt...............................       -0-           (13,000)
Book overdraft..................................     6,100
                                                 -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.......     6,100           302,000
                                                 -----------      -----------
NET INCREASE (DECREASE) IN CASH.................     (3,900)          24,300
CASH AT BEGINNING OF PERIOD.....................      3,900              900
                                                 -----------      -----------
CASH AT END OF PERIOD........................... $        0       $   25,200
                                                 ===========      ===========


                  See accompanying notes to financial statements



                    Notes to Financial Statements (Unaudited)


Note A.   BASIS OF PRESENTATION

The unaudited financial statements of American Inflatables, Inc. at June 30, 2001 and for the six month periods ended June 30, 2001 and 2000 have been prepared by the Company in accordance with generally accepted accounting principles pursuant to Regulation SK of the Securities and Exchange Commission. Certain information and footnote disclosures required by generally accepted accounting principles have been condensed or omitted. However, in the opinion of management, all adjustments necessary, including normal recurring adjustments, for the financial statements not to be misleading have been made. These interim statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2000 included in this Form S-4.

Note B.  NOTES PAYABLE


The note payable of $330,000 and accrued interest thereon of $16,500 was due in May 2001. The note and accrued interest has not been paid and is in default. The holder of this note has demanded payment.

PART-II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director.
                     Section 33-8-510. Authority to Indemnify.
                     (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:
             (1) he conducted himself in good faith; and (2) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and
             (ii) in all other cases, that his conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
                     (b) A  director's  conduct  with  respect  to  an  employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).
                     (c) The  termination  of a proceeding  by judgment,  order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.
                     (d) A corporation  may not indemnify a director  under this section: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.
                      (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.
                     Section 33-8-520. Mandatory Indemnification. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
                     Section 33-8-530. Advance for Expenses. (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 33-8-510; (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this subchapter.
                     (b) The undertaking  required by subsection  (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
                     (c) Determinations and authorizations of payments under this section must be made in the manner specified in Section 33-8-550.
                     Section 33-8-540. Court-Ordered Indemnification. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines: (1) the director is entitled to mandatory indemnification under Section 33-8-520, in which case the court also shall order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 33-8-510 or was adjudged liable as described in
             Section 33-8-510 (d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.
                     Section 33-8-550. Determination and Authorization of Indemnification. (a) A corporation may not indemnify a director under Section 33-8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 33-8-510.
                     (b) The  determination  must be made:  (1) by the  board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;
             (3) by special legal counsel: (i) selected by the board of directors or its committee in the manner prescribed in item (1) or
             (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
                     (c) Authorization of  indemnification  and evaluation as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to the reasonableness of expenses must be made by those entitled under subsection (b)(3) to select counsel.
                     Section 33-8-560. Indemnification of officers, employees, and agents. Unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subchapter to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
                     Section 33-8-570. Insurance. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under
             Section 33-8-510 or 33-8-520.

         Paintball's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Paintball has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Paintball and each director.

         Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Paintball's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state:
         "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

ITEM 21: EXHIBITS

         (A)  LISTING OF EXHIBITS
Exhibit


2.1 Agreement and Plan of Reorganization entered into as of October 12, 2000 by and between Paintball and Inflatables, as amended: Included as Annex A to the proxy statement/prospectus.
3.1  Articles of Incorporation of Paintball *
3.2  Bylaws of Paintball. *
4.1  Specimen Paintball Common Stock certificate. *
5.1 Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Paintball.
8.1  Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding tax matters.
10.1 Paintball Profit Sharing Plan*
10.2 Letter Agreement between Paintball and Greg Mulholland
21.1 Subsidiaries of the Registrant: National Paint Ball Supply West, Inc.*
23.1 Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
23.2 Consent of Siegel Smith & Garber, LLP
23.3 Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1 and 8.1.
24.1 The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
99.1 Form of Proxy *


* Previously filed

       (b)     Certain additional financial statements. Not applicable.

       (c)     Not applicable.

ITEM 22:  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment #3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on October 1, 2001.


                                      National Paintball Supply Co., Inc.


                                      By:      /s/ William R. Fairbanks
                                          -----------------------------------
                                          William R. Fairbanks, President

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                                    Title                                                     Date


/s/   William R. Fairbanks       Chairman of the Board and CEO                                  October 1, 2001
----------------------------
William R. Fairbanks             (Principal Executive Officer)


/s/ Douglas L. Brown      *      Director                                                       October 1, 2001
----------------------------
Douglas L. Brown


/s/  Alicia Maddox        *      Accounting Manager                                             October 1, 2001
----------------------------
Alicia Maddox                   (Principal Accounting and Financial Officer)



* Pursuant to Power of Attorney set forth in the initial filing of the Registration Statement

EXHIBIT INDEX


2.1 Agreement and Plan of Reorganization entered into as of October 12, 2000 by and between Paintball and Inflatables, as amended: Included as Annex A to the proxy statement/prospectus.
3.1  Articles of Incorporation of Paintball*
3.2  Bylaws of Paintball. *
4.1  Specimen Paintball Common Stock certificate. *
5.1 Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Paintball.
8.1  Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding tax matters.
10.1 Paintball Profit Sharing Plan *
10.2 Letter Agreement between Paintball and Greg Mulholland
21.1 Subsidiaries of the Registrant: National Paint Ball Supply West, Inc.*
23.1 Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
23.2 Consent of Siegel Smith & Garber, LLP
23.3 Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1 and 8.1.
24.1 The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
99.1 Form of Proxy *


* Previously filed.